Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274574

noco-noco Inc.

Up to 33,000,000 Ordinary Shares

This prospectus relates to the offer and sale from time to time of up to 33,000,000 ordinary shares, par value US$0.0001, per share (“Ordinary Shares”) of noco-noco Inc., an exempted company with limited liability incorporated under the laws of Cayman Islands (the “Company”), by Arena Business Solutions Global SPC II, Ltd, an exempted company with limited liability incorporated under the laws of Cayman Islands (“Arena” or the “Selling Securityholder”), pursuant to a purchase agreement dated as of August 14, 2023, by and between us and Arena, as amended on September 18, 2023 (together, the “Purchase Agreement”). The shares included in this prospectus consist of (i) Ordinary Shares that we may, in our sole discretion, elect to issue and sell to Arena, from time to time after the date of this prospectus, pursuant to (and limited by the terms of) the Purchase Agreement and (ii) additional Ordinary Shares which, in our sole discretion, may be issuable as a commitment fee in lieu of a cash payment in accordance with the terms of the Purchase Agreement. See “The Purchase Agreement” for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding Arena. Sales of our Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely and exclusively at our option, and we are under no obligation to sell any securities to Arena under the Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sales of our Ordinary Shares by the Selling Securityholder. However, we may receive up to US$150,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of our Ordinary Shares we may elect to make to Arena pursuant to the Purchase Agreement after the date of this prospectus.

Our Ordinary Shares and Warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “NCNC” and “NCNCW,” respectively. On October 2, 2023, the last reported sales price of our Ordinary Shares was US$1.11 per share. The Ordinary Shares have recently experienced wide fluctuations in price and trading volume. From August 28, 2023 to October 2, 2023, the closing price of Ordinary Shares on Nasdaq ranged from as low as US$0.92 to as high as US$2.60 and daily trading volume ranged from approximately 223,719 to 49,335,320 shares. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price changes or trading volume. See “Risk Factors—Risks Related to Ownership of Our Securities—The market price and trading volume of our Securities may be volatile and could decline significantly” and the other risk factors in the section titled “Risk Factors.”

Arena may sell or otherwise dispose of our Ordinary Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how Arena may sell or otherwise dispose of our Ordinary Shares pursuant to this prospectus.

Arena is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering under the Securities Act the offer and sale of our Ordinary Shares to which this prospectus relates by the Selling Securityholder, including legal and accounting fees. See “Plan of Distribution.”

We are an “emerging growth company” and a “foreign private issuer,” each as defined under the U.S. federal securities laws and a “controlled company” as defined under the Nasdaq Stock Market Rules and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Summary of the Prospectus—Emerging Growth Company,” “Summary of the Prospectus—Foreign Private Issuer,” and “Summary of the Prospectus—Controlled Company,” respectively.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

None of the U.S. Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”) whereby the Selling Securityholder may, from time to time, sell the Ordinary Shares described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholder of the Ordinary Shares described in this prospectus, however we may receive proceeds from the sale of Ordinary Shares to the Selling Securityholder pursuant to the Purchase Agreement. See the section titled “Use of Proceeds” in this prospectus.

Neither we nor the Selling Securityholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part (the “Registration Statement”), and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET PRICE INFORMATION

Our Ordinary Shares and Warrants are currently listed on Nasdaq under the symbols “NCNC” and “NCNCW,” respectively. On October 2, 2023, the closing price for each Ordinary Shares and Warrants were US$1.11 and US$0.03, respectively. The market prices of our Ordinary Shares and Warrants could vary at any time.

FREQUENTLY USED TERMS

In this prospectus, unless the context otherwise requires, the “Company,” “noco-noco” and references to “we,” “us,” or similar such references should be understood to be references to noco-noco Inc. and its subsidiaries. When this document refers to “noco-noco” “we,” “us,” or similar such references in the context of discussing noco-noco’s business or other affairs prior to the consummation of the Business Combination on August 25, 2023, it refers to the business of noco-noco Pte. Ltd. and its subsidiaries. Following the date of consummation of the Business Combination, references to “noco-noco,” “we,” “us,” or similar such references should be understood to refer to noco-noco Inc. and its subsidiaries. References to “PNAC” should be understood to refer to Prime Number Acquisition I Corp.

Certain amounts and percentages that appear in this document may not sum due to rounding. Unless otherwise stated or unless the context otherwise requires, in this document:

“3DOM Alliance” means 3DOM Alliance Inc., a company incorporated under the laws of Japan, which is the majority shareholder of noco-noco;

“ACCUs” means Australian Carbon Credit Units, the national carbon credits issued by Australian regulators which can be obtained through establishing ERF projects;

“Amended PubCo Charter” refers to the amended and restated memorandum and articles of association of PubCo, adopted special resolution of PubCo passed on 18 August 2023;

“Arena” refers to Arena Business Solutions Global SPC II, Ltd, an exempted company limited by shares incorporated under the laws of the Cayman Islands, on Behalf of and for the account of Segregated Portfolio #9 – SPC #9;

“BEV” means battery electric vehicles, vehicles that exclusively use chemical energy stored in rechargeable battery packs; and “EV” means electric vehicles;

“Beneficial Ownership Limitation” means the limitation set out in the Purchase Agreement whereby the Company shall not issue or sell, and Arena Business Solutions Global SPC II, Ltd shall not purchase or acquire, any of our Ordinary Shares which, when aggregated with all other Ordinary Shares then beneficially owned by Arena Business Solutions Global SPC II, Ltd and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Arena Business Solutions Global SPC II, Ltd of more than 4.99% of the then outstanding Ordinary Shares.

“Business Combination” means the transactions contemplated by the Business Combination Agreement;

“Business Combination Agreement” means the business combination agreement, dated December 29, 2022 (as may be amended, supplemented, or otherwise modified from time to time), by and among PubCo, PNAC, Merger Sub, New SubCo, noco-noco and certain shareholders of noco-noco;

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

“Closing” means the closing of the Business Combination;

“Closing Date” means the date of the Closing;

“ERF” means Emissions Reduction Fund, one of the schemes regulated by the CER;

“ESS” means energy storage system, a device or group of devices assembled together, capable of storing energy in order to supply electrical energy at a later time;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012; “LOI” means letter of intent;

“Merger” means the merger between PNAC and Merger Sub, with PNAC being the surviving company and a wholly-owned subsidiary of PubCo;

“Merger Closing” means the closing of the Merger;

“Merger Effective Time” means the effective time of the Merger, being the time of the Certificate of Merger (as defined in the Business Combination Agreement) being accepted by the Secretary of State of the State of Delaware, or such later time as may be specified in the Certificate of Merger;

“Merger Sub” means Prime Number Merger Sub Inc., a Delaware corporation; “MOU” means memorandum of understanding;

“Nasdaq” means the Nasdaq Capital Market;

“New SubCo” means Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares;

“noco-noco” means prior to the Closing, NOCO-NOCO PTE. LTD., a Singapore private company limited by shares, or as the context requires, NOCO-NOCO PTE. LTD. and its subsidiaries and consolidated affiliated entities; upon and following the Closing, noco-noco Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands, or as the context requires, noco-noco Inc. and its subsidiaries;

“noco-noco Shares” means the outstanding ordinary shares of noco-noco;

“noco-noco Valuation” means $1,350,000,000;

“PNG” means Papua New Guinea;

“PubCo” means prior to the Closing, Prime Number Holding Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands; and upon and following the Closing, noco-noco Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“PubCo Per Share Price” means the price per PubCo Ordinary Share that equal to the redemption price of each share of PNAC public share in connection with the Business Combination;

“OEM” means original equipment manufacturer;

“Ordinary Shares” means the ordinary shares of the Company, having a par value of $0.0001 each;

“R&D” means research and development;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means our Ordinary Shares and Warrants;

“Sellers” means the shareholders of noco-noco (immediately prior to the Share Exchange) participating in the Share Exchange.

“Selling Securityholder” or “Arena” means Arena Business Solutions Global SPC II, Ltd, an exempted company with limited liability incorporated under the laws of Cayman Islands.

“shareholders” or “stockholders” means the holders of shares or stocks of a company;

“Share Exchange” means the transaction pursuant to which New SubCo will acquire issued and outstanding shares of noco-noco from the Sellers, in exchange, PubCo will issue to the Sellers the PubCo Ordinary Shares;

“Share Exchange Closing” means the closing of the Share Exchange;

“Singapore Dollars” and “S$” means Singapore dollars, the legal currency of Singapore; and

“U.S. Dollars,” “US$” and “$” means United States dollars, the legal currency of the United States; “U.S. GAAP” means United States generally accepted accounting principles.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.

noco-noco desires to take advantage of the safe harbor provisions of the PSLRA and is including this cautionary statement in connection with this safe harbor legislation. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:

•

developments related to the COVID-19 pandemic, including, among others, with respect to stay-at- home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains that might evade existing control measures and lead to the worsening or extension of adverse economic or movement control measures;

•	our ability to grow market share in its existing markets or any new markets we may enter;

•	our ability to execute our growth strategy, manage growth and maintain our corporate culture as we grow;

•	our ability to successfully execute on acquisitions, integrate acquired businesses and to realize efficiencies or meet growth aspirations inherent in the decision to make a specific acquisition;

•

increased competition in the electronic vehicle and carbon credit industries in Singapore, Australia, and Papua New Guinea, the actions of our competitors in each of our markets and consequent impact on profitability;

•	changes in our business mode;

•	our continued access to certain licensed technologies;

•	our success in collaborating with our third party research and development partners;

•	our success in monetizing our technologies;

•	the failure to realize anticipated efficiencies through our technology and business model;

•	costs associated with enhancements of our products or services;

•	our ability to continue to adjust our offerings to meet market demand, attract users to our products or services;

•	the regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;

•	political instability in the jurisdictions in which we operate;

•	the overall economic environment, the property market and general market and economic conditions in the jurisdictions in which we operate;

•	anticipated technology trends and developments and our ability to address those trends and developments with our products and offerings;

•

our ability to protect information technology systems and platforms against security breaches (which includes physical and/or cybersecurity breaches either by external actors or rogue employees) or otherwise protect confidential information;

•	the safety, affordability, and breadth of our technologies;

•

man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect our business or assets;

•	the loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•	exchange rate fluctuations;

•	changes in interest rates or rates of inflation;

•	legal, regulatory and other proceedings; and

•	tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where we operate.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents referred to in this prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Frequently Used Terms.” For additional information, see the section of this prospectus entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this prospectus on which that subject is discussed in more detail.

The Company

We are an early-stage decarbonization solution provider in Asia, aiming to primarily engage in (i) the leasing of battery products, including batteries and BEVs to commercial transportation companies, and of ESS to renewable power plants and other power plants requiring grid stabilization and backup power; and (ii) carbon abatement solutions for landowners and carbon credit sales.

We operate a unique own-and-lease business model where we manufacture, upon our clients’ requests, our battery products through OEMs and lease them to our clients. The own-and-lease business model, as compared to sales of battery products, helps our clients save upfront investment and operation capital expenditure. Under such business model, we also partner with automakers and OEMs to conduct our leasing business in the regions where our partners operate, to protect ourselves from capital, operational, and local regulatory risks.

We rely on our exclusive license-in agreement with 3DOM Alliance to utilize its state-of-the-art intellectual property and technologies to develop and manufacture our own battery products and services. These state-of-the-art technologies enable us to produce batteries that we believe, as compared to conventional batteries, are designed to have a longer lifespan and higher reliability, and be more resistant to high operating temperature and thermal runaways. Our unique position with 3DOM Alliance as the exclusive licensee of its patents and technologies also allows us to take full advantage of the technology advancement that 3DOM Alliance has developed or licensed in through various cooperation and collaboration arrangements with leading universities and professors for our battery products. To scale our business and to improve our productivity, we also entered into several MOUs with our strategic partners, including primarily well-known automakers and battery manufacturers.

In addition, we engage in carbon abatement solutions and carbon credit sales. We work with our landowner clients to reduce their excessive carbon emissions and generate carbon credits. These carbon credits can be sold back to the regulators, or on the secondary market through our network of clients, the revenue generated from which is shared between our landowner clients and us. We sell the carbon credits to companies in need of carbon offsets through our active marketing efforts. We also cross-sell them to our battery business clients to offset carbon emissions from their operations, in addition to leasing them our battery products. As our battery business clients are generally under pressure to decarbonize their business operations, our cross-selling of carbon credits in addition to our leasing business will increase our competitiveness and generate synergies among our product and service offerings.

Leveraging the state-of-the-art technologies of our battery products, our unique own-and-lease business model as well as the cross-selling to our battery business clients of carbon credits gained through our carbon abatement solutions, we believe we are well positioned to capitalize on the global momentum towards electrification of transportation and the global carbon emission reduction goal.

Business Combination

On August 25, 2023 (the “Closing Date”), noco-noco Inc. (formerly known as Prime Number Holding Limited), an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company” or “PubCo”), consummated the previously announced Business Combination (defined below). The Business Combination was announced on December 29, 2022, where PubCo, Prime Number Acquisition I Corp. (“PNAC”), Prime Number Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“New SubCo”), NOCO-NOCO PTE. LTD., a Singapore private company limited by shares (“noco-noco”), and certain shareholders of noco-noco collectively holding a controlling interest (together with other shareholders of noco-noco subsequently joining the transactions, the “Sellers”), entered into a business combination agreement (“Business Combination Agreement”), pursuant to which, PNAC proposed to enter into a business combination with noco-noco involving a merger and a share exchange, among which: (i) Merger Sub would merge with and into PNAC, with PNAC as the surviving entity and a wholly-owned subsidiary of PubCo (the “Merger”), (ii) New SubCo would acquire all of the issued and outstanding shares of noco-noco from the Sellers, and in exchange, PubCo would issue to the Sellers the ordinary shares of PubCo, with noco-noco becoming a subsidiary of New SubCo and an indirect subsidiary of PubCo (the “Share Exchange,” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of PNAC and noco-noco became a subsidiary of PubCo, and PNAC stockholders and the Sellers received ordinary shares, par value $0.0001 per share, of PubCo (“PubCo Ordinary Shares”) as consideration and became the shareholders of PubCo. The Merger was consummated on August 24, 2023, and the Share Exchange and Business Combination were consummated on the Closing Date.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each PNAC unit (“PNAC Units”) issued and outstanding immediately prior to the effective time of the Merger was automatically detached and the holder thereof was deemed to hold one share of PNAC Class A Common Stock (defined below), one half of PNAC Warrant (defined below), and one PNAC Right (defined below); (ii) each share of PNAC Class A common stock, par value $0.0001 per share (“PNAC Class A Common Stock,” together with PNAC Class B Common Stock, par value $0.0001 per share, the “PNAC Common Stock”) issued and outstanding immediately prior to the effective time of the Merger was canceled in exchange for the right to receive one PubCo Ordinary Share, (iii) each PNAC warrant (“PNAC Warrant”) outstanding immediately prior to the effective time of the Merger ceased to be a warrant with respect to PNAC Common Stock and was assumed by PubCo and converted into a warrant of PubCo (“PubCo Warrant”) to purchase one PubCo Ordinary Share subject to substantially the same terms and conditions prior to the effective time of the Merger; and (iv) each PNAC Right (“PNAC Right”) outstanding immediately prior to the effective time of the Merger was cancelled in exchange for the right to receive one-eighth (1/8) of one PubCo Ordinary Share. In addition, pursuant to the Business Combination Agreement, upon the consummation of the Share Exchange (i) New SubCo acquired all the outstanding shares of noco-noco (“noco-noco Shares”) from the Sellers, (ii) in exchange, each Seller received such number of newly issued PubCo Ordinary Share that was equal to the product of (a) the quotient of (i) $1,350,000,000 (the “noco-noco Valuation”), divided by (ii) the price per PubCo Ordinary Share that equals to the redemption price of each share of PNAC Class A Common Stock in connection with the Business Combination (the “PubCo Per Share Price”), multiplied by (b) such Seller’s Pro Rata Portion as set out in the Allocation Schedule of the Business Combination Agreement.

On August 28, 2023, the PubCo Ordinary Shares and PubCo Warrants commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “NCNC” and “NCNCW,” respectively.

The Purchase Agreement

On August 14, 2023, we entered into the Purchase Agreement with Arena Business Solutions Global SPC II, Ltd.

Pursuant to the Purchase Agreement, we have the right to sell to Arena up to US$150,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely and exclusively at our option, and we are under no obligation to sell any securities to Arena under the Purchase Agreement.

In accordance with the Purchase Agreement, we have filed the Registration Statement that includes this prospectus with the SEC to register under the Securities Act the resale by Arena of up to 33,000,000 Ordinary Shares that we may elect, in our sole discretion, to issue and sell to Arena, from time to time from and after the Commencement Date (defined below) under the Purchase Agreement.

Upon the initial satisfaction of the conditions to Arena’s purchase obligations set forth in the Purchase Agreement (the “Commencement”), including that the Registration Statement that includes this prospectus shall have been declared effective by the SEC, we will have the right, but not the obligation, from time to time in our sole discretion over the 36-month period beginning on the date upon the satisfaction of the conditions precedent to the right of our Company to deliver an advance notice occurs (the “Commencement Date”), to direct Arena to purchase a specified number of our Ordinary Shares not to exceed certain limitations set forth in the Purchase Agreement (each, a “Purchase”), including that (i) the aggregate number of Ordinary Shares to be issued to Arena under the Purchase Agreement shall not exceed the Beneficial Ownership Limitation, which is 4.99% of the then total outstanding Ordinary Shares, and (ii) the aggregate number of Ordinary Shares to be purchased by Arena under the Purchase Agreement shall not exceed 19.99% of the then outstanding Ordinary Shares before such proposed purchase and sale (the “Exchange Cap”); provided further that, the Exchange Cap will not apply if our shareholders have approved issuances in excess of the Exchange Cap in accordance with the rules of Nasdaq, by timely delivering an advance notice to Arena (each, an “Advance Notice”), on any trading day (each, a “Purchase Date”). The number of Ordinary Shares of each Purchase (“Maximum Purchase Amount”) varies in accordance with the time the Advance Notice is received, (a) if the Advance Notice is received by 8:30 a.m. Eastern Time, the lower of: (i) an amount equal to forty percent (40%) of the average of the daily value traded of the Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $10 million, (b) if the Advance Notice is received after 8:30 a.m. Eastern Time but on or prior to 10:30 a.m. Eastern Time, the lower of (i) an amount equal to thirty percent (30%) of the average of the daily value traded of Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $6 million, and (c) if the Advance Notice is received after 10:30 a.m. Eastern Time but on or prior to 12:30 p.m. Eastern Time, the lower of: (i) an amount equal to twenty percent (20%) of the average of the daily value traded of the Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $3 million.

The per share purchase price that Arena is required to pay for our Ordinary Shares in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Ordinary Shares (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (a) from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received before 8:30 a.m. Eastern Time, (b) from 11:00 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received after 8:30 a.m. Eastern Time and before 10:30 a.m. Eastern Time and (c) from 1:00 p.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received after 10:30 a.m. Eastern Time and before 12:30 p.m. Eastern Time (the “Purchase Valuation Period”). If the total day’s VWAP at the end of any given 1-hour interval has changed by +/- 10% versus the previous 1-hour interval, the purchase price will be 90% of Arena’s sale execution for that day.

In consideration for Arena’s execution and delivery of the Purchase Agreement, we may, in our sole discretion, either pay in cash, or issue to Arena, as a commitment fee, that number of Ordinary Shares having an aggregate dollar value equal to $3,000,000 (the “Commitment Fee Shares”) within thirty (30) calendar days of the closing of the Business Combination in the case of a cash settlement, or promptly (but in no event later than one (1) trading day) after the effectiveness of the Registration Statement; provided however, that we must elect in writing, within ten (10) business days of the closing of the Business Combination, to pay such commitment fee in our Ordinary Shares.

If we elect to issue Ordinary Shares, the Commitment Fee Shares will be subject to a true-up after the initial issuance pursuant to paragraph above whereby we will deliver irrevocable instructions to our transfer agent to electronically transfer to Arena or its designee(s) that number of Ordinary Shares having an aggregate dollar value equal to $3 million based on the lower of (A) the per Ordinary Share price, which price will be equal to the simple average of the daily VWAP of our Ordinary Shares during the ten trading days immediately preceding the effectiveness of the Registration Statement (the “Commitment Fee Share Price”) and (B) the lower of (i) the simple average of the three lowest intraday trade prices over the 20 trading days after (and not including) the date of effectiveness of the Registration Statement and (ii) the closing price on the 20th trading day after the effectiveness of the Registration Statement. We will therefore promptly (but in no event later than one trading day) issue to Arena the Commitment Fee Shares based on the Commitment Fee Share Price upon effectiveness of the Registration Statement, and will, if applicable, issue additional Commitment Fee Shares to Arena promptly (but in no event later than one trading day after the end of the pricing period described in the preceding clause (i)). All Ordinary Shares issued as Commitment Fee Shares to Arena pursuant to the Purchase Agreement shall be registered shares hereunder.

From and after the Commencement, we will control the timing and amount of any sales of our Ordinary Shares to Arena Actual sales of our Ordinary Shares to Arena under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Ordinary Shares and determinations by us as to the appropriate sources of funding for our business and operations.

The net proceeds to us from sales that we elect to make to Arena under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Ordinary Shares to Arena. We expect that any proceeds received by us from such sales to Arena will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Ordinary Shares after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell our Ordinary Shares or any securities exercisable, exchangeable or convertible into our Ordinary Shares at a future determined price.

Arena has represented and agreed that none of Arena or its affiliates has or will engage in or effect any short sales of our Ordinary Shares or hedging transaction that establishes a net short position in our Ordinary Shares during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month following the 36-month anniversary of the Commencement Date, and (ii) the date on which Arena shall have purchased from us under the Purchase Agreement our Ordinary Shares for an aggregate gross purchase price of US$150,000,000, subject to the Exchange Cap. We may terminate the Purchase Agreement effective upon five trading days’ prior written notice to Arena; provided that (i) there are no outstanding Advance Notices, and the Ordinary Shares under which have yet to be issued, and (ii) we have paid all amounts owed to Arena pursuant to the Purchase Agreement. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the Registration Statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

We do not know what the purchase price for our Ordinary Shares will be and therefore cannot be certain as to the number of shares we might issue to Arena under the Purchase Agreement after the Commencement Date. As of October 2, 2023, the latest practicable date, there were 132,436,440 Ordinary Shares outstanding, including 29,565,176 Ordinary Shares held by non-affiliates of our Company. If all of the 33,000,000 shares offered by Arena under this prospectus were issued and outstanding as of the date hereof, such shares would represent 19.95% of the total number of our outstanding Ordinary Shares and 52.74% of the total number of our outstanding Ordinary Shares held by non-affiliates, in each case upon effectiveness of the Registration Statement. If we elect to issue and sell more than 33,000,000 Ordinary Shares to Arena pursuant to the Purchase Agreement, in our sole discretion, we will register for resale under the Securities Act any such additional Ordinary Shares, which could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for resale by Arena is dependent upon the number of Ordinary Shares we can sell to Arena pursuant to the Purchase Agreement.

The number of our Ordinary Shares ultimately offered for resale by Arena through this prospectus is dependent upon the number of Ordinary Shares, if any, we elect to sell to Arena under the Purchase Agreement from and after the Commencement Date. The issuance of our Ordinary Shares to Arena pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Ordinary Shares that our existing shareholders own will not decrease, the Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Ordinary Shares after any such issuance.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which we have an annual total gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds US$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

We are an exempted company limited by shares incorporated in 2022 under the laws of the Cayman Islands. We will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on December 31, 2023. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of our share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish its results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are a non-U.S. company with foreign private issuer status, and listed on Nasdaq. Nasdaq market rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, we are not required to have:

•	a majority of our board of directors consist of independent directors;

•	a compensation committee consisting of independent directors;

•	a nominating committee consisting of independent directors;

•	regularly scheduled executive sessions with only independent directors each year;

•	an annual meeting of shareholders no later than one year after the end of the company’s fiscal-year end; and

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Shareholder approval prior to an issuance of securities in connection with: (i) the acquisition of the stock or asset of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control other than by way of mergers and consolidations, or arrangements or reconstructions; and (iv) transactions other than public offerings, mergers and consolidations, or arrangements or reconstructions.

We intend to rely on our home country Cayman Islands practices in lieu of the requirements under Rules 5600 Series, Rule 5250(b)(3) and Rule 5250(d), except Rule 5625, Rule 5605(c)(2)(A)(ii) and Rule 5605(c)(3) of the Nasdaq Stock Market LLC Rules. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See “Risk Factors — Risks Related to PubCo and Ownership of PubCo’s Shares — PubCo is a company incorporated in the Cayman Islands and will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such PubCo is exempt from certain provisions applicable to United States domestic public companies.”

Controlled Company

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because 3DOM Alliance, our majority shareholder, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a “controlled company,” we are not required to comply with the following permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•	our board of directors is not required to be comprised of a majority of independent directors.

•	our board of directors is not subject to the compensation committee requirement; and

•	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

As a result, if we take advantage of these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. We intend to take advantage of these controlled company exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See “Risk Factors — Because we are a “controlled company” as defined in the Nasdaq Stock Market Rules, you may not have protections of certain corporate governance requirements which otherwise are required by Nasdaq’s rules.”

Summary of Risk Factors

The following summary description sets forth an overview of the material risks we are exposed to in the normal course of our business activities. The summary does not purport to be complete and is qualified in its entirety by reference to the full risk factor discussion immediately following this summary description. We encourage you to read the full risk factor discussion carefully.

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It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Arena, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

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The sale and issuance of our Ordinary Shares to Arena will cause dilution to our existing shareholders, and the sale of Ordinary Shares acquired by Arena or the perception that such sales may occur could cause the price of our Securities to fall.

•	Investors who buy shares at different times will likely pay different prices.

•	Arena will pay less than the then-prevailing market price for Ordinary Shares, which could cause the price of the Ordinary Shares to decline.

•	We are an early stage company with a history of financial losses and our battery business expects to incur significant expenses and continuing losses for the foreseeable future.

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Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

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Our business plan may not prove successful, is subject to legal and regulatory risks and our products may not be well-accepted by the markets, which could materially and adversely affect our prospects.

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The success of our business significantly relies on our relationship with 3DOM Alliance. If 3DOM Alliance no longer exclusively licenses its intellectual property rights and technologies to us, our business, financial position, results of operations and prospect would be materially and adversely affected.

•	Our business and future growth depends on the growth in demand for BEVs, hybrid vehicles and alternative fuel.

•	The EV battery market continues to evolve and is highly competitive, and other battery manufacturers have significantly greater resources than we do.

•	Our future success depends on the needs and success of our clients, as well as the demand for our clients’ products or services.

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Many of our target clients are large commercial transportation companies, renewable energy plants and power plants, and the failure to maintain existing clients and secure new clients, withdrawal of leasing services by such clients or failure to negotiate acceptable terms in contract renewal negotiations could have an adverse impact on our business.

•	We may not be able to engage target clients successfully and to convert such contacts into meaningful orders in the future.

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If we are unable to establish and maintain confidence in our long-term business prospects among clients and analysts and within our industry or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

•	If any of our battery products fails to perform as expected, our ability to develop, market and sell our products and services could be harmed.

•	Our battery products will require extensive safety testing prior to being offered to our lessees or installed in electric vehicles and power plants.

•	Any decline in the value of carbon credits or carbon offsets could materially adversely affect our business.

•	Changes in industry standards or practices for issuance or usage of carbon credits or carbon offsets could significantly adversely affect our business.

•	We cannot guarantee that the approvals of the carbon abatement projects and issuing of Australian Carbon Credit Units (“ACCUs”) will not be revoked, cancelled or otherwise.

•	Our operations and investments are located in Asia-Pacific and we are therefore exposed to various risks inherent in operating and investing in the region.

Corporate Information

We were incorporated as an exempted company limited by shares on December 28, 2022. Upon the consummation of Business Combination on August 25, 2023, “noco-noco Inc.” (formerly known as Prime Number Holding Limited) became the ultimate corporate parent of our Group. On August 28, 2023, our Ordinary Shares and Warrants commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “NCNC” and “NCNCW,” respectively.

Our registered office is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, and our principal executive office is 4 Shenton Way, #04-06 SGX Centre II, Singapore 068807. Our principal website address is www.noco-noco.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

THE OFFERING

Ordinary Shares offered by the Selling Securityholder	An aggregate of up to 33,000,000 Ordinary Shares, including (i) Ordinary Shares that we may, in our sole discretion, elect to issue and sell to Arena, from time to time after the date of this prospectus, pursuant to (and limited by the terms of) the Purchase Agreement and (ii) additional Ordinary Shares which, in our sole discretion, may be issuable as a commitment fee in lieu of a cash payment in accordance with the terms of the Purchase Agreement.

Ordinary Shares outstanding as of October 2, 2023	132,436,440 Ordinary Shares.

Ordinary Shares outstanding after giving effect to the issuance of the shares registered hereunder	165,436,440 Ordinary Shares.

Use of proceeds	We will not receive any proceeds from the resale of Ordinary Shares included in this prospectus by the Selling Securityholder. However, we may receive up to US$150,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Ordinary Shares that we may elect to make to Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date.

We expect to use the net proceeds that we receive from sales of our Ordinary Shares to the Selling Securityholder, if any, under the Purchase Agreement for working capital and general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, we retain broad discretion over the use of the net proceeds from the sales of our Ordinary Shares under the Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Ordinary Shares

Nasdaq Ticker-Symbols	Ordinary Shares: “NCNC”

Warrants: “NCNCW”

RISK FACTORS

Our business and our industry are subject to significant risks. You should carefully consider all of the information set forth in this prospectus and in our other filings with the SEC, including the following risk factors, in evaluating our business. If any of the following risks actually occur, our business, financial condition, operating results, and growth prospects would likely be materially and adversely affected. This prospectus also contains forward- looking statements that involve risks and uncertainties. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Arena, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

On August 14, 2023, we entered into the Purchase Agreement with Arena, pursuant to which Arena has committed to purchase up to US$150,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. The Ordinary Shares that may be issued under the Purchase Agreement may be sold by us to Arena at our discretion from time to time over the 36-month period beginning on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to Arena under the Purchase Agreement. Sales of our Ordinary Shares, if any, to Arena under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Arena all, some or none of our Ordinary Shares that may be available for us to sell to Arena pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by Arena for our Ordinary Shares that we may elect to sell to Arena under the Purchase Agreement, if any, will fluctuate based on the market prices of our Ordinary Shares at the time we elect to sell shares to Arena pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of our Ordinary Shares that we will sell to Arena under the Purchase Agreement, the purchase price per share that Arena will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Arena under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of US$150,000,000 of our Ordinary Shares to Arena, up to 33,000,000 Ordinary Shares are being registered for resale under the Registration Statement that includes this prospectus. The number of Ordinary Shares ultimately offered for resale by Arena is dependent upon the number of Ordinary Shares, if any, we ultimately elect to sell to Arena pursuant to the Purchase Agreement.

If we elect to issue and sell to Arena pursuant to the Purchase Agreement more Ordinary Shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to an aggregate of $150,000,000 available under the Purchase Agreement, we will file with the SEC one or more additional registration statements to register under the Securities Act the resale by Arena of any such additional Ordinary Shares we elect to sell to Arena from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective before we can sell any additional Ordinary Shares to Arena under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Ordinary Shares in addition to the 33,000,000 Ordinary Shares being registered for resale under this prospectus could cause additional substantial dilution to our shareholders.

In addition, pursuant to the terms of the Purchase Agreement, (i) the number of Ordinary Shares we will sell to Arena under each Advance Notice will not exceed the “Beneficial Ownership Limitation” which is 4.99% of the then total outstanding Ordinary Shares and (ii) the aggregate number of Ordinary shares we will sell to Arena will not exceed the “Exchange Cap” which is 19.99% of the then outstanding Ordinary Shares before such proposed sale, unless we obtain shareholders’ approval to issue shares in excess of the Exchange Cap.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of our Ordinary Shares to Arena will cause dilution to our existing shareholders, and the sale of Ordinary Shares acquired by Arena or the perception that such sales may occur could cause the price of our Securities to fall.

The purchase price for the shares that we may sell to Arena under the Purchase Agreement will fluctuate based on the price of our Ordinary Shares. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Ordinary Shares and Warrants (collectively, “Securities”) to fall.

If and when we do sell shares to Arena, after Arena has acquired the shares, Arena may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to Arena by us could result in substantial dilution to the interests of other holders of our Ordinary Shares. Additionally, the sale of a substantial number of Ordinary Shares to Arena, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices. Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Arena If and when we do elect to sell Ordinary Shares to Arena pursuant to the Purchase Agreement, after Arena has acquired such shares, Arena may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Arena at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Arena as a result of future sales made by us to Arena at prices lower than the prices such investors paid for their shares. In addition, if we sell a substantial number of shares to Arena under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Arena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Arena will pay less than the then-prevailing market price for Ordinary Shares, which could cause the price of the Ordinary Shares to decline.

The purchase price of the Ordinary Shares sold to Arena under the Purchase Agreement is derived from multiplying the market price of our Ordinary Shares on the Nasdaq by 90%. Our Ordinary Shares to be sold to Arena pursuant to the Purchase Agreement will be purchased at a discounted price. As a result of the pricing structure, Arena may sell the Ordinary shares it receives immediately after receipt of such shares, which could cause the price of our Ordinary Shares to decline.

Our management team will have broad discretion over the use of the net proceeds from the sales of our Ordinary Shares to Arena, if any, and investors may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of our Ordinary Shares to Arena, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Our Business and Industry

We are an early stage company with a history of financial losses and our battery business expects to incur significant expenses and continuing losses for the foreseeable future.

We are engaged in (i) leasing of battery products, including batteries, BEVs and ESS and (ii) carbon abatement solutions and carbon credit sales. Our battery business incurred a net loss of approximately $0.7 million and $1.1 million for the six months ended June 30, 2021 and 2022, respectively, and an accumulated deficit of approximately $1.3 million and $2.4 million as of June 30, 2021 and 2022, respectively. As our battery business currently does not have any operations to generate revenue, except revenue generated in 2021 for production of sample batteries used for a client’s internal testing for the purpose of providing the Public Utility Board of Singapore with a proof-of-concept ESS, we believe that our battery business will continue to incur operating and net losses each fiscal year until such time as we begin significant production and leasing of our battery products, which is not expected to occur until the second quarter of 2024, and may occur later.

We expect the rate at which we will incur losses to be higher in future periods as we, among other things, continue to expand our footprints in the Southeast Asian and South Asian region, increase our sales and marketing activities, develop our distribution infrastructure, and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses or even prevent us from continuing as a going concern.

Further, the battery and EV industries are affected by market conditions that are outside our control. Our results of operations may fluctuate significantly from period to period due to a number of factors, including changes in market demand for batteries, BEVs and ESS, industry-wide technology changes, the loss of key clients and the postponement, rescheduling or cancellation of large orders by key clients. As a result of these factors and other risks discussed in this section, period-to-period comparisons should not be relied upon to predict our future performance.

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources

Our battery business has not commenced operations yet. Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of developing or manufacturing new products or services, establishing or entering new markets, organizing operations, and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital, or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including introducing products or services that are accepted by the markets, scaling up our infrastructure and headcount, and we may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our leasing business, we can be expected to face pressures to raise additional financings in order to sustain our operations of leasing projects to grow our business and achieve profitability. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into potential changes in trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results, prospects and financial position could be materially affected. The projected financial information appearing elsewhere in these materials was prepared by management and reflects current estimates of future performance. The projected results depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which we have only partial or no control. In particular, our projected results are heavily reliant on our ability to successfully develop, manufacture, market and lease our battery products. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes.

Our business plan may not prove successful, is subject to legal and regulatory risks and our products may not be well-accepted by the markets, which could materially and adversely affect our prospects.

Our businesses in Asia-Pacific, including Singapore, Thailand, the Philippines, Indonesia, India, Australia, and PNG, are relatively new, and there is no assurance that we will be able to achieve and maintain growth and profitability across all of our business segments. There is also no assurance that our offerings will be accepted by the market or that market acceptance of our offerings will grow. Further, technologies and industry standards in relation to batteries, BEVs and ESS are evolving. For example, many of our competitors are developing a variety of battery technologies, such as solid state batteries and fuel cells, which are expected to compete with our existing product lines. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain greater market acceptance. In addition, our business could be impacted by macro-economic conditions and their effect on discretionary consumer spending, which could impact the business of our prospective consumers and in turn could impact the demand of service offerings made available by us.

Furthermore, we plan to operate our leasing services and carbon abatement solutions in several countries in the large, diverse and complex Asia- Pacific region. Each of our segments is subject to various regulations in each of the jurisdictions in which we operate. Focus areas of regulatory risk that we are exposed to include, among others: (i) evolution of laws and regulations applicable to the leasing of batteries, BEVs and ESS as well as carbon abatement projects and carbon credit sales, (ii) various forms of data regulation such as data privacy, data localization, data portability, cybersecurity and advertising or marketing, (iii) economic regulations such as price, supply regulation, safety, health, environment regulations, (iv) foreign ownership restrictions, (v) vehicle regulation, (vi) land management, and (vii) native title of land. In addition, we may not be able to obtain all the licenses, permits and approvals that may be necessary to provide our product or service offerings. Because the relevant laws and regulations, as well as their interpretations, are often unclear and evolving in certain jurisdictions, this can make it difficult for us to assess whether we have complied with the relevant laws and regulations and which licenses and approvals are necessary for our business, or the processes for obtaining such licenses in certain jurisdictions. For these reasons, we also cannot be certain that we will be able to comply with all the material laws and regulations or maintain the licenses and approvals that we have previously obtained, or that once they expire we will be able to renew them. We cannot be sure that our interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators. As we expand our businesses, we may be required to obtain new licenses and will be subject to additional laws and regulations in the markets we plan to operate in.

We also expect to expand our businesses in the Asia-Pacific region through acquisitions and strategic partnerships. Such expansion may increase the complexity of our business and may place significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. If our efforts of expansion through acquisitions or strategic partnerships fail, our business, results of operations, financial position, reputation, and prospects could be materially adversely affected.

The success of our business significantly relies on our relationship with 3DOM Alliance. If 3DOM Alliance no longer exclusively licenses its intellectual property rights and technologies to us, our business, financial position, results of operations and prospect would be materially and adversely affected.

All of our technologies are licensed from 3DOM Alliance, enabling us to utilize certain intellectual property rights and technologies owned or licensed in by 3DOM Alliance to manufacture and offer our own products. We also rely on 3DOM Alliance’s intellectual property rights and technologies to enable the development, operations and improvement of our battery products. Although our license-in agreement with 3DOM Alliance has a perpetual term, 3DOM Alliance can terminate the license-in agreement if we fail to pay any amounts when due with a thirty (30) days’ written notice, or when we fail to perform any obligation and fail to cure within the sixty (60) days notice period. If the license-in agreement is terminated or if we are unable to license future intellectual property rights and technologies from 3DOM Alliance, if we do so only on terms that are less favorable to us, our ability to continue to develop, maintain and improve our battery products and services could be harmed, which could in turn adversely affect our business, financial condition and results of operations. Additionally, some of the technology licensed under the 3DOM Alliance license are sublicensed to us by 3DOM (rather than licensed directly) and if 3DOM were to lose its rights to sublicense such technologies it is possible that we would not be able to use such technologies in the future.

Our business and future growth depends on the growth in demand for BEVs, hybrid vehicles and alternative fuel.

As the demand for our products is directly related to the market demand for BEVs, a fast-growing e-mobility market will be critical to the success of our business. In anticipation of an expected increase in the demand for BEVs in the next few years, we have sought long-term strategic partnerships, such as our strategic alliance with EV Dynamics and its Japanese subsidiary. However, the markets we have targeted, primarily those in Asia-Pacific region, may not achieve the level of growth we expect during the time frame projected. If any of these markets that we plan to expand into fails to achieve our expected level of growth, we may incur significant losses and not be able to generate enough revenue to achieve profitability. If the market for alternative fuel, hybrid vehicles and electric vehicles does not develop at the rate or in the manner or to the extent that we expect, or if critical assumptions that we have made regarding the efficiency of our energy solutions are incorrect or incomplete, our business, prospects, financial condition and operating results could be adversely affected.

The EV battery market continues to evolve and is highly competitive, and other battery manufacturers have significantly greater resources than we do.

The EV battery market, like the EV market it services, is fast-growing, extremely competitive and driven by the innovation of both large incumbents and emerging entrants like noco-noco. Lithium-ion battery technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than we do and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to clients and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, lithium-ion battery manufacturers may continue to reduce cost and expand supply of conventional batteries and, therefore reducing the prospects for our business or negatively impacting our ability to provide our products at a market-competitive price and with sufficient margins.

To date, we have focused our efforts on our state-of-the-art X-SEPA separator and lithium manganese iron phosphate (LMFP) cathode. However, a number of development-stage companies are also seeking to develop new technologies for lithium-metal batteries, such as new technologies for cathodes, anodes, electrolytes and additives. Some of these companies have established relationships with OEMs and are in varying stages of development. Additionally, many OEMs are researching and investing in conventional lithium-ion batteries and/or lithium-metal battery efforts and, in some cases, in battery development and production. Furthermore, other companies are developing alternative technologies such as advanced diesel, ethanol, fuel cells or compressed natural gas, as well as potential improvements in the fuel economy of the internal combustion engine. We expect competition in battery technology and BEVs to intensify due to increased demand for EVs. Competition may also be driven by a regulatory push for EVs, continuing globalization, and consolidation in the worldwide automotive industry. Developments in alternative technologies or improvements in battery technology made by competitors may materially adversely affect the sales, pricing and gross margins of our battery products. If a competing technology is developed that has superior operational or price performance, our business will be harmed. Similarly, if we fail to accurately predict and ensure that our battery technology can address clients’ changing needs or emerging technological trends, or if our clients fail to achieve the benefits expected from our battery products, our business will be harmed.

Our future success depends on the needs and success of our clients, as well as the demand for our clients’ products or services.

The demand for our battery products, in particular the batteries and BEVs, will ultimately depend on our clients, consisting primarily of commercial transportation companies, renewable energy plants and power plants. Decisions to purchase or lease our batteries and BEVs may depend on the performance of the industries of our clients and if demand for output in those industries decreases, then the demand for our products may decrease as well. Demand in these industries is impacted by numerous factors, including, but not limited to, commodity prices, infrastructure spending, fuel costs, energy demands, municipal spending and government mandates and incentives. Increases or decreases in these variables may significantly impact the demand for our products.

Many of our target clients are large commercial transportation companies, renewable energy plants and power plants, and the failure to maintain existing clients and secure new clients, withdrawal of leasing services by such clients or failure to negotiate acceptable terms in contract renewal negotiations could have an adverse impact on our business.

Although we intend to lease predominantly to commercial transportation companies, renewable energy plants and power plants, we may not be able to establish or continue our relationships with such commercial transportation companies, renewable energy plants or power plants, if customer demand is not as high as we expect or if they face pressure or contractual obligations from their existing suppliers not to purchase our products or services. We may enter into long-term contracts with certain of these commercial transportation companies, renewable energy plants and power plants, who have substantial bargaining power with respect to price and other commercial terms, and any long-term contracts would be subject to renegotiation and renewal from time to time. Failure to maintain existing clients, obtain new clients, loss of all or a substantial portion of sales to any future clients for whatever reason (including, but not limited to, loss of contracts or failure to negotiate acceptable terms in contract renewal negotiations, loss of market share by these clients, insolvency of such clients, reduced or delayed client requirements, plant shutdowns, strikes or other work stoppages affecting production by such clients) or continued reduction of prices to these clients could have a significant adverse effect on our financial results and business prospects. There can be no assurance that we will be able to maintain existing clients, obtain new clients or secure new contracts.

The level of any future leasing to commercial transportation companies, renewable energy plants and power plants, including the realization of future leasing services from awarded business or obtaining new business or clients, is inherently subject to a number of risks and uncertainties, including the number of vehicles, energy storage or grid stabilization that these commercial transportation companies, renewable energy plants and power plants actually need. Further, to the extent that the financial condition, including bankruptcy or market share, of any of our largest clients deteriorates or their sales otherwise continue to decline, our business, prospects, financial condition and operating results could be adversely affected. Accordingly, we may not in fact realize all of the future sales represented by our awarded business. Any failure to realize these sales could have a material adverse effect on our business, prospects, financial condition and operating results.

We may not be able to engage target clients successfully and to convert such contacts into meaningful orders in the future.

Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to identify target clients and convert target clients into meaningful orders or expand on client relationships. In some cases, certain clients will purchase our battery product samples on an early trial deployment basis, where such clients have the ability to test and evaluate whether our products meet their performance requirements before such clients commit to meaningful orders.

Our future success depends on whether our target clients are willing to use our battery products as well as whether their product lines will incorporate our battery products. If our target clients expand their product lines, we hope to be the primary supplier for their BEVs. Competition in our industry is high. To secure acceptance of our products, we must constantly develop and introduce longer-range and more cost-effective batteries with enhanced functionality and performance to meet evolving industry standards. If we are unable to meet our clients’ performance requirements or industry specifications, retain or engage with target clients, or convert early trial deployments into meaningful orders, our business, prospects, financial condition and operating results could be materially adversely affected.

If we are unable to establish and maintain confidence in our long-term business prospects among clients and analysts and within our industry or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

Clients may be less likely to purchase our battery products if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must earn and maintain confidence among clients, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, client unfamiliarity with our battery products, any delays in scaling production, delivery and service operations to meet demand, competition, future changes in the evolving hybrid electric and electric vehicle market or uncertainty regarding our production and sales performance compared with market expectations.

If any of our battery products fails to perform as expected, our ability to develop, market and sell our products and services could be harmed.

Our battery products, such as our batteries, BEVs, and ESS, could contain defects in design and production that may cause them not to perform as expected or may require repair. We currently have a limited frame of reference by which to evaluate the performance of our products upon which our business prospects depend. There can be no assurance that we will be able to detect and fix any defects in our battery products. We may experience recalls in the future, which could adversely affect our brand and could adversely affect our business, prospects, financial condition and operating results.

Further, our products may not perform consistent with clients’ expectations. Any product defects or any other failure of our battery products to perform as expected could harm our reputation and result in lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results. Additionally, problems and defects experienced by alternative fuel commercial vehicle companies or electric consumer vehicles could by association have a negative impact on public perception and customer demand for our products.

Our battery products will require extensive safety testing prior to being offered to our lessees or installed in electric vehicles and power plants.

To achieve acceptance by our clients, including lessees, and power producers, our anticipated batteries, BEVs and ESS will have to undergo extensive safety testing. We plan to conduct preliminary safety testing for design verification of our battery products at their prototype stage. We are also subject to safety tests for product validation to obtain various safety standard certifications before commencing mass production of our battery products. There can be no assurance that such tests will be successful, and we may identify different or new safety issues in our development or manufacturing of the batteries, BEVs and ESS that have not been present in our prototypes. If we have to make design changes to address any safety issues, we may have to delay or suspend commercialization, which could materially damage our business, prospects, financial condition, operating results and brand.

Any decline in the value of carbon credits or carbon offsets could materially adversely affect our business.

The value of carbon credits and carbon offsets fluctuate based on market, standard-setting and regulatory forces outside our control. Although the value of carbon credits and carbon offsets has been rising in recent years, new technologies or easier carbon credit or carbon offset issuance rules, for example, may facilitate an increase in the supply of carbon credits and carbon offsets that outstrips demand, resulting in the value of carbon credits and carbon offsets to decline. Any such decline could mean demand and pricing for our carbon credit supply offerings would be adversely affected. Apart from supply and demand, the carbon credits prices may also be impacted by micro-and macro-economic conditions, general economic sentiment, international mandates, geopolitical tension, technology enhancements, inflation and currency exchange rates. Any decline in the value of carbon credits or carbon offsets could materially and adversely affect our business, results of operations and financial condition.

Changes in industry standards or practices for issuance or usage of carbon credits or carbon offsets could significantly adversely affect our business.

The issuance and verification procedures, and the recommended usage, for carbon credits or carbon offsets are evolving areas. Changes in these areas could materially and adversely impact our business. Should, for example, issuance standards change such that our carbon-focused projects are not able to issue as many carbon credits or carbon offsets as projected, our available carbon credit pool will decline which will materially negatively impact our business. The demand side of the carbon credit markets are driven by a combination of industry standards and generally accepted practices and regulations. Should industry practices or recommendations change, or the regulatory environment change, there could be a potentially material and adverse effect on our business.

If verified and available carbon sequestration or carbon credits or carbon offsets are lower than projected, our business could be materially adversely affected.

We may make estimates on future carbon potential for our carbon abatement projects, specifically including nature-based projects such as reforestation (or other similar projects such as changes in soil or land management). We may rely on these and other generally available estimates for making carbon neutrality calculations, tree planting commitments and/or carbon credits sales or carbon offsets. If the actual realized carbon sequestration differs from our estimates due to factors, such as differences in survival rates or measured carbon sequestration, or changes in verification methodologies, standards, or changes in required buffer pools (including by third-party verification organizations), fewer carbon sequestration, carbon credits or carbon offsets may be realized and available, which could negatively impact our business and profitability as carbon credits and carbon offsets earned by us may be reduced and we may be required to purchase carbon credits at prevailing market rates.

We cannot guarantee that the approvals of the carbon abatement projects and issuing of Australian Carbon Credit Units (“ACCUs”) will not be revoked, cancelled or otherwise.

We operate our carbon abatement solutions in a variety of Oceanian countries, including Australia and PNG. In Australia, the carbon abatement projects and the issuing of ACCUs are subject to the approvals and regulation of the Australian government and in particular, the Clean Energy Regulator (the “CER”). Prior to issuing ACCUs, the CER reviews and considers applications for approved projects. We cannot guarantee that such approvals and issuing of ACCUs will not be revoked, cancelled or otherwise negatively impacted, in which case our business could be materially adversely affected.

Furthermore, the regulatory bodies may impose further compliance procedures and protocols on our existing or future projects. Any such procedures or protocols will require us to adopt and incorporate any amendments to ensure full and complete compliance of law and regulations. This may result in the delay of carrying out our existing projects, and may also impact the development of our future business activities. The regulation of the ACCUs is subject to government policy changes, and we cannot guarantee that our current business activities will not be impacted by any future amendments to laws and regulations governing the carbon abatement industry.

If we cannot acquire all interested parties’ consent for the carbon abatement projects, or if there is any deficiency in the ownership interests in the properties of the projects, our business could be materially adversely affected.

The carbon abatement project procurement stage may involve several parties with varying interests, which mainly includes landowners, but sometimes also a bank or a lending institution if there is a mortgage on the property to obtain consent or a “no objection certificate” from the lender to file and obtain carbon credits. For certain carbon abatement projects, we may not only need to obtain consent from a single landowner but multiple landowners to tie up contiguous land parcels for carrying out such projects. When we negotiate with the interested parties, we cannot guarantee that we are able to acquire the consent from all of them. If we are not able to do so, the projects will not be carried out according to the planned timetable, and our business could be materially adversely affected. In addition, if there is any deficiency or controversy in the title or ownership of any property which is the subject of a carbon abatement project, we will need to seek to ensure our legitimate business interests as protected, which may result in limiting the resources being applied to our business activities. Furthermore, if we are unsuccessful in protecting our legitimate business interests, our business operations could be materially adversely affected.

Any non-compliance of the landowners on their contractual obligations may affect our carbon abatement solutions business.

Due to the growth of our carbon abatement projects requiring large areas of land, access to land is an integral part of our business activities. In particular, unrestricted access to use and control the land is important to maintain and further our business activities. However, we are generally not the registered owner of any real property, and entirely rely on the licenses and/or agreements in place with the registered landowners and their compliance with their respective contractual obligations. If the landowners do not have valid licenses or approvals, or do not comply with legal requirements or contractual obligations, we may not be able to maintain the necessary rights required for our business activities and therefore it could affect our business operations.

We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect client acceptance of our technologies and our business, revenues and prospects.

Our business and prospects depend on our ability to develop, maintain and strengthen our brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of clients. The battery and EV industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Our potential competitors, including many battery manufacturers and automotive OEMs around the world, have greater name recognition, broader client relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

We operate in an extremely competitive industry and are subject to pricing pressures. Further, many other battery manufacturers have significantly greater resources than we do.

We compete with a number of major international manufacturers and distributors, as well as a number of smaller, regional competitors. We expect competition to become more intense as zero-emission transportation is becoming the mainstream with an increasing number of participants in the industry. Increased competition may result in declines in average selling prices, causing a decrease in margins. Due to excess capacity in some sectors of our industry and consolidation among industrial battery purchasers, we may be subjected to significant pricing pressures.

Many of our competitors have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than we do, which may place us at a competitive disadvantage. In addition, certain of our competitors may have a lower overall cost structure. As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of our competitors are developing a variety of battery technologies, such as solid state batteries and fuel cell, which are expected to compete with our existing product lines. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain greater market acceptance. If our competitors successfully do so, we may not be able to maintain our competitive position and our business and future success would be materially and adversely affected.

We anticipate continued competitive pricing pressure as other producers may be able to employ labor at significantly lower costs, expand their export capacity and increase their marketing presence in our major end markets. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with our industry’s potential client base. In addition, certain of our competitors may have long-standing relationships with suppliers, which may provide them with a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs. We cannot assure you that we will be able to continue to control our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

The uncertainty in global economic conditions could negatively affect our operating results.

Our operating results are directly affected by the general global economic conditions of the industries in which our major client groups operate. Our business segments are highly dependent on the economic and market conditions in each of the geographic areas in which we operate. Leasing of our batteries, BEVs and ESS, for example, depend significantly on demand for new electric vehicle transportation or ride-sharing companies. The uncertainty in global economic conditions varies by geographic segment and can result in substantial volatility in global credit markets. These conditions affect our business by reducing prices that our clients may be able or willing to pay for our products or by reducing the demand for our products, which could in turn negatively impact our sales and result in a material adverse effect on our business, cash flow, results of operations and financial condition.

Substantial increases in the prices for our raw materials and components, some of which are obtained from a limited number of sources where demand may exceed supply, could materially and adversely affect our business.

We rely on third-party suppliers for components and equipment necessary to develop our products, including key supplies, such as polyimide substrate, organic beads, LMFP cathode material and separator manufacturing machine, for our battery products. We face risks relating to the availability of these materials and components, including that we will be subject to demand shortages and supply chain challenges, especially in the context of the current COVID-19 pandemic, and generally may not have sufficient purchasing power to eliminate the risk of price increases for the raw materials and tools we need. Further, certain components, including drying furnace, 3-layer die, charging and discharging equipment, IC chips and CPUs, have a long lead time which require us to order well in advance to support our proposed commercial operations. To mitigate the supply chain risks, we are adopting an all-round strategy of collaborating with many automaker partners and OEM suppliers. However, to the extent that we are unable to enter into commercial agreements with our prospective suppliers or our replacement suppliers on favorable terms, or these suppliers experience difficulties meeting our requirements, the development and commercial progression of our battery products and related technologies may be delayed.

Separately, we may be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. We may be required to incur substantial costs to comply with these requirements, which may include locating new suppliers if certain issues are discovered. We may not be able to find any new suppliers for certain raw materials or components required for our operations, or such suppliers may be unwilling or unable to provide us with products.

Any disruption in the supply of components, equipment or materials could temporarily disrupt production of our battery product until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components or equipment to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components or equipment for our battery products or significantly increase freight charges, raw material costs and other expenses associated with our business, which could further materially and adversely affect our results of operations, financial condition and prospects.

Entering into strategic alliances could expose us to risks.

We have entered into several memorandums of understanding (“MOUs”) for, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business. For example, on November 14, 2022, we entered into a MOU with a view to joining forces with EV Dynamics to form a joint venture. Our strategic alliance with EV Dynamics will allow us to carry out a carbon-free bus leasing business to EV Dynamics’ existing clients as well as other new clients.

While offering potential benefits, these strategic alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the partners and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these partners and, to the extent any of these strategic partners suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such partner. For example, if we rely on certain strategic partner’s manufacturing facilities to produce our battery products, those operations would be outside of our control. We could experience delays if our partners do not meet agreed upon timelines, satisfy legal, industry or our client’s requirements, or experience capacity constraints, and in turn, we could lose clients and face reputational harm.

Further, there is risk of potential disputes with the strategic partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ products. Our OEM partners may also have economic, business, or legal interests or goals that are inconsistent with ours. As a result, it may be challenging for us to resolve issues that arise in respect of the performance of our agreements or MOUs with them, and such issues might impact development work underway under the agreements or MOUs.

Any significant disagreements with them, and especially if we become dependent on that OEM partner for our research and development efforts, may impede our ability to maximize the benefits of our partnerships and slow the commercial roll-out of our battery products. In addition, if our partners are unable or unwilling to meet their economic or other obligations under the agreements or MOUs, we may be required to fulfill those obligations alone, which could delay research and development progress and otherwise negatively impact our business and financial results. Furthermore, the relationships we have with our existing partners and the rights our partners have under their respective agreements or MOUs, may deter other OEMs from working with us. If we are not able to establish or expand our partnership with other OEMs, our business and prospects could be materially harmed.

We are dependent on our suppliers to fulfill our clients’ orders, and if we fail to manage our relationships effectively with, or lose the services of, these suppliers and cannot substitute suitable alternative suppliers, our operations would be materially adversely affected.

We rely on our suppliers for the provision of raw materials, automaker partners and OEM suppliers for the manufacturing of our battery products, including battery separators, cells and packs, BEVs and ESS. While we plan to engage multiple suppliers, automakers and OEMs whenever possible, the inability of our suppliers to deliver the raw materials and battery products manufactured by them at prices, volumes, performance and specifications acceptable to us could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, because we rely on our suppliers and partners to provide raw materials or manufacture battery products that meet our quality standards, there can be no assurance that we can successfully receive quality materials or products from our suppliers and partners that satisfy our quality standards. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

Our failure to keep up with rapid technological changes and evolving industry standards may cause our products to become obsolete and less marketable.

The battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict. This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our products obsolete or unmarketable. Our ability to adapt to evolving industry standards and anticipate future standards and market trends will be a significant factor in maintaining and improving our prospects for growth. R&D activities, however, are inherently uncertain and require significant costs, and we might encounter practical difficulties in commercializing our new technologies licensed from 3DOM Alliance. On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs that would render our products obsolete or less marketable. Therefore, our failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause us to lose our clients and to suffer a decrease in our revenue.

If we cannot continue to develop new products in a timely manner and at favorable margins, we may not be able to compete effectively.

The battery industry has been notable for the pace of innovations in product life, product design and applied technology. We and our competitors have made and continue to make, investments in innovating and improving our products. Our ability to create new products and line extensions and to sustain existing products is affected by whether we can, among other things:

•	license-in on favorable terms and maintain innovative intellectual property and technologies from 3DOM Alliance and its licensors;

•	obtain governmental approvals and registrations;

•	comply with governmental regulations; and

•	anticipate client needs and preferences successfully.

The failure to develop and launch successful new products and any delay in the development or launch of a new product could hinder the growth of our business. In addition, if competitors introduce new or enhanced products that significantly outperform ours, or if they develop or apply manufacturing technology that permits them to manufacture at a significantly lower cost relative to ours, we may be unable to compete successfully in the market segments affected by these changes.

We may obtain licenses on technology that has not been commercialized or has been commercialized only to a limited extent, and the success of our business may be adversely affected if such technology does not perform as expected.

From time to time, we may license from third parties, including 3DOM Alliance, technologies that have not been commercialized or which have been commercialized only to a limited extent. These technologies may not perform as expected within the markets for our battery products. If the cost, performance characteristics, manufacturing process or other specifications of these licensed technologies fall short of our targets, our projected sales, costs, time to market, future product pricing and potential operating margins may be adversely affected.

Developments in alternative technology may adversely affect the demand for our battery products.

Significant developments in alternative technologies, such as advanced diesel, ethanol or natural gas, or breathing batteries, may materially and adversely affect our business, prospects, financial condition and operating results in ways that we may not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as clients’ preferred alternatives to our battery products. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative products, which could result in decreased revenue and a loss of market share to our competitors.

We rely on 3DOM Alliance’s R&D efforts which may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies evolve, we will need to upgrade or adapt our clean energy solutions with the latest technology, in particular our licensed-in long-life battery technology, and developing intelligent battery systems with CPUs and Internet of Things (IoT) devices attached, in order to leverage on our own-and-lease model. However, we may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our battery products.

Our products could have undetected defects, errors or bugs in hardware, firmware or software, which could reduce market adoption, damage our reputation with prospective clients, and/or expose us to product liability and other claims that could materially and adversely affect our business.

We may be subject to claims that our products have malfunctioned and persons were injured or purported to be injured due to latent defects. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. Any of these events could adversely affect our brand, reputation, financial condition or results of operations.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect our business and results of operations:

•	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential clients or partners;

•	interruptions or delays in sales;

•	equipment replacements;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new functionality or improvements;

•	negative publicity and reputational harm;

•	sales credits or refunds;

•	exposure of confidential or proprietary information;

•	diversion of development and client service resources;

•	breach of warranty claims;

•	legal claims under applicable laws, rules and regulations; and

•	the expense and risk of litigation.

We also face the risk that any contractual protections we seek to include in our agreements with clients are rejected, not implemented uniformly or may not fully or effectively protect from claims by clients, business partners or other third parties. In addition, any insurance coverage or indemnification obligations of suppliers for our benefit may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on our business, financial condition and results of operations. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

We are subject to risks relating to production scale manufacturing of our battery products, including battery separators, cells and packs, BEVs and ESS through partners in the longer term.

Our business plan contemplates that automakers and OEMs will manufacture our battery products, including battery separators, cells and packs, BEVs, and ESS, using our unique pre-calculated and calibrated manufacturing process. However, modifying or constructing these lines for production of our products could be more complicated or present significant challenges to our manufacturing partners that we do not currently anticipate. As with any large-scale capital project, any modification or construction of this nature could be subject to delays, cost overruns or other complications. Any failure to commence commercial production on schedule likely would lead to additional costs and could delay our ability to generate meaningful revenues. In addition, any such delay could diminish any “first mover” advantage we aim to attain, prevent us from gaining the confidence of OEMs and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.

Further, collaboration with third parties to manufacture our battery products reduces our level of control over the process. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints. There is risk of potential disputes with partners, which could stop or slow production, and we could be affected by adverse publicity related to our partners, whether or not such publicity is related to such third parties’ collaboration with us. In addition, we cannot guarantee that our suppliers will not deviate from agreed-upon quality standards.

We may be unable to enter into agreements with manufacturers on terms and conditions acceptable to us and therefore we may need to contract with other third parties or create our own commercial production capacity. We may not be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to adequately complete any transition may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

Manufacturing or use of our products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Due to the high energy density inherent in lithium-based batteries, our batteries can pose certain safety risks, including the risk of fire or explosion. Our battery risk management system provides early warning signals of battery faults or malfunction, but accidents causing death or personal injury or property damage can still occur. Although safety procedures is also incorporated in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks, the manufacture or use of our products may still cause accidents. Any accident, whether occurring at the manufacturing facilities or from the use of our products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage.

We are subject to regulations regarding the storage and handling of various products. We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims which could harm our business, prospects, operating results, and financial condition. We face inherent risk of exposure to claims in the event our batteries do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our X-SEPA separator and lithium manganese iron phosphate (LMFP) cathode are still in the development stage and have not yet been commercially mass produced. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our technology and business and inhibit or prevent commercialization of our battery products and future product candidates, which would have a material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed.

Our BEVs and our batteries as components of BEVs are subject to motor vehicle standards and the failure of the vehicles to satisfy such mandated safety standards could have a material adverse effect on the demand for our products, our business and our operating results.

All vehicles and batteries installed in the vehicles sold or leased must comply with applicable international and local motor vehicle safety standards, which vary by national and local jurisdictions. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving certain mandatory certifications. Failure by our vehicle manufacturing clients to satisfy motor vehicle standards could have a material adverse effect on our business and operating results.

Moreover, we may incur our own significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with the application of these regulations and changes to these regulations.

To the extent the laws become more stringent or otherwise change, our BEVs and/or our batteries may not comply with applicable international or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

There may be laws in jurisdictions we have not yet entered or laws of which we are unaware in jurisdictions we have entered that may restrict our sales or other business practices. Even for those jurisdictions we have analyzed, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with our or our client’s ability to sell products could have a negative and material impact on our business, prospects, financial condition and results of operations.

Future product recalls could materially adversely affect our business, prospects, financial condition and operating results.

Any product recall in the future, whether it involves our or a competitor’s product, may result in negative publicity, damage our brand and materially adversely affect our business, prospects, financial condition and operating results. In the future, we may voluntarily or involuntarily, initiate a recall if any of our products that are proven or possibly could be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, prospects, financial condition and operating results.

We were granted the exclusive license on certain patents and other pending patent applications from 3DOM Alliance pursuant to a license-in agreement entered into on November 22, 2022. The pending patent applications under such license-in agreement may not result in issued patents and the licensed patents may be invalidated or narrowly interpreted, in which event our competitiveness and value may be undermined.

Our key technological innovations, including innovations that are currently commercialized in our products and innovations that we plan to deploy in the future, are described in numerous issued patents and pending patent applications that we licensed from 3DOM Alliance. There is no assurance that the pending applications will result in issued patents. Further, we cannot guarantee that our use of these patents and associated inventions will not infringe upon rights of third parties. Also, to the extent that we endeavor to enforce our currently issued licensed patents or any patents that will be issued in the future, an alleged infringer may be able to assert that it has not infringed any claim of the applicable patent(s) and that the applicable patent(s) is in any event invalid or unenforceable. There can be no assurance that we will overcome those defenses. Further, if one or more of our patents are held to be invalid or unenforceable, or if claims of those patents are interpreted narrowly, or if patents fail to issue from our pending applications, our competitiveness and value may be undermined.

We rely heavily on the exclusively-licensed intellectual properties and technologies, which includes patent rights, trade secrets, trademarks, and know-how. If we are unable to protect and maintain access to these intellectual property rights, our business and competitive position would be harmed.

We may not be able to prevent unauthorized use of our exclusively-licensed intellectual property, which could harm our business and competitive position. We rely on a combination of the intellectual property protections afforded by patent, trademark and trade secret laws in Japan, Singapore and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights and competitive advantage in our licensed-in technologies. Third parties, including our business partners, may attempt to copy or otherwise obtain and use our intellectual property without our consent or may decline to license or defend necessary intellectual property rights to us on terms favorable to our business. Third parties may also attempt to challenge our use of certain intellectual property rights, particularly in countries where we do not hold patent rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could require involvement of the licensor, be time-consuming and expensive, and could divert management’s attention, all of which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our licensed-in technologies. All of our patent rights have been obtained through an exclusive license-in agreement from 3DOM Alliance. Because we do not own those patent rights, we have less control over their validity, maintenance and enforcement, which could harm our ability to maintain any competitive advantage those patent rights provide.

Any registrations for the intellectual property rights we own or license are constrained to the country in which the rights were issued or obtained. Many of the patents we license are not yet registered and are currently under review by the respective patent offices. Our efforts to protect against the unauthorized use of our intellectual property rights, technology and other licensed-in rights in those countries where our intellectual property is under review or not registered may be impossible. With respect to jurisdictions where our intellectual property is already registered, patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as Japan and Singapore. Therefore, our intellectual property rights may not be as strong or as easily enforced in some foreign countries, and efforts to protect against the unauthorized use of our intellectual property rights, technology and other licensed-in rights may be impossible in those countries. Failure to adequately protect or be able to use our exclusively-licensed intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage, a decrease in our revenue and reputational harm caused by inferior products offered by third parties, which would adversely affect our business, prospects, financial condition and operating results.

We are unable to guarantee that our technology, or its ultimate integration into electric vehicle battery packs, does not infringe intellectual property rights of third parties. We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell, license, lease or market our products or technologies, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from third parties relating to whether we are infringing their intellectual property rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, leasing, incorporating or using products that incorporate the challenged intellectual property;

•	pay substantial damages;

•	materially alter our research and development activities and proposed production processes;

•	obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or

•	redesign our battery cells at significant expense.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to continue to use the technology on reasonable terms, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not well-founded, could result in substantial costs, negative publicity, reputational harm and diversion of resources and management’s attention.

Third-party claims or litigation alleging infringement of patents or infringement or misappropriation of other proprietary rights, or seeking to invalidate our patents may adversely affect our business.

Our success depends in part on our avoiding infringement, misappropriation and other violations of the patents and other intellectual property rights of third parties. Claims of infringement, misappropriation, or other violation of patents or other intellectual property rights are often expensive and time-consuming to defend, and if we were unsuccessful in defense of such claims we could be forced to stop use of certain technologies and/or pay damages or on-going royalties. It is possible that at any time third-parties could attempt to assert an infringement or misappropriation claims if they believe our technology violates their intellectual property rights.

Some of our competitors may have more resources than we do to pursue claims of infringement or misappropriation. We may conclude that even if they are infringing our patents or other intellectual property rights, the risk-adjusted costs of bringing claims against them may be too high or otherwise not in your interest.

If we are unable to grow, or if we fail to manage future growth effectively, our revenue may not increase and we may be unable to implement our business strategy.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our clients’ requirements, all of which could materially adversely affect our business, financial condition and results of operations. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of engineers, sales and marketing personnel, client support personnel, professional services personnel, software engineers, technical personnel and management personnel, and the availability of such personnel may be constrained.

As we continue to grow, including from the integration of employees and businesses acquired in connection with previous or future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy client requirements or manufacture high-quality products. Additionally, we may not be able to expand and upgrade our infrastructure to accommodate future growth.

Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures and may divert financial resources from other projects such as the development of new products and services. If we are unable to manage our growth effectively, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected and we may be unable to implement our business strategy. Further, any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly which we expect our future expansion to include, among other things:

•	expanding the management team;

•	hiring and training new personnel;

•	leveraging consultants to assist with company growth and development;

•	conducting market research and analysis;

•	controlling expenses and investments in anticipation of expanded operations;

•	expanding design, production, and service departments;

•	implementing and enhancing administrative infrastructure, systems and processes; and

•	expanding our market share in international markets.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, results of operation and reputation.

Our operations are subject to environmental, health and safety rules laws and regulations laws and regulations including those governing hazardous material handling, transportation, and cleanup and occupational safety and health. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

We have not yet commenced mass production for our battery products. When mass production is commenced, we will engage OEM suppliers for the manufacturing of our battery products. The manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our company brand, finances, or ability to operate.

While we require that our OEMs and other suppliers have reasonably designed and implemented policies and programs to assure compliance with these laws and regulations and to avoid hazardous substance release lability, there can be no guarantee that the substantial costs incurred by new or more stringent compliance obligations will not be passed on to us.

Regulatory actions, legal proceedings and customer complaints against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects. Our directors, management, shareholders and employees may also from time to time be subject to legal proceedings, which could adversely affect our reputation and results of operations.

Along with growth and expansion of our business, we may be involved in litigation, regulatory proceedings and other disputes arising in or outside the ordinary course of our business. In general, such litigation and disputes may result in claims for actual damages, freezing of our assets, diversion of our management’s attention and reputational damage to us and our management, and the probability and amount of liability, if any, may remain unknown for long periods of time. Given the uncertainty, complexity and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. Therefore, our reserves for such matters may be inadequate. Moreover, even if we eventually prevail in these matters, we could incur significant legal fees or suffer significant reputational harm, which may negatively affect our operating results if changes to our business operations are required. There may also be negative publicity associated with litigation that could decrease consumer acceptance of our product offerings, regardless of whether the allegations are valid or whether we are ultimately found liable. In addition, our directors, management, shareholders and employees may from time to time be subject to litigation, regulatory investigations, proceedings and/or negative publicity or otherwise face potential liability and expense in relation to commercial, labor, employment, securities or other matters, which could adversely affect our reputation and results of operations. As a result, litigation may adversely affect our business, financial condition, results of operations or liquidity.

We may be subject to declining average selling and leasing prices, which may harm our revenue and gross profits.

Electric vehicles, light electric vehicles and energy storage systems are subject to declines in average selling and leasing prices due to rapidly evolving technologies, industry standards and consumer preferences. As a result, our clients may expect us as suppliers to cut our costs and lower the price of our products in order to mitigate the negative impact on their own margins.

We expect to face possible market-driven downward pricing pressures in the future. Our revenue and profitability will suffer if we are unable to offset any declines in our average selling or leasing prices by developing new or enhanced products with higher prices or gross profit margins, increasing our sales or leasing volumes or reducing the material costs of our products on a timely basis.

Our battery products rely on software and hardware that are highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our products rely on software and hardware, including software and hardware developed or maintained internally or by third parties, that are highly technical and complex and will require modification and updates over the life of a battery product. Certain of our products depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our hardware and software or third party components and software that we utilize in our products may also contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the products. In addition, our systems are subject to certain technical limitations that may compromise our ability to meet the objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Although we attempt to remedy any issues that we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production, or may not be to the satisfaction of our clients. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to our brand, loss of clients, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

The unavailability, reduction or elimination of government and economic incentives due to policy changes or government regulation could have a material adverse effect on our business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle industry or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our battery power solutions. While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future or that they will remain at current levels. In particular, our business will be affected by local and foreign tax credits, rebates, grants and other government programs and incentives that promote the use of electric vehicles. Additionally, our business will be affected by laws, rules and regulations that require reductions in carbon emissions or the use of renewable fuels. These programs and regulations, which have the effect of encouraging the demand for electric vehicles, could expire or be repealed or amended for a variety of reasons. For example, parties with an interest in gasoline and diesel, natural gas or other alternative vehicles or vehicle fuels, including lawmakers, regulators, policymakers, environmental or advocacy organizations, OEMs, trade groups, suppliers or other powerful groups, may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote battery powered vehicles. Many of these parties have substantially greater resources and influence than we have. Further, changes in local or foreign political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementation, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other alternative fuels or alternative vehicles over battery power, would reduce the market for batteries as a source of power and harm our operating results, liquidity and financial condition.

We will face risks associated with potential international operations, including unfavorable local regulatory, political, tax and labor conditions, which could harm our business.

We will face risks associated with any potential international operations, including possible unfavorable local regulatory, political, tax and labor conditions, which could harm our business. We anticipate having subsidiaries that are subject to the legal, political, regulatory and social requirements and economic conditions in international jurisdictions. We may be subject to a number of risks associated with international business activities that may increase our costs, impact our ability to manufacture, sell or lease our products and require significant management attention. These risks include, but are not limited to:

•	conforming our products to various international regulatory requirements where those products are sold or leased, which requirements may change over time;

•	local and foreign government trade restrictions, tariffs and price or exchange controls;

•	changes in diplomatic and trade relationships;

•	political instability, civil disturbances, war, military conflict, religious or ethnic strife, terrorism and general security concerns;

•	the occurrence of severe health epidemics, pandemics or other disease outbreaks; and

•	the strength of international economies.

If we fail to address these risks successfully, our business and prospects could be negatively impacted.

Our operations and investments are located in Asia-Pacific and we are therefore exposed to various risks inherent in operating and investing in the region.

We will be focusing primarily on the Asia-Pacific market, including but not limited to Singapore, Thailand, the Philippines, Indonesia, India, Australia, and PNG, which means that other than assets located in and most of the income derived from our Singapore and Australia business, our assets and income are located in emerging market countries. Emerging market countries are typically subject to greater political, policy, legal, economic, taxation and other risks and uncertainties, including but not limited to the risk of expropriation, nationalization and commercial or governmental disputes, inflation, interest rate and currency fluctuations and greater difficulty in enforcing or collecting payment against contracts or in having certainty that all required governmental and regulatory approvals necessary to run our business are in place and will be renewed. Asian markets are inherently non-homogenous and require bespoke business models for each country in which we operate which adds complexity and reduces economies of scale.

Emerging market countries where we operate may have less sophisticated legal, taxation and regulatory systems and frameworks, including but not limited to unexpected changes in, or inconsistent application, interpretation or enforcement of, applicable laws and regulatory requirements. In particular, because legislation and other laws and regulations in emerging markets are often undeveloped, it is frequently difficult to interpret those laws and regulations with certainty. Regulatory authorities may adopt different interpretations to us or may revise laws, regulations or interpretations, potentially with retrospective effect, in ways that adversely affect our business, financial condition and/or results of operations. This gives rise to increased risks relating to labor practices, foreign ownership restrictions, tax regulation and enforcement, difficulty in enforcing contracts, changes to or uncertainty in the relevant legal and regulatory regimes and other issues in the markets where we operate or may in the future operate. Such risks could interrupt or adversely impact some or all of our business and may adversely affect our business, financial condition and results of operations.

Most of the countries we will be focusing on have experienced political and social instability at various times in the past, including but not limited to acts of political violence and civil unrest. These countries also have been subject to a number of terrorist attacks and other destabilizing events, which have led to economic and social volatility. There can be no assurance that similar destabilizing events will not occur in the future. Any such destabilizing events could interrupt and adversely affect our business, financial condition and results of operations.

Investors should also note that emerging markets are also subject to rapid change. An increase in the perceived risks associated with investing in emerging economies could reduce foreign investment in these countries, which may have a materially adverse impact on the battery markets in those places, or make it more difficult for us to obtain debt and equity financing, which could adversely affect our financial capacity to meet our business objectives and therefore adversely affect our business, financial condition and results of operations.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.

We plan to operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We may earn revenue in Singaporean Dollars, Australia Dollars, Thai Baht, Indonesian Rupiah, Indian Rupee, Philippine Peso and PNG Kina among other currencies. Our consolidated financial statements are presented in U.S. Dollars, which is the functional currency of noco-noco. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. Furthermore, a substantial amount of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

Changes in public policies affecting the development and more widespread adoption of electric vehicles could affect the demand for our products.

We mainly offer leasing services of our battery products, including batteries, BEVs and ESS, and manage carbon abatement projects and sell carbon credits to commercial transportation companies, renewable energy plants and power plants. If the market for electric vehicles or renewable energy does not develop, demand for our products or services could be harmed. As a result, our success depends, in part, on laws that affect demand for electric vehicles. For example, laws compelling the reduction of greenhouse gas emissions could create opportunity for increased sales of our batteries for incorporation in BEVs. Incentives, including tax credits or rebates, for electric vehicle purchases to reduce greenhouse gas emissions create a climate in which our sales may increase. Eliminating or phasing out such incentives could have the opposite effect. The continuous generation of carbon credits is an essential component to offset the unavoidable emissions in our leasing business. Our financial success may depend, in part, on our ability to generate tradable regulatory emission credits and provide carbon offset solutions to our clients. Laws that restrict or diminish the value of such credits may lessen our electric vehicle producing clients’ demand for our batteries.

Our carbon abatement solutions business may be impacted by climate-related activities.

Our carbon abatement solutions business may be impacted by certain climate-related activities, including:

•	technological advancements in the carbon reduction/removal process to mitigate climate change;

•	domestic and international regulatory compliance response to climate change, or imposition of any specific taxation, penalties or fines, and

•	unpredictable and extreme weather patterns and events which may extend to a long-term shift in climate weather patterns.

Given our carbon abatement solutions business are largely exposed to climate-related activities, any unfavorable changes will have an adverse impact on us, and may further impact the ongoing viability of our carbon abatement projects.

Our business depends substantially on the continuing efforts of our senior management team and the loss of one or more of these employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. We also rely on our management team in the areas of research and development, marketing, services and general administrative functions. If one or more of our other senior executives are unable or unwilling to continue to work for us in their present positions, we would be significantly disadvantaged. Moreover, if any of our current or former senior executives joins a competitor or forms a competing company, we may lose clients, suppliers, know-how and key personnel. Each of our executive officers has entered into an employment agreement with us, which contains confidentiality clauses.

Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel, in particular engineers specializing in various disciplines, including battery design and production. Experienced and highly skilled employees are in high demand and competition for these employees can be intense. Our ability to hire, attract and retain them depends on our ability to provide competitive compensation packages. We may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel, and our failure to do so could adversely affect our business, prospects, financial condition and operating results.

The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business. We do not currently maintain key man life insurance policies with respect to every officer and will evaluate whether to obtain such additional key man life insurance policies. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.

Any failure to offer high-quality maintenance services may adversely affect our relationships with our clients and harm our financial results.

We are highly dependent on the quality of our products, our business reputation and on strong recommendations from our existing clients. Any failure to maintain high-quality maintenance services, or a market perception that we do not maintain high-quality maintenance, could harm our reputation, adversely affect our ability to lease our products to existing and prospective clients, and harm our business, operating results and financial condition.

We provide maintenance services with the batteries, BEVs and ESS when we lease to our clients and may be unable to respond quickly enough to accommodate short-term increases in demand for maintenance services, particularly as we increase the size of our client base. Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect our results of operations.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of us. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

We have identified material weaknesses in our internal control over financial reporting. Our failure to maintain an effective system of internal control over financial reporting may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations, which may adversely affect investor confidence in us and, as a result, the value of our shares.

Our management has concluded that, as of June 30, 2022, our existing disclosure controls and procedures and internal control over financial reporting were ineffective, due to a material weakness. The material weakness relates to lack of sufficient financial reporting and accounting personnel, especially those with U.S. GAAP knowledge. Moreover, even if our management may in the future conclude that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it concludes that we have not maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

As we became a public company following the consummation of the Business Combination, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Section 404 of the Sarbanes-Oxley Act requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with its second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm may need to attest to and report on the effectiveness of our internal control over financial reporting. We may be unable to timely complete our evaluation testing and any required remediation.

In addition, because we will be an “emerging growth company” and intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting, any remedial measures that we take to remedy material weaknesses and control deficiencies may not be independently verified by an independent third party.

The growth and expansion of our business may place a significant strain on our operational and financial resources in the future. As we continue to grow, we may not be able to successfully implement requisite improvements to our internal control systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting.

We may need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

The design, manufacture, sale and servicing of our battery products are capital-intensive. We expect that following the consummation of the Business Combination, we will have sufficient capital to fund our planned operations for the next three years, at which point we expect to be generating self-sustaining free cash flow. However, we may need to raise additional capital to scale our operations, continue licensing in intellectual properties and technologies and expand into emerging markets. Further, we may subsequently determine that additional funds are necessary earlier than anticipated. We may raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. This capital may be necessary to fund our ongoing operations, continue improving our technologies, and development and design efforts. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected.

We rely on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

Experienced computer programmers and hackers may be able to penetrate our network and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. While we employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on our systems which could adversely affect our business, operations, or products.

Any claim that our products or systems are subject to a cybersecurity risk, whether valid or not, could damage our reputation and adversely impact our revenues and results of operations. We manage and store various proprietary information and sensitive or confidential data relating to our business, which in the future may as well contain information from our suppliers and clients. Breaches of our or any of our third party suppliers’ security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us or our clients or suppliers, including the potential loss or disclosure of such information or data as a result of fraud, trickery or other forms of deception, could expose us or our clients or suppliers to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise harm our business.

To the extent we experience cyber-security incidents in the future, our relationships with our clients and suppliers may be materially impacted, our brand and reputation may be harmed and we could incur substantial costs in responding to and remediating the incidents and in resolving any investigations or disputes that may arise with respect to them, any of which would cause our business, operations, or products to be adversely affected. In addition, the cost and operational consequences of implementing and adding further data protection measures could be significant.

We may in the future be, adversely affected by the global COVID-19 pandemic or other similar outbreaks.

We face various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 may impact our potential clients and suppliers by disrupting the manufacturing, delivery and overall supply chain of battery and BEV manufacturers and suppliers and may lead to a global decrease in battery and BEV sales or leasing in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. Although we had not experienced any impact from the pandemic, these measures still may adversely impact our employees, research and development activities and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities in the future. In addition, various aspects of our business cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our future manufacturing plans, sales and marketing activities, business and results of operations. We may take actions as may be required by government authorities or that it determines are in the best interests of its employees, suppliers, vendors and business partners.

The extent to which the COVID-19 pandemic may impact our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even after the COVID-19 pandemic has subsided, we may experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.

The future impact of the COVID-19 outbreak is highly uncertain and cannot be predicted and there is no assurance that such outbreak will not have a material adverse impact on our business, financial condition and results of operations. The extent of the impact will depend on future developments, including actions taken to contain COVID-19, and if these impacts persist or exacerbate over an extended period of time.

Our business activities in the Oceanian countries may be subject to native title and/or indigenous cultural heritage rights.

Native title and/or indigenous cultural heritage rights may impact our ability to obtain landowner agreements, permits and approvals. In Australia, the Native Title Act 1993 (Cth) recognizes rights of indigenous Australians over land, and such recognition may impact or delay our ability to carry out our business activities, either wholly or partially. There are also Australian state and territory legislations which impose duties of care on us to ensure all practical and reasonable measures are taken to avoid damaging or destroying indigenous cultural heritage. These laws and regulations are subject to constant review and amendments. If we are unable to obtain consent from indigenous persons to the potential target areas of a planned carbon abatement project, that particular project would have to be abandoned, which will adversely affect our business and financial performance.

In addition, our business activities may be subject to the First Nations and/or indigenous persons claims. To carry out our business activities, consultation and discussions with the First Nations and/or other indigenous groups will be required from time to time. Any unsuccessful consultation or discussions will impact our ability to perform our business activities. In the event the land underlying a carbon abatement project is determined to be native title, we will need to appropriately amend our internal policies and procedures to ensure compliance, which may delay our project timeline and adversely affect our business. In addition, we may at times be restricted, either legally or culturally, from the properties or lands due to sociological issues, which may also adversely affect our business.

We may be subject to government policy changes under the federal political system of Australia.

Australia has consistently operated under a mild two-party federal political system, with two major party alliances dominating the political groupings in the Australian system. The carbon abatement projects, although having experienced prolonged periods of continuance between both party alliances, may be revoked upon a change in the federal system to be realigned with the incumbent political party’s policies. Any change in government policies, legislation or regulation that affect carbon abatement projects may directly impact our business operations. Generally, the state-based political parties in Australia also follow a mild two-party system, which may present conflicts between state policies and federal policies, in turn creating uncertainty and volatility for our operations.

In addition, there may be changes in taxation, interest rates and other administrative functions of both the state and federal governing laws and regulations which may have an adverse impact on our assets, operations and financial performance. Changes to existing laws and regulations governing the carbon abatement projects may also require us to implement such changes, which may adversely impact both current and any future projects.

Uncertainties with respect to laws and regulations in the countries in which we operate could adversely affect our business, financial condition and results of operations.

Our business is subject to a range of regulations, including but not limited to safety, environmental, tax, anti-money laundering, countering of terrorism financing and competition legislation in different jurisdictions. Governments and regulatory authorities in the countries where we operate may from time to time make changes to applicable laws and regulatory policies, which may make it more difficult or onerous for us to operate. Additionally, laws and policies in emerging markets may change at short notice and may subject us to additional penalties.

In addition, any interpretation of laws and practice by the governments and/or regulatory authorities that is contrary to our views of those laws and practice may adversely affect our liabilities or expose us to legal, regulatory or other actions. Inconsistent enforcement of laws also creates compliance risks, as it may make it difficult for us to engage with regulatory authorities on compliance matters. Such inconsistency may also result in variability in the penalties associated with any non-compliance. Appeals against the enforcement actions taken by regulatory authorities may not always be possible, and it may take a long time to reach conclusion, may incur significant costs and the results may be uncertain and involve external influences outside our control.

Risks Related to Ownership of Our Securities

The market price and trading volume of our Securities may be volatile and could decline significantly.

The stock markets, including the Nasdaq on which we listed our Ordinary Shares and Warrants (collectively, “Securities”), have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Securities, the market prices of our Securities may be volatile and could decline significantly. In addition, the trading volumes in our Securities may fluctuate and cause significant price variations to occur. If the market prices of our Securities decline significantly, you may be unable to resell our Securities you held at or above the market price of the our Securities as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of our Securities will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, cash flows, level of indebtedness, liquidity or financial condition;

•	announcements by us or our competitors of significant business developments;

•	changes in clients;

•	acquisitions or expansion plans;

•	our involvement in litigation;

•	sale of our Ordinary Shares or Warrants or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	the trading volume of our Securities;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines;

•

other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to the ongoing COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events; and

•	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our Securities, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, it could incur substantial costs and our management’s attention and resources could be diverted. In particular, our share prices have been declining since the consummation of the Business Combination. As of October 2, our share price traded at US$1.11 per share. If our share price falls below US$1.00 per share for a 30-trading day period, we could be subject to delisting under Nasdaq Stock Market Rules.

We may issue additional Ordinary Shares or other equity or convertible debt securities without approval of the holders of our Securities, which would dilute existing ownership interests and may depress the market price of our Securities.

We may continue to require capital investment to support its business, and we may issue additional Ordinary Shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of our Securities in certain circumstances.

Our issuance of additional Ordinary Shares or other equity or convertible debt securities would have the following effects: (i) Our existing shareholders’ proportionate ownership interest in us may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding Ordinary Share may be diminished; and (iv) the market price of our Securities may decline.

Furthermore, our employees, directors or consultants are expected to be granted equity awards under the PubCo Incentive Plan, subject to a limit of 5% of the fully diluted share capital that is issued and outstanding upon consummation of the Business Combination, in the first year of issue. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for our Ordinary Shares.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, the market price and trading volume of our Securities could decline significantly.

The trading market for our Securities will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of us, or if these securities or industry analysts are not widely respected within the general investment community, the demand for our Securities could decrease, which might cause the market prices and trading volumes of our Securities to decline significantly. In the event that we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrade their assessment of us or publish inaccurate or unfavorable research about our business, the market price and liquidity of our Securities could be negatively impacted.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Nasdaq listing requirements and other applicable securities rules and regulations. These expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to its business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Our management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to obtain such coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects.

These factors could also make it more difficult for us to attract and retain qualified members of its board of directors, particularly to serve on our audit and risk committee, remuneration committee and nominating committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could have an adverse effect on our business, financial condition, results of operations and prospects.

We are an “emerging growth company” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Securities less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act and will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Securities held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Furthermore, even after we no longer qualifies as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, our shareholders may not have access to certain information they deem important. We cannot predict if investors will find our Securities less attractive because it relies on these exemptions. If some investors do find our Securities less attractive as a result, there may be a less active trading market and the market price of our Securities may be more volatile.

We are a company incorporated in the Cayman Islands and have qualified as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer as such term is defined in Rule 405 under the Securities Act and are a company incorporated in the Cayman Islands, and, we are a listed company on the Nasdaq. The Nasdaq market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies.

Because we have qualified as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

In addition, we are not required to have: (i) a majority of the board of directors consist of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating and corporate committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

We intend to rely on some of the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq applicable to U.S. domestic public companies.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, you may receive less or different information about us than you would receive about a U.S. domestic public company.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, including costs related to the preparation of financial statements in accordance with U.S. GAAP, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Because we are a “controlled company” as defined in the Nasdaq Stock Market Rules, you may not have protections of certain corporate governance requirements which otherwise are required by Nasdaq’s rules.

Under Nasdaq’s rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. We are a controlled company because 3DOM Alliance, our parent company, holds more than 50% of our voting power. For so long as we remain a controlled company, we are not required to comply with the following permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•	our board of directors is not required to be comprised of a majority of independent directors.

•	our board of directors is not subject to the compensation committee requirement; and

•	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

As a result, if we take advantage of these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. We intend to take advantage some of these controlled company exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

You may face difficulties in protecting your interests, and certain judgement obtained against our directors and officers may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands, and we conduct a majority of its operations through our subsidiary, noco-noco Pte. Ltd., outside the United States. Substantially all of our assets are located outside the United States. All of our current officers and directors are nationals and residents of countries other than the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise and it will be difficult to effect service of process within the United States upon our officers or directors, or enforce judgments obtained in United States courts against our officers or directors. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Asian region could render you unable to enforce a judgment against our assets or the assets of our directors and officers. In addition, it is unclear if any applicable extradition treaties now in effect between the United States and Asia markets would permit effective enforcement of criminal penalties of U.S. federal securities laws.

In addition, our corporate affairs are governed by the Amended PubCo Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to our Company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, any special resolutions passed by such companies and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under the Amended PubCo Charter to determine whether or not, and under what conditions, our corporate records may be inspected by its shareholders, but we are not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of our Company). This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

We are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

The ability of our operating subsidiaries in certain Asia markets to distribute dividends to us may be subject to restrictions under their respective laws.

We are a holding company, and our operating subsidiaries may be located in Singapore, Thailand, the Philippines, Indonesia, India, Australia, or PNG. Part of our primary internal sources of funds to meet its cash needs will be its share of the dividends, if any, paid by our operating subsidiaries. The distribution of dividends to us from the operating subsidiaries in these markets as well as other markets where we may operate is subject to restrictions imposed by the applicable laws and regulations in these markets.

It is not expected that we will pay dividends in the foreseeable future.

It is expected that we will retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.

Our board of directors have complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from our operating subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. Holders of our Securities should not rely on an investment in our Securities as a source for any future dividend income. You may not realize a return on your investment in our Securities and you may even lose your entire investment in our Securities.

Risks Related to Taxation

We may not achieve the intended tax efficiencies of our corporate structure and intercompany arrangements, which could increase our worldwide effective tax rate.

Our corporate structure and intercompany arrangements, including but not limited to the manner in which we conduct our intercompany and related party transactions, are intended to provide us with worldwide tax efficiencies. The application of tax laws of various jurisdictions to our business activities is subject to interpretation and also depends on our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The tax authorities of jurisdictions where we operate may challenge our methodologies for intercompany and related party arrangements, including but not limited to transfer pricing, or determine that the manner in which we operate does not achieve the intended tax consequences, which could increase our worldwide effective tax rate and adversely affect our business, financial position and results of operations.

A certain degree of judgment is required in evaluating our tax positions and determining our provision for income taxes. In the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rate could be adversely affected by lower than anticipated earnings in markets where we have lower statutory rates and higher than anticipated earnings in markets where we have higher statutory rates, by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. Any of these factors could adversely affect our business, financial position and results of operations.

We could face uncertain tax liabilities in various jurisdictions in which we operate, which could adversely impact our operating results.

We are subject to the tax laws and policies of each of the countries in which we operate. Since legislation and other laws and regulations (particularly in relation to tax) in emerging markets, such as the markets where we operate, are often undeveloped and the interpretation, application and enforcement of tax laws and policies in emerging market countries is uncertain, there is a risk that we may be unable to determine our taxation obligations with certainty.

We obtain external tax advice from time to time on the application of tax laws to our operations. Due to the aforementioned challenges of interpretation and consistency of application and enforcement, obtaining such advice may be difficult and opinions on the law may differ. The determination of our provision for tax liabilities requires significant judgment and estimation and there are classifications, transactions and calculations where the ultimate tax payable is uncertain.

Our tax exposure and obligations exist in each of the jurisdictions in which we presently operate and may arise in other jurisdictions in the future in the event that we commence operations in such new jurisdictions, either organically or through acquisitions. These risks may increase when we acquire a business, particularly to the extent that there are limitations or restrictions on the scope or nature of the financial, tax and other due diligence investigations that we are able to undertake in connection with the acquisition, or where the vendors withhold material information. Given the nature of our business, we are also exposed to the general changes in digital taxation policy that are happening globally.

From time to time, we establish provisions to account for uncertainties as well as timing and accounting differences in respect of income tax and indirect taxes, including but not limited to in relation to businesses that are acquired by us. While we have established our tax and other provisions using assumptions and estimates that we believe to be reasonable, these provisions may prove insufficient given the risks and uncertainties inherent in the taxation systems in the countries where we operate. Any adverse determinations by a revenue authority in relation to our tax obligations may have an adverse effect on our business, financial condition and results of operations, and may adversely impact our operations in the relevant jurisdiction and our reputation.

We may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

For U.S. federal income tax purposes, we will be a passive foreign investment company (“PFIC”) for any taxable year in which, after the application of certain look-through rules with respect to subsidiaries, either (i) at least 75% of our gross income consists of passive income or (ii) at least 50% of the average value of our assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and certain capital gains. Cash is generally a passive asset. Goodwill is active to the extent attributable to activities that produce or are intended to produce active income. Based on the current and projected composition of our income and assets, and the expected value of our assets, including goodwill, which is based on the expected price of our Ordinary Shares, we do not expect to be a PFIC for the current taxable year. However, because PFIC status is determined on an annual basis, and any determination of PFIC status may not be known until the close of each taxable year in question, and our PFIC status for the current taxable year and any future taxable year will depend upon the future composition of our income and assets, there can be no assurance that we will not be a PFIC for any taxable year.

If we are a PFIC for any taxable year during which a U.S. investor holds Ordinary Shares, we generally would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding taxable years during which the U.S. investor holds such Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status. In such case, such a U.S. investor generally will be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on disposition of Ordinary Shares as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) compliance with certain reporting requirements. We do not intend to provide the information that would enable investors to make a qualified electing fund election that could mitigate the adverse U.S. federal income tax consequences should we be a PFIC. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of Ordinary Shares if we are to become classified as a PFIC.

For further discussion, see “Tax Consideration—Material United States Federal Income Tax Consideration.”

THE PURCHASE AGREEMENT

General

On August 14, 2023, we entered into the Purchase Agreement with Arena Business Solutions Global SPC II, Ltd Pursuant to the Purchase Agreement, we have the right to sell to Arena up to US$150,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely and exclusively at our option, and we are under no obligation to sell any securities to Arena under the Purchase Agreement. Arena has no right to require us to sell any Ordinary Shares to Arena, but Arena is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that Arena could be obligated to pay for the Ordinary Shares under the Purchase Agreement.

In accordance with the Purchase Agreement, we have filed the Registration Statement that includes this prospectus with the SEC to register under the Securities Act the resale by Arena of an aggregate of up to 33,000,000 Ordinary Shares, including (i) Ordinary Shares that we may, in our sole discretion, elect to issue and sell to Arena, from time to time after the date of this prospectus, pursuant to (and limited by the terms of) the Purchase Agreement and (ii) additional Ordinary Shares which, in our sole discretion, may be issuable as a commitment fee in lieu of a cash payment in accordance with the terms of the Purchase Agreement.

From and after the Commencement, we will control the timing and amount of any sales of our Ordinary Shares to Arena. Actual sales of our Ordinary Shares to Arena under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Ordinary Shares, and determinations by us as to the appropriate sources of funding for our business and operations. The net proceeds that we may receive under the Purchase Agreement, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell shares to Arena, our ability to meet the conditions of the Purchase Agreement and the other limitations, terms and conditions of the Purchase Agreement and any impacts of the Beneficial Ownership Limitation and the Exchange Cap. We expect that any proceeds received by us from such sales to Arena, if any, will be used for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the Registration Statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

The number of our Ordinary Shares ultimately offered for resale by Arena through this prospectus is dependent upon the number of Ordinary Shares, if any, we elect to sell to Arena under the Purchase Agreement from and after the Commencement Date. The issuance of our Ordinary Shares to Arena pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Ordinary Shares that our existing shareholders own will not decrease, the Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Ordinary Shares after any such issuance.

Purchase of Shares Under the Purchase Agreement

Upon the initial satisfaction of the conditions to Arena’s purchase obligations set forth in the Purchase Agreement (the “Commencement”), including that the Registration Statement that includes this prospectus shall have been declared effective by the SEC, we will have the right, but not the obligation, from time to time in our sole discretion over the 36-month period beginning on the date upon the satisfaction of the conditions precedent to the right of our Company to deliver an advance notice occurs (the “Commencement Date”), to direct Arena to purchase a specified number of our Ordinary Shares not to exceed certain limitations set forth in the Purchase Agreement, by timely delivering an advance notice to Arena (each, an “Advance Notice”), on any trading day (each, a “Purchase Date”). The number of Ordinary Shares of each Purchase (“Maximum Purchase Amount”) varies in accordance with the time the Advance Notice is received, (a) if the Advance Notice is received by 8:30 a.m. Eastern Time, the lower of: (i) an amount equal to forty percent (40%) of the average of the daily value traded of the Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $10 million, (b) if the Advance Notice is received after 8:30 a.m. Eastern Time but on or prior to 10:30 a.m. Eastern Time, the lower of (i) an amount equal to thirty percent (30%) of the average of the daily value traded of Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $6 million, and (c) if the Advance Notice is received after 10:30 a.m. Eastern Time but on or prior to 12:30 p.m. Eastern Time, the lower of: (i) an amount equal to twenty percent (20%) of the average of the daily value traded of the Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $3 million.

The per share purchase price that Arena is required to pay for our Ordinary Shares in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Ordinary Shares (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (a) from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received before 8:30 a.m. Eastern Time, (b) from 11:00 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received after 8:30 a.m. Eastern Time and before 10:30 a.m. Eastern Time and (c) from 1:00 p.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received after 10:30 a.m. Eastern Time and before 12:30 p.m. Eastern Time (the “Purchase Valuation Period”). If the total day’s VWAP at the end of any given 1-hour interval has changed by +/- 10% versus the previous 1-hour interval, the purchase price will be 90% of Arena’s sale execution for that day.

Termination

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month following the 36-month anniversary of the Purchase Agreement, and (ii) the date on which Arena shall have purchased from us under the Purchase Agreement our Ordinary Shares for an aggregate gross purchase price of US$150,000,000, subject to the Beneficial Ownership Limitations and the Exchange Cap. We may terminate the Purchase Agreement effective upon five trading days’ prior written notice to Arena; provided that (i) there are no outstanding Advance Notices, and the Ordinary Shares under which have yet to be issued, and (ii) we have paid all amounts owed to Arena pursuant to the Purchase Agreement. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties.

Fees

In consideration for Arena’s execution and delivery of the Purchase Agreement, we may, in our sole discretion, either pay in cash, or issue to Arena, as a commitment fee, that number of Ordinary Shares having an aggregate dollar value equal to $3,000,000 (the “Commitment Fee Shares”) within thirty (30) calendar days of the closing of the Business Combination in the case of a cash settlement, or promptly (but in no event later than one (1) trading day) after the effectiveness of the Registration Statement of which this prospectus is made a part; provided however, that we must elect in writing, within ten (10) business days of the closing of the Business Combination, to pay such commitment fee in our Ordinary Shares.

If we elect to issue Ordinary Shares, the Commitment Fee Shares will be subject to a true-up after the initial issuance pursuant to paragraph above whereby we will deliver irrevocable instructions to our transfer agent to electronically transfer to Arena or its designee(s) that number of Ordinary Shares having an aggregate dollar value equal to $3,000,000 based on the lower of (A) the per Ordinary Share price, which price will be equal to the simple average of the daily VWAP of our Ordinary Shares during the ten trading days immediately preceding the effectiveness of the Registration Statement (the “Commitment Fee Share Price”) and (B) the lower of (i) the simple average of the three lowest intraday trade prices over the 20 trading days after (and not including) the date of effectiveness of the Registration Statement and (ii) the closing price on the 20th trading day after the effectiveness of the Registration Statement. We will therefore promptly (but in no event later than one trading day) issue to Arena the Commitment Fee Shares based on the Commitment Fee Share Price upon effectiveness of the Registration Statement, and will, if applicable, issue additional Commitment Fee Shares to Arena promptly (but in no event later than one trading day after the end of the pricing period described in the preceding clause (i)).

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to Arena under the Purchase Agreement is subject to the satisfaction of certain conditions, all of which are entirely outside of Arena’s control, including, among other things, the following:

•	The accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

•

the effectiveness of the Registration Statement that includes this prospectus (and any one or more additional registration statements to be filed with the SEC that register Ordinary Shares that may be issued and sole by us to Arena under the Purchase Agreement);

•	us having obtained all required permits and qualifications for the offer and sale of all Ordinary Shares issuable pursuant to such Advance Notice;

•	no Material Outside Event (as defined in the Purchase Agreement) shall have occurred or be continuing;

•	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

•

the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Purchase Agreement;

•

no suspension of the trading in Ordinary Shares by the SEC or the Principal Market (as defined in the Purchase Agreement), no final and non-appealable notice that the listing or quotation of the Ordinary Shares on the Principal Market shall be terminated, and no violation of the shareholder approval requirements of the Principal Market incurred by the issuance of the Ordinary Shares;

•	a sufficient number of authorized but unissued and otherwise unreserved Ordinary Shares for the issuance of all the Ordinary Shares issuable pursuant to such Advance Notice;

•	the representations contained in the applicable Advance Notice shall be true and correct in all material respects; and

•	the Pricing Period for all prior Advance Notices shall have been completed.

No Short-Selling or Hedging by Arena

Arena has agreed that neither it nor any of its agents, representatives and affiliates shall in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of our Ordinary Shares or (ii) hedging transaction, which establishes a net short position with respect to our Ordinary Shares during any time prior to the termination of the Purchase Agreement.

Limitations on Sales

Pursuant to the terms of the Purchase Agreement, we will not sell to Arena Ordinary Shares in excess of the Exchange Cap, which is 19.99% of the then outstanding Ordinary Shares of our Company before such proposed purchase and sale, unless we obtain shareholders’ approval to issue Ordinary Shares in excess of the Exchange Cap.

The Purchase Agreement also prohibits us from directing Arena to purchase any shares if those shares, when aggregated with all other shares then beneficially owned by Arena and its affiliates as a result of purchases under the Purchase Agreement, would result in Arena and its affiliates having beneficial ownership of more than 4.99% of our then outstanding shares.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Ordinary Shares after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell our Ordinary Shares or any securities exercisable, exchangeable or convertible into our Ordinary Shares at a future determined price.

Finder Fees

Except for GSS Capital Group (the Investment Banking/Corporate Finance Department of Garden State Securities, Inc.), neither we nor Arena has had any dealings in connection with the Purchase Agreement transaction with any finder or broker who will demand payment of any fee or commission from the other party.

Effect of Performance of the Purchase Agreement on Our Shareholders

All 33,000,000 Ordinary Shares registered in this offering which may be issued or sold by us to Arena under the Purchase Agreement are expected to be freely tradable. It is anticipated that Ordinary Shares registered in this offering will be sold over a period of up to 36-months commencing on the date that the Registration Statement of which this prospectus is made a part becomes effective. The sale by Arena of a significant number of Ordinary Shares registered in this offering at any given time could cause the market price of our Ordinary Shares to decline and to be highly volatile. Sales of our Ordinary Shares to Arena, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Arena all, some or none of the Ordinary Shares that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell Ordinary Shares to Arena, after Arena has acquired the Ordinary Shares, Arena may resell all, some or none of those Ordinary Shares at any time or from time to time in its discretion. Therefore, sales to Arena by us under the Purchase Agreement, the resale by Arena of a significant amount of Ordinary Shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of Ordinary Shares to decline and to be highly volatile and may result in substantial dilution to the interests of other holders of our Ordinary Shares. In addition, if we sell a substantial number of Ordinary Shares to Arena under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Ordinary Shares or the mere existence of our arrangement with Arena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our Ordinary Shares to Arena and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Investors who purchase Ordinary Shares from Arena in this offering at different times will likely pay different prices for those Ordinary Shares; thus they may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Ordinary Shares they purchase from Arena in this offering as a result of future sales made by us to Arena at prices lower than the prices such investors paid for their Ordinary Shares in this offering.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Arena to purchase up to $150,000,000 of our Ordinary Shares. The number of Ordinary Shares ultimately offered for resale by Arena under this prospectus is dependent upon the price per share at which we sell our Ordinary Shares to Arena pursuant to the Purchase Agreement. Because the purchase price per share to be paid by Arena for the Ordinary Shares that we may elect to sell under the Purchase Agreement, if any, will fluctuate based on the market prices of our Ordinary Shares during the applicable Pricing Period for each Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of Ordinary Shares that we will sell to Arena under the Purchase Agreement, the actual purchase price per share to be paid by Arena for those Ordinary Shares, or the actual gross proceeds to be raised by us from those sales, if any.

If we elect to issue and sell to Arena pursuant to the Purchase Agreement more Ordinary Shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to an aggregate of $150,000,000 available under the Purchase Agreement, we will file with the SEC one or more additional registration statements to register under the Securities Act the resale by Arena of any such additional Ordinary Shares we elect to sell to Arena from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective before we can sell any additional Ordinary Shares to Arena under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Ordinary Shares in addition to the 33,000,000 Ordinary Shares being registered for resale under this prospectus could cause additional substantial dilution to our shareholders.

The issuance of Ordinary Shares to Arena pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Ordinary Shares that our existing shareholders own will not decrease, the Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Ordinary Shares after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from Arena from our sale of shares to Arena under the Purchase Agreement at varying purchase prices (and assumes no issuance of Ordinary Shares as Commitment Fee Shares):

Assumed Average Purchase Price Per Share (1)		Number of Registered Shares to be Issued if Full Purchase of Registered Ordinary Shares (3)	Percentage of Outstanding Ordinary Shares After Giving Effect to the Issuance to Arena (4)	Proceeds from the Sale of Shares to Arena under the Purchase Agreement
$0.50		33,000,000	19.95%	$16,500,000
$0.80		33,000,000	19.95%	$26,400,000
$0.90		33,000,000	19.95%	$29,700,000
$1.11	(2)	33,000,000	19.95%	$36,630,000
$2		33,000,000	19.95%	$66,000,000
$5		30,000,000	18.46%	$150,000,000

(1)

For the avoidance of any doubt, this price would reflect the Purchase Price after calculation (i.e., after discounts to the market price of our Ordinary Shares) in accordance with the terms of the Purchase Agreement.

(2)	The closing price of the Ordinary Shares on the Principal Market (Nasdaq) as of October 2, 2023.
(3)

Although the Purchase Agreement provides that we may sell up to $150,000,000 of our Ordinary Shares to Arena, we are only registering 33,000,000 Ordinary Shares (including the Commitment Fee Shares) that may be sold to Arena as purchase shares under the Purchase Agreement, which may or may not cover all the shares we may ultimately sell to Arena under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(4)

The denominator is based on 132,436,440 Ordinary Shares outstanding as of October 2, 2023, adjusted to include the issuance of the number of Ordinary Shares set forth in the adjacent column which we would have issued to Arena based on the applicable assumed purchase price per Purchase Share.

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its accounts. We will not receive any of the proceeds from these sales.

We may receive up to US$150,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Securityholder pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Ordinary Shares to the Selling Securityholder after the date of this prospectus. See the section entitled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we will receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

We may declare dividends on our Ordinary Shares from time to time. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Our board of directors has complete discretion in deciding whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our Company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. See the section titled “Description of Securities” and “Tax Considerations” in this prospectus for information on the potential tax consequences of any cash dividends declared.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, present the combination of financial information of noco-noco Pte. Ltd. (“noco-noco”) and Prime Number Acquisition I Corp (“PNAC”) after giving effect on the Business Combination Transactions and related adjustments described in the accompanying notes, and have been prepared in accordance with Article 11 of Regulation S-X.

noco-noco Pte. Ltd. is a platform-solution provider of decarbonization offerings, aim to truly solve urgent environmental crises through the comprehensive decarbonization of all forms of transportation.

Prime Number Acquisition I Corp. (“PNAC”) is a newly organized blank check company incorporated as a Delaware corporation on February 25, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

Description of the Business Combination

On August 25, 2023 (the “Closing Date”), noco-noco Inc. (formerly known as Prime Number Holding Limited), an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company” or “PubCo”), consummated the previously announced Business Combination (defined below). The Business Combination was announced on December 29, 2022, where PubCo, Prime Number Acquisition I Corp. (“PNAC”), Prime Number Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“New SubCo”), NOCO-NOCO PTE. LTD., a Singapore private company limited by shares (“noco-noco”), and certain shareholders of noco-noco collectively holding a controlling interest (together with other shareholders of noco-noco subsequently joining the transactions, the “Sellers”), entered into a business combination agreement (“Business Combination Agreement”), pursuant to which, PNAC proposed to enter into a business combination with noco-noco involving a merger and a share exchange, among which: (i) Merger Sub would merge with and into PNAC, with PNAC as the surviving entity and a wholly-owned subsidiary of PubCo (the “Merger”), (ii) New SubCo would acquire all of the issued and outstanding shares of noco-noco from the Sellers, and in exchange, PubCo would issue to the Sellers the ordinary shares of PubCo, with noco-noco becoming a subsidiary of New SubCo and an indirect subsidiary of PubCo (the “Share Exchange,” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of PNAC and noco-noco would become a subsidiary of PubCo, and PNAC stockholders and the Sellers would receive ordinary shares, par value $0.0001 per share, of PubCo (“PubCo Ordinary Shares”) as consideration and become the shareholders of PubCo. The Merger was consummated on August 24, 2023, and the Share Exchange and Business Combination were consummated on the Closing Date.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each PNAC unit (“PNAC Units”) issued and outstanding immediately prior to the effective time of the Merger was automatically detached and the holder thereof was deemed to hold one share of PNAC Class A Common Stock (defined below), one half of PNAC Warrant (defined below), and one PNAC Right (defined below); (ii) each share of PNAC Class A common stock, par value $0.0001 per share (“PNAC Class A Common Stock,” together with PNAC Class B Common Stock, par value $0.0001 per share, the “PNAC Common Stock”) issued and outstanding immediately prior to the effective time of the Merger was canceled in exchange for the right to receive one PubCo Ordinary Share, (iii) each PNAC warrant (“PNAC Warrant”) outstanding immediately prior to the effective time of the Merger ceased to be a warrant with respect to PNAC Common Stock and was assumed by PubCo and converted into a warrant of PubCo (“PubCo Warrant”) to purchase one PubCo Ordinary Share subject to substantially the same terms and conditions prior to the effective time of the Merger; and (iv) each PNAC Right (“PNAC Right”) outstanding immediately prior to the effective time of the Merger was cancelled in exchange for the right to receive one-eighth (1/8) of one PubCo Ordinary Share. In addition, pursuant to the Business Combination Agreement, upon the consummation of the Share Exchange (i) New SubCo acquired all the outstanding shares of noco-noco (“noco-noco Shares”) from the Sellers, (ii) in exchange, each Seller received such number of newly issued PubCo Ordinary Share that was equal to the product of (a) the quotient of (i) $1,350,000,000 (the “noco-noco Valuation”), divided by (ii) the price per PubCo Ordinary Share that equals to the redemption price of each share of PNAC Class A Common Stock in connection with the Business Combination (the “PubCo Per Share Price”), multiplied by (b) such Seller’s Pro Rata Portion as set out in the Allocation Schedule of the Business Combination Agreement.

On August 28, 2023, the PubCo Ordinary Shares and PubCo Warrants commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “NCNC” and “NCNCW,” respectively.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 give pro forma effect to the Business Combination consummated on December 31, 2022 treated as a reverse recapitalization for accounting purposes and the Private Placement as if they had been consummated as of January 1, 2022.

The unaudited pro forma condensed financial information has been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) in U.S. dollars. The unaudited pro forma condensed combined financial information is based on the historical financial statements of noco-noco and PNAC for the year ended December 31, 2022 (see Note 5 for the detail breakdown of the unaudited condensed statement of operations between January 1, 2022, and June 30, 2022 and between July 1, 2022, and December 31, 2022), giving effect to the transaction as if it occurred on January 1, 2022 and reflecting the pro forma adjustments expected to have a continuing impact on the combined results.

The following summarizes the number of PubCo ordinary shares at Closing Date:

	Actual Redemption
Holders of PubCo Ordinary Shares	No. of Shares		Voting Power
PNAC Public Stockholders	2,209,188	(1)	1.67%
PNAC Public Stockholders (“Rights”)	806,250	(2)	0.61%
PNAC Initial Stockholders(3)	2,011,392		1.52%
Prime Number Acquisition LLC	1,732,732		1.31%
Glorious Capital LLC	140,160		0.11%
Kris Yang	3,500		0.00%
Dongfeng Wang	45,000		0.03%
Total: PNAC Sponsors and Affiliates	1,921,392		1.45%
Dongfeng Wang	45,000		0.03%
David Friedman	30,000		0.02%
Chris Dunn	15,000		0.01%
H. David Sherman	15,000		0.01%
Qinyu Wang	15,000		0.01%
Sarah Gu	15,000		0.01%
Total: PNAC Directors, Officers and Secretary	135,000		0.10%
The Sellers	126,799,854		95.74%
PNCPS compensation shares	609,756		0.46%
Pro Forma PubCo Ordinary Shares at Closing	132,436,440		100.00%

(1)	As of the Closing Date, there are 2,209,189 PNAC Public Shares converted from issued and outstanding shares of Class A common stock
(2)	The numbers set forth in this column assume that all PNAC Public Shares are redeemed and 806,250 PubCo Ordinary Shares are issued in exchange for PNAC rights.
(3)

PNAC Initial Stockholders’ equity interests following the Business Combination include PubCo Ordinary Shares in exchange for 1,612,500 founder shares of PNAC and 398,892 private placement shares of PNAC.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 are based on the historical financial statements of Subco and PNAC, respectively. The unaudited pro forma adjustments are based on information currently available, and assumption and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2022

			Actual redemption
	Subco (noco-noco)	PNAC	Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$214,449	$278,295	$22,287,351	(c	)	$1,510,716
			24,000	(h	)
			(21,293,379)	(i	)
Deposit and prepayments	302,626	125,384	—			428,010
Forward purchase receivable	—	—	16,399,984	(i	)	16,399,984
Cash and marketable securities held in trust account	—	66,718,520	(44,431,169)	(a	)	—
			(22,287,351)	(c	)

Total current assets	517,075	67,122,199	(49,300,564)			18,338,710
Non-Current Assets
Property and equipment, net	14,594	—	—			14,594
Right of used asset	305,829	—	—			305,829

TOTAL ASSETS	$837,498	$67,122,199	$(49,300,564)			$18,659,133

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Account payable	$—	$90,004	$4,838,097	(e	)	$5,073,101
			145,000	(i	)
Accruals and other payables	27,266	149,636	—			176,902
Amount due to related party	1,681,003	—	24,000	(h	)	1,705,003
Franchise Tax Payable	—	43,853	—			43,853
Lease liabilities - current	169,334	—	—			169,334

	1,877,603	283,493	5,007,097			7,168,193
Non-Current Liabilities
Lease liabilities – non current	124,918	—	—			124,918
Deferred underwriting fee payable	—	2,257,500	(2,257,500)	(e	)	—
Long-term provision	—	—	—			—

TOTAL LIABILITIES	2,002,521	2,540,993	2,749,597			7,293,111

COMMITMENTS AND CONTINGENCIES
Common stock subject to possible redemption, $0.0001 par value, 6,450,000 shares at redemption value of $10.34 per share	—	66,718,520	(43,849,996)	(a	)	—
			(22,868,524)	(b	)

Shareholders’ equity (deficit)
Common stock	2,348,091	201	302	(b	)	13,244
			(2,335,411)	(d	)
			61	(g	)
Additional paid in capital	—	—	(581,173)	(a	)	28,180,612
			22,868,222	(b	)
			2,335,411	(d	)
			(1,054,271)	(e	)
			(2,137,515)	(f	)
			6,749,938	(g	)
Other accumulated comprehensive income	(6,720)	—	—			(6,720)
Accumulated deficit	(3,506,394)	(2,137,515)	(1,526,326)	(e	)	(16,821,114)
			2,137,515	(f	)
			(6,749,999)	(g	)
			(5,038,395)	(i	)

Total shareholders’ deficit	(1,165,023)	(2,137,314)	14,668,359			11,366,022
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	837,498	67,122,199	(49,300,564)			18,659,133

See notes to the unaudited pro forma condensed combined financial statements

51

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

			Actual redemption
	Subco (noco-noco) (See Note 5)	PNAC	Transaction Accounting Adjustments			Pro Forma Combined
Operating expenses:
Research and development	137,412	—	—			137,412
Selling, general and administrative expenses	1,529,742	588,973	1,526,326	(4a	)	15,433,435
			6,749,999	(4b	)
			5,038,395	(4c	)
Franchise tax expenses	—	47,980	—			47,980

Total operating expenses	1,667,154	636,953	13,314,720			15,618,827
Loss from operation	(1,667,154)	(636,953)	(13,314,720)			(15,618,827)
Other income/(expense)
Other income	30,157	928,520	(928,520)			30,157
Foreign exchange gain (loss)	8,352	—	—			8,352

Total other income/(expense)	38,509	928,520	(928,520)			38,509

Loss before income taxes	(1,628,645)	291,567	(14,243,240)			(15,580,318)
Income tax expenses	—	(149,636)	—			(149,636)

Net loss	$(1,628,645)	$141,931	$(14,243,240)			$(15,729,954)
Less: Net loss attributable to non-controlling interests	—	—	—			—

Net loss attributable to equity holders of the Company	$(1,628,645)	$141,931	$(14,243,240)			$(15,729,954)
Other comprehensive loss:
Foreign currency translation adjustment	(1,266)	—	—			(1,266)

Comprehensive loss	$(1,629,911)	$141,931	$(14,243,240)			$(15,731,220)
Less: net comprehensive loss attributable to non-controlling interest	—	—	—			—

Net Comprehensive loss attributable to equity holders of the Company	$(1,629,911)	$141,931	$(14,243,240)			$(15,731,220)

Basic and diluted loss per ordinary share	$(5.21)	$(1.90)				$(0.12)

Basic and diluted weighted average number of ordinary shares outstanding	312,664	1,906,243				132,436,440

See notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements for Subco and PNAC have been prepared in accordance with U.S. GAAP.

The Sellers will hold the majority ownership interest. Based on the actual redemption, PNAC initial and public stockholders, and Transaction Financing Investors will hold 4.26% ownership interest compared to the 95.74% ownership interest of The Sellers.

Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the consolidated financial statements of PNAC with the acquisition being treated as the equivalent of PNAC issuing shares for the net assets of Subco, accompanied by a recapitalization. The net assets of PNAC and Subco will be stated at historical cost, with no goodwill or other intangible assets recorded.

PNAC and Subco did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statements of operations for year ended December 31, 2022 are based on the historical financial statements of PNAC and Subco, and the pro forma information reflects a PubCo per share price of $10.34 in the Trust Account based on the estimated redemption price of $10.34 per share as of December 31, 2022. The accounting adjustments for the Business Combination consist of those necessary to account for the Business Combination.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	Subco’s unaudited balance sheet as of December 31, 2022, and the related notes for the period ended December 31, 2022, included elsewhere in this prospectus; and

•	PNAC’s audited consolidated balance sheet as of December 31, 2022, and the related notes for the year ended December 31, 2022 included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	Subco’s unaudited statement of operations for the six months ended December 31, 2022 and the related notes included elsewhere in this prospectus; and

•	PNAC’s audited statement of operations for the year ended December 31, 2022 and the related notes included elsewhere in this prospectus.

Information has been prepared based on these preliminary estimates, and the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that PNAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. PNAC believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of PNAC and SubCo.

Note 2 – Accounting Policies

Based on an initial analysis in preparation for the Business Combination, management did not identify any differences between the two entities’ accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 – Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

Pro forma adjustments to the attached condensed combined financial statements include the following:

a)	Represents the redemption of 1,517,701 shares as of date of prospectus

b)	Represents the redemption of shares subjected to possible redemption and all remaining outstanding common shares are converted into Combined Company common shares

c)	Represents the reclassification of cash and investments held in the Trust Account that becomes available following the Business Combination

d)	Represents the reclassification of ordinary shares of SubCo to additional paid-in capital

e)

Represents estimated transaction cost of approximately $3.78 million incurred in connection with the Business Combination, approximately $2.26 million payable for deferred underwriting fees related to the PNAC IPO payable at closing, and PNAC transaction cost of approximately $1.52 million for advisory, banking, legal and accounting fee that are expense as part of the business combination transaction. In connection with the reverse recapitalization treatment, transaction costs of $1.05 million, including legal, financial advisory, and other professional fees related to the Business Combination, are classified as liability originated in the transaction and are reflected as a reduction of additional paid-in capital since those amounts are direct and incremental cost associated with obtaining the capital infusion with PNAC.

f)	Represents the elimination of historical retained earnings of PNAC

g)	Represents the PNCPS compensation according to the advisory agreement between PNCPS and PNAC entered October 2022

h)	Represents PNAC promissory note issued to DBG Global Limited on April 23, 2023

i)

Represents the reduction of cash for the Prepayment Amount relating to the Forward Purchase Agreement and the recognition of the corresponding receivable, pursuant to the Forward Purchase Agreement. This amount is further marked to market at a price of $8.20 per share, resulting in a provision of $4.89 million.

Note 4 – Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

Pro forma adjustments to the attached condensed combined financial statements include the following:

a)	Represents PNAC transaction cost of advisory, banking, legal and accounting that are not able to capitalize as part of the business combination transactions

b)	Represents the PNCPS compensation according to the advisory agreement between PNCPS and PNAC entered October 2022

c)	Represents the Meteora reimbursement of legal fees and other expenses according to the Forward Purchase Agreement entered by SubCo and Meteora entered August 13, 2023

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share and unit information for PNAC for the year ended December 31, 2022, and the unaudited pro forma condensed combined per share information of the combined company for the year ended December 31, 2022 after giving effect to the Business Combination, as of Closing Date.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this prospectus, and the historical financial statements of PNAC and Subco and related notes that are included elsewhere in this prospectus. The unaudited pro forma combined per share information of PNAC is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this consent solicitation statement/prospectus.

The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company after giving effect to the Business Combination.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the net income per share would have been had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of PNAC would have been had the companies been combined during the periods indicated.

	Historical		Pro Forma Combined
	Sub Co (noco-noco)	PNAC	Actual Redemption
As of and for the year ended December 31, 2022
Net (loss) income	(1,629,911)	141,931	(15,731,220)
Shareholders’ equity (deficit) (2)	(1,165,023)	(2,137,314)	11,366,022
Book value per share (1)(2)	(3.73)	(1.06)	0.09
Net loss per share – basic and diluted Class A Common stock	(5.22)	0.07	(0.12)
PNAC Public Stockholders	—	—	2,209,188
PNAC Public Stockholders (“Rights”)	—	—	806,250
PNAC Initial Stockholders	—	—	2,011,392
The Sellers	—	—	126,799,854
PNCPS Compensation shares	—	—	609,756

Weighted average Class A Shares outstanding – basic and diluted	$—	—	132,436,440
Net loss per share—basic and diluted – redeemable common stock	$—	$0.93	—
Weighted average shares outstanding—basic and diluted of redeemable common stock	—	4,040,110	—
Net loss per share—basic and diluted – non-redeemable common stock	$(5.22)	$(1.90)	—
Weighted average shares outstanding—basic and diluted of non-redeemable common stock	$311,950	1,906,243	—

(1)

The historical book value per share for PNAC is calculated by dividing total shareholders’ equity, excluding shares subject to possible redemption, by the number of Class A common stock outstanding at the end of the period.

(2)

The pro forma combined book value per share of common stock is computed by dividing total pro forma shareholders’ equity (deficit) by the pro forma number of total shares outstanding at the end of the period on a fully diluted net exercise basis.

Note 5 – The table below is the breakdown of SubCo Unaudited Condensed Statement of Operations for the financial year ended December 31, 2022:

	SubCo Historical (Unaudited)
	January 1, 2022 to June 30, 2022	July 1, 2022 to December 31, 2022	Combined
Operating expenses:
Research and development	$137,412	$—	$137,412
Selling, general and administrative expenses	340,046	1,189,696	1,529,742
Franchise tax expenses	—	—	—

Total operating expenses	477,458	1,189,696	1,667,154

Loss from operation	(477,458)	(1,189,696)	(1,667,154)
Other income/(expense)
Other income	3,427	26,730	30,157
Foreign exchange gain (loss)	37	8,315	8,352

Total other income/(expense)	3,464	35,045	38,509

Loss before income taxes	(473,994)	(1,154,651)	(1,628,645)

Income tax expenses	—	—	—

Net loss	$(473,994)	$(1,154,651)	$(1,628,645)

Foreign currency translation adjustment	14,571	(15,836)	(1,266)

Net comprehensive loss	(459,423)	(1,170,487)	(1,629,911)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus.

Recent Developments

Recent events impacting our business are as follows:

Business Combination

We consummated the Business Combination on August 25, 2023. Our Ordinary Shares and Warrants commenced trading on the Nasdaq on August 28, 2023, under the symbols “NCNC” and “NCNCW,” respectively.

Key Factors Affecting Our Results of Operations

As a pre-commercialization stage company, we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose significant risks and challenges, including those discussed below and in the section titled “Risk Factors” in this prospectus.

Continued Development and Upgrade of Our Battery Products

We license in a series of state-of-the-art patents and know-how technologies from 3DOM Alliance, our majority shareholder, with respect to, among others, battery cascade use, battery management system, battery cell and pack model, and battery units. For details of our licensing-in arrangement with 3DOM Alliance, see the section entitled “Business — Relationship with 3DOM Alliance” in this prospectus. These licensed-in technologies enable us to produce batteries that we believe, as compared to conventional batteries, are designed to have a longer lifespan and higher reliability, and be more resistant to high operating temperature and thermal runaways. Therefore, our ability to produce state-of-the-art battery products and achieve profitability in our leasing services depends, in part, on the continued innovation of the technologies licensed-in from 3DOM Alliance.

Partnering with Industry-Leading Automakers and Manufacturers

We have entered into several MOUs with our strategic partners, including well-known automakers and battery manufacturers, for potential business collaborations and formation of strategic joint ventures. See the section entitled “Business — Partnerships” in this prospectus. We believe that our battery products will experience swift market adoption due to our strategic partnerships with these automakers and manufacturers. We plan to collaborate with other automakers and OEMs to expedite such adoption and increase market acceptance of our battery products over time.

Our ability to procure new contracts with landowners

The key factor driving the demand for carbon credits is the global push towards decarbonization, driven by governmental and supra national bodies, such as the United Nations. As more and more nations start to adopt or even accelerate the setting of standards for compliance towards zero carbon emissions, the demand for carbon credits is anticipated to surge. Carbon credit prices have been in an uptrend since 2007 and, aside from minor short-term fluctuations, are likely to continue the long-term uptrend. This will mean higher earnings from our carbon credit sales. Therefore, our ability to procure and sign new contracts with landowners to increase credits generations is highly dependent on our reputation and expertise in this industry. As such, our business is subject to adverse events which may cause damage, whether real or perceived, to our reputation. For more information, see the section entitled “Risk Factors — Risks Related to Our Business and Industry” in this prospectus.

Competition

The battery and BEV market is fast-growing, competitive and driven by the innovation of both large companies and emerging entrants like us. We acknowledge that the existing market players and other emerging entrants may have greater resources to invest in advancing their technologies, access to more potential customers, or strategic relationships with OEMs (or other third parties) that may give them a competitive edge. We further acknowledge that these disparities, where they exist, have the potential to harm our business, results of operations or financial condition.

Capital Needs

We have incurred net loss and negative cash flows from operations for the six months ended December 31, 2022 and 2021, and for the years ended June 30, 2022 and 2021, respectively. Assuming we experience no significant delays in the commercialization of our business, we believe that our cash resources are sufficient to fund our marketing activities and manufacturing of battery products through OEMs. For more information, see “— Liquidity and Capital Resources.”

Government Regulatory and Compliance

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in vehicles, product liabilities and disposal of hazardous materials. We will ultimately have to comply with these regulations to lease our battery products. In addition, changes in national or global regulations may affect the demand for credits or our ability to generate credits. Hence, we are constantly keeping abreast of current or potential changes in regulations, and where possible, engage with the regulators in order to understand or anticipate potential headwinds that may affect our business. See the section entitled “Risk Factors — Risks Related to Our Business and Industry” in this prospectus for the risks that may affect our business, and “— Government Regulations” for details of the regulations that are applicable to our business operations.

Government Regulatory and Compliance

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in vehicles, product liabilities and disposal of hazardous materials. We will ultimately have to comply with these regulations to lease our battery products. In addition, changes in national or global regulations may affect the demand for credits or our ability to generate credits. Hence, we are constantly keeping abreast of current or potential changes in regulations, and where possible, engage with the regulators in order to understand or anticipate potential headwinds that may affect our business. See the section entitled “Risk Factors — Risks Related to Our Business and Industry” in this prospectus for the risks that may affect our business, and “— Government Regulations” for details of the regulations that are applicable to our business operations.

Basis of Presentation

Our financial statements have been prepared in conformity with U.S. GAAP in U.S. dollars. For more information about our basis of presentation, refer to Note 3 to our accompanying unaudited consolidated financial statements as of and for the six months ended December 31, 2022 and 2021 and the audited financial statements as of and for the years ended June 30, 2022 and 2021.

Significant Accounting Policies and Estimates

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposit with banks, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased.

Inventories

Inventories, consisting of finished goods, are primarily accounted for using the first-in-first-out method of accounting. Inventories are measured at the lower of cost and net realizable value. Cost consists of the price purchase stock and we estimate the net realizable value of inventories based on an assessment of expected sales prices. Demand levels and pricing competition could change from time to time. If such factors result in an adverse effect on our products, we might be required to reduce the value of its inventories.

Deposit, Upfront Payment and Other Receivables

Security deposits paid for office lease are accounted for as deposit. Amounts paid in advance for future expenses are accounted for as prepaid expenses. Goods and service tax refunds and collection of proceed from sales of batteries to business partner are accounted for as other receivables.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. The estimated useful lives are as follows:

Useful lives
Office equipment	5 years

Other Current Liabilities

Other current liabilities are liabilities for goods and services provided to us prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Leases

We have entered into operating lease agreements primarily for office. We determine if an arrangement is a lease at inception. For all classes of underlying assets, we elect not to recognize right of use assets or lease liabilities when a lease has a lease term of 12 months or less at the commencement date and does not include an option to purchase the underlying asset that we are reasonably certain to exercise.

Operating lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate, because the interest rate implicit in most of our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. Operating lease assets also include any prepaid lease payments and lease incentives. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We generally use the base, non-cancellable, lease term when determining the lease assets and liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. This standard requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. This standard became effective to us on January 1, 2023. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In December 2019, the FASB issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance became effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. We adopted the new standard effective January 1, 2021 and the adoption of this guidance did not have a material impact on our financial statements.

We do not expect any other recently issued accounting standards to have a material impact on our financial position, results of operations or cash flows when they become effective.

Components of Results of Operations

We are an early-stage growth company in the pre-commercialization stage of development. We have not generated any revenue from sales to customers, and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Our ability in the future to generate revenue sufficient to achieve profitability will depend largely on the successful development of our battery products as well as the commercialization of our own-and-lease business model and our carbon abatement solution business. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical results of operations.

Operating expenses

Our operating expenses consist of R&D cost, and selling, general and administrative expenses. Our R&D expenses are primarily attributable to our engagement of a system integrator to carry out R&D work for residential energy storage systems. Our selling, general and administrative expenses consist primarily of directors’ remuneration, payroll and related cost, expenses incurred for depreciation of office equipment, and costs incurred for outside contractor and professional service fees, audit and compliance expenses, legal, accounting and other advisory services. For the six months ended December 31, 2022 and 2021, we incurred total operating expenses of $1.2 million and $0.6 million, respectively. For the years ended June 30, 2022 and 2021, we incurred total operating expenses of $1.1 million and $0.7 million, respectively.

We are rapidly expanding our personnel headcount, in anticipation of planning for and supporting our growth and operating as a public company. Accordingly, we expect our selling, general and administrative expenses to increase significantly in the near term and for the foreseeable future. Upon commencement of commercial operations, we also expect to incur customer and sales support and advertising expenses.

Other income/(expense)

Other income/(expense) comprises of (i) other income, including a one-off sale of batteries to a business partner and COVID-19 government grant, (ii) other expense, including costs incurred from the one-off sale of batteries, and (iii) foreign exchange gain. For the six months ended December 31, 2022 and 2021, we generated total other income of $35,046 and $8,365, respectively. For the years ended June 30, 2022 and 2021, we generated total other income of $11,828 and $50,435, respectively.

Results of Operations

The following table sets forth a summary of our results of operations for the periods indicated.

	For the Six Months Ended December 31,		For the Years Ended June 30,
	2022 Unaudited	2021 Unaudited	2022	2021
Operating expenses:
Research and development expenses	—	—	137,412	4,948
Selling, general and administrative expenses	1,189,696	611,193	951,239	717,298

Total operating expenses	1,189,696	611,193	1,088,651	722,246

Loss from operations	(1,189,696)	(611,193)	(1,088,651)	(722,246)
Other income/(expense):
Other income	26,987	8,365	11,792	65,434
Other expense	(257)	—	—	(14,999)
Foreign exchange gain	8,315	—	36	—

Total other income	35,045	8,365	11,828	50,435

Net loss	$(1,154,651)	$(602,828)	$(1,076,823)	$(671,811)

Comparison of Six Months Ended December 31, 2022 and 2021

Operating expenses. Total operating expenses increased by 94.7% to $1.2 million for the six months ended December 31, 2022 from $0.6 million for the six months ended December 31, 2021. The increase was primarily due to (i) an increase in selling, general and administrative expenses of $578,503, which was primarily attributable to an increase in payroll and related cost associated with the hiring of new employees.

Other income/(expense). Total other income increased by 319% to $35,046 for the six months ended December 31, 2022 from $8,365 for the six months ended December 31, 2021. Such increase was primarily because (i) we received more government working labor relief of $26,987, and (ii) exchanges gains of S$8,315.

Comparison of Years Ended June 30, 2022 and 2021

Operating expenses. Total operating expenses increased by 50.7% to $1.1 million for the year ended June 30, 2022 from $0.7 million for the year ended June 30, 2021. The increase was primarily due to (i) an increase in selling, general and administrative expenses of $233,941, which was primarily attributable to an increase in payroll and related cost associated with the hiring of new employees and partially offset by a decrease in professional fees and a decrease in directors’ remuneration, and (ii) an increase in R&D cost of $132,464 which was due to the progressive development of a prototype of a residential energy storage system.

Other income/(expense). Total other income decreased by 76.5% to $11,828 for the year ended June 30, 2022 from $50,435 for the year ended June 30, 2021. Such decrease was primarily because (i) we generated other income from a one-off sales of batteries to a business partner of $17,046, and (ii) we received a COVID-19 related rental waiver of $33,249, both of which were recognized for the year ended June 30, 2021 but not for the year ended June 30, 2022, and partially offset by (iii) other expense of $14,999 which consisted of the costs incurred from the one-off sale of batteries.

Net loss. As a result of the foregoing, our net loss increased by 91.5% to $1.1 million for the six months ended December 31, 2022 from $0.6 million for the six months ended December 31, 2021. Our net loss increased by 60.3% to $1.1 million for the year ended June 30, 2022 from $0.7 million for the year ended June 30, 2021.

Liquidity and Capital Resources

Historically, our principal sources of liquidity have been financing transactions with investors and loans from our majority shareholder that have provided us with the necessary funds to support our business activities. As of June 30, 2022, we had raised approximately $1.5 million of funding through the issuance of ordinary shares. On August 1, 2020, we issued a promissory note with 3DOM Alliance (the “Note”). The Note provides for borrowings upon our request, on one or more occasions, up to an aggregate of principal amount of S$8.0 million ($5.8 million). No interest shall accrue to any loans under the Note. As of the date of this prospectus, we had drawn down an aggregate amount of S$5.69 million ($4.17 million).

On November 22, 2022, we entered into an exclusive, irrevocable license-in agreement with 3DOM Alliance, pursuant to which we are obligated to pay a one-off, refundable upfront payment of $30 million licensing fee to 3DOM Alliance. In addition, we shall pay quarterly royalties equal to three percent (3%) of the gross profit generated using each of 3DOM IP Rights granted to us, including its proprietary and licensed-in patents and other intellectual property, as well as confidential yet critical know-how and other information. Such upfront payment shall be credited against any royalties under the agreement such that the amount of the upfront payment shall be deducted from the royalties when due and payable. In the event that the upfront payment has any remaining amount after the last deduction from the royalties at the end of a five-year period from the last instalment of the upfront payment, the remaining unutilized amount shall be refunded to us at our request. Pursuant to a supplemental agreement to the license-in agreement dated May 10, 2023 (the “Supplemental Agreement”), the upfront payment shall be payable over a series of instalments after the consummation of the Business Combination, in such amounts and pursuant to such repayment schedule as may be agreed between 3DOM Alliance and us. Both parties shall negotiate the installment plan in good faith, taking into consideration our working capital needs as well as our liquidity and available capital resources after the consummation of the Business Combination. As a result, we do not expect that the $30 million upfront payment will have a material impact on our liquidity and capital resources before or after the consummation of the Business Combination. As of the date of this prospectus, we had not paid any upfront payments to 3DOM Alliance yet. See “Business — Relationship with 3DOM Alliance” and “Certain Relationships and Related Party Transactions — License-in Agreement.”

As of December 31, 2022, we had cash and cash equivalents of $21,449. Our cash and cash equivalents are primarily denominated in Singapore dollars as well as in local currencies of our Priority Markets. We have yet to generate any revenue from our business operations, and we have not achieved profitable operations or positive cash flows from our operations since inception. Our accumulated deficit aggregated $3.5 million as of December 31, 2022 and we expect to incur substantial losses in future periods. As an early-stage growth company in the pre-commercialization stage of development, the net loss we have incurred since inception are consistent with our strategy and budget.

We plan to finance our operations with a combination of proceeds from the Business Combination, capital from investors and shareholders, and if required in the future, loans from financial institutions, as well as anticipated future revenue from our service offerings. Our ability to successfully develop our products, commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity and/or debt financing and, over time, our ability to generate positive cash flows from operations. We believe that our cash on hand following the Business Combination will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this filing.

As a result of the capital-intensive nature of our business, we expect to sustain substantial operating expenses, without generating sufficient revenues, to cover expenditures for a number of years. Over time, we expect that we will need to raise additional funds through a variety of possible methods, including, but not limited to, entry into joint ventures or other strategic arrangements, the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions. These funds are expected to finance our principal sources of liquidity and ongoing operating expenses. If we were to require additional funding or otherwise determined it was beneficial to seek additional sources of financing or enter into other arrangements as described above, we believe that our debt-free balance sheet would enable us to access financing on reasonable terms. However, there can be no assurance that such additional capital would be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. We may be forced to decrease our level of investment in product development or scale back our operations. Furthermore, the cost of debt could be higher than anticipated. There can also be no assurance that positive cash flow from operations can be achieved or sustained. See “Risk Factors — Risks Related to Our Business and Industry — We may need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.”

Working Capital/(Deficit)

	As of December 31,
	2022	2021	Changes	%
Current assets	$517,075	$219,398	$297,677	135.7%
Current liabilities	1,877,603	692,027	1,185,576	171.3%

Working capital deficit	$(1,360,528)	$(472,629)	$(887,899)	187.9%

Our cash and cash equivalents amounted $214,449 and $114,922 as of December 31, 2022 and 2021, respectively.

	As of June 30,
	2022	2021	Changes	%
Current assets	$183,889	$278,334	$(94,445)	(33.9)%
Current liabilities	1,024,244	1,714,765	(690,521)	(40.3)%

Working capital deficit	$(840,355)	$(1,436,431)	$596,075	(41.5)%

Our cash and cash equivalents amounted $81,626 and $31,690 as of June 30, 2022 and 2021, respectively.

As of December 31, 2022, we had total liabilities of $2.0 million, consisting of accruals and other payable of $27,266, amount due to shareholders of $1.7 million, current portion of operating lease liabilities of $169,334 and the non-current portion of operating lease liabilities of $124,918. As of June 30, 2022, we had total liabilities of $1.0 million, consisting of accruals and other payable of $13,227, amount due to shareholders of $1.0 million and current portion of operating lease liabilities of $36,385.

As of December 31, 2021, we had total liabilities of $0.7 million, which included accruals and other payable of $127,839, amount due to shareholders $0.4 million, and current portion operating lease liabilities of $0.1 million. As of June 30, 2021, we had total liabilities of $1.7 million, which included accruals and other payable of $9,856, amount due to shareholders $1.5 million, current portion operating lease liabilities of $0.2 million and the non-current portion of operating lease liabilities of $36,779.

As of December 31, 2022, we had a working capital deficiency of $1.4 million compared with a working capital deficiency of $0.5 million as of December 31, 2021. The increase in the working capital deficiency was primarily due to cash advances of $1.5 million. As of June 30, 2022, we had a working capital deficiency of $0.8 million compared with a working capital deficiency of $1.4 million as of June 30, 2021.

The decrease in the working capital deficiency was primarily due to shareholder conversion of debt of $1.5 million into ordinary shares on October 22, 2021.

Cash Flows

The following table summarizes our cash flow data for the six months ended December 31, 2022 and 2021.

	For the Six Months Ended December 31,
	2022	2021	Changes	%
Cash used in operating activities	$(1,341,533)	$(284,800)	(1,056,733)	371.0%
Cash used in investing activities	(5,735)	(1,229)	(4,506)	366.7%
ash generated from financing activities	1,496,657	398,222	1,098,435	275.8%
Increase/(decrease) in cash and cash equivalents	149,389	112,193	37,196	33.2%

	Year Ended June 30,
	2022	2021	Changes	%
Cash used in operating activities	$(805,177)	$(723,307)	(81,870)	11.3%
Cash used in investing activities	(3,888)	—	(3,888)	N/A
Cash generated from financing activities	873,066	689,781	183,285	26.6%
Increase/(decrease) in cash and cash equivalents	64,001	(33,526)	97,528	290.1%

Cash used in operating activities

Net cash used in operating activities for the six months ended December 31, 2022 was $1.3 million, while our net loss for the same year was $1.1 million. The difference was primarily due to (i) adjustments for non-cash items including depreciation expense of $2,222, disposal of asset of $257, and changes in working capital including (ii) an increase in deposits & upfront payments of $200,363, partially offset by (iii) an increase in operating lease liabilities of $3,037, and (iv) an increase in accruals and other payables of $14,039. Net cash used in operating activities for the year ended June 30, 2022 was $0.8 million, while our net loss for the same year was $1.1 million. The difference was primarily due to (i) adjustments for non-cash items including depreciation expense of $3,447, and changes in working capital including (ii) a decrease in inventory of $163,259, (iii) an increase in accruals and other payables of $121,253, and (iv) an increase in operating lease liabilities of $2,565, partially offset by (v) an increase in deposit, upfront payments and other receivables of $18,878.

Net cash used in operating activities for the six months ended December 31, 2021 was $0.3 million, while our net loss for the same year was $0.6 million. The difference was primarily due to changes in working capital including (i) an increase in inventory of $163,259, (ii) an increase in accruals and other payables of $173,137, and (iii) an increase in operating lease liabilities of $1,038, partially offset by (iv) an increase in deposit and upfront payments of $163,259, and (v) adjustments for non-cash items including depreciation expense of $1,685. Net cash used in operating activities for the year ended June 30, 2021 was $0.72 million, while our net loss for the same year was $0.67 million. The difference was primarily due to changes in working capital including (i) an increase in inventory of $163,259, (ii) an increase in deposit, upfront payments and other receivables of $22,957, and (iii) a decrease in operating lease liabilities of $10,163, partially offset by (iv) an increase in accruals and other payables of $141,725, and (v) adjustments for non-cash items including depreciation expense of $3,158.

Cash used in investing activities

Net cash used in investing activities for the six months ended December 31, 2022 and 2021 was $5,735 and $1,229, primarily comprising of purchase of computers, respectively. cash used in investing activities for the year ended June 30, 2022 was $3,888, primarily comprising of purchase of computers.

We did not have any investing activities for the year ended June 30, 2021.

Cash generated from financing activities

Net cash generated from financing activities primarily consisted of advances from 3DOM Alliance, amounting to $1.5 million and $0.4 million for the six months ended December 31, 2022 and 2021, respectively. Net cash generated from financing activities primarily consisted of advances from 3DOM Alliance, amounting to $0.9 million and $0.7 million for the years ended June 30, 2022 and 2021, respectively.

Capital Expenditures

Our capital expenditures amounted to $5,735 and $1,229 for the six months ended December 31, 2022 and 2021, respectively. Our capital expenditures amounted to $3,888 for the year ended June 30, 2022. These capital expenditures primarily related to the purchase of computers. These capital expenditures primarily related to the purchase of computers. We expect to continue to make capital expenditures to meet the expected growth in scale of our business and expect that cash generated from our cash and cash equivalents following the Business Combination and cash from operating activities and financing activities may be used to meet our capital expenditure needs in the foreseeable future.

Off-Balance Sheet Commitments and Arrangements

As of December 31, 2022, we did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC, that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenue, or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).

Holding Company Structure

noco-noco Inc. is a limited liability company incorporated in the Cayman Islands on December 28, 2022 with no material operations of its own. We currently conduct our operations primarily through our subsidiaries. As a result, our ability to pay dividends primarily depends upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

BUSINESS

The following discussion reflects the business of noco-noco. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or “noco-noco” refer collectively to noco-noco Pte. Ltd. and its subsidiaries prior to the Business Combination and noco-noco Inc. and its subsidiaries following the Business Combination.

Overview

We are an early-stage decarbonization solution provider in Asia, aiming to primarily engage in (i) the leasing of battery products, including batteries and BEVs to commercial transportation companies, and of ESS to renewable power plants and other power plants requiring grid stabilization and backup power; and (ii) carbon abatement solutions for landowners and carbon credit sales.

We operate a unique own-and-lease business model where we manufacture, upon our clients’ requests, our battery products through OEMs and lease them to our clients. The own-and-lease business model, as compared to sales of battery products, helps our clients save upfront investment and operation capital expenditure. Under such business model, we also partner with automakers and OEMs to conduct our leasing business in the regions where our partners operate, to protect ourselves from capital, operational, and local regulatory risks.

We rely on our exclusive license-in agreement with 3DOM Alliance to utilize its state-of-the-art intellectual property and technologies to develop and manufacture our own battery products and services. These state-of-the-art technologies enable us to produce batteries that we believe, as compared to conventional batteries, are designed to have a longer lifespan and higher reliability, and be more resistant to high operating temperature and thermal runaways. Our unique position with 3DOM Alliance as the exclusive licensee of its patents and technologies also allows us to take full advantage of the technology advancement that 3DOM Alliance has developed or licensed in through various cooperation and collaboration arrangements with leading universities and professors for our battery products. To scale our business and to improve our productivity, we also entered into several MOUs with our strategic partners, including primarily well-known automakers and battery manufacturers.

In addition, we engage in carbon abatement solutions and carbon credit sales. We work with our landowner clients to reduce their excessive carbon emissions and generate carbon credits. These carbon credits can be sold back to the regulators, or on the secondary market through our network of clients, the revenue generated from which is shared between our landowner clients and us. We sell the carbon credits to companies in need of carbon offsets through our active marketing efforts. We also cross-sell them to our battery business clients to offset carbon emissions from their operations, in addition to leasing them our battery products. As our battery business clients are generally under pressure to decarbonize their business operations, our cross-selling of carbon credits in addition to our leasing business will increase our competitiveness and generate synergies among our product and service offerings.

Leveraging the state-of-the-art technologies of our battery products, our unique own-and-lease business model as well as the cross-selling to our battery business clients of carbon credits gained through our carbon abatement solutions, we believe we are well positioned to capitalize on the global momentum towards electrification of transportation and the global carbon emission reduction goal.

Our Competitive Strengths

We believe the following competitive strengths have contributed to our maturity and will help drive our growth in the future.

State-of-the-art Technologies Enables Highly Reliable and Longer-lasting Battery Products

We license in a series of state-of-the-art patents and technologies from 3DOM Alliance, our majority shareholder, with respect to, among others, battery cascade use, battery management system, battery cell and pack model, and battery units. These technologies enable us to produce batteries that, as compared to conventional batteries, are designed to have a longer lifespan and higher reliability, and be more resistant to high operating temperature and thermal runaways. For example, due to the higher porosity and uniformly spaced 3-dimensional structure of the pores of our separators, ionic conductivity becomes more efficient, thus reducing the formation of dendrites, which are the major source of battery unsafe risks, such as fire, quick deterioration, and poor resilience to high temperatures. Further, with the high porosity, our separators are much more wettable than conventional separators. This enables the use of high-viscosity, low-volatility electrolytes in our batteries, increasing their resistance to fire or degradation from heat and high temperatures. Thus, our batteries can also avoid the rapid deterioration resulting from intense heat conditions, which cause problems to conventional batteries with low-viscosity electrolytes.

In addition, our unique position with 3DOM Alliance as the exclusive licensee of its patents and technologies allows us to take full advantage of the technological advancement that 3DOM Alliance has developed or licensed in through various cooperation and collaboration arrangements with leading universities and professors for our battery products. For example, Professor Kiyoshi Kanamura, a leading Japanese authority in battery research and the chief technology officer of 3DOM Alliance, licensed the exclusive right of his patent “secondary battery separator and lithium secondary battery using the separator” to 3DOM Alliance in October 2011. This critical patent enables 3DOM Alliance to develop, and us to use, manufacture, and lease, our highly-reliable and long-life batteries. 3DOM Alliance also received technical support from a well-known university in Japan for its R&D of highly- reliable and long-life battery separators, supplementing 3DOM Alliance’s R&D capabilities. The cooperation with and support received from leading universities and professors is a recognition of 3DOM Alliance’s R&D capabilities in the battery industry, which enables us to produce highly-reliable and long-life batteries to better serve our clients’ interests.

Unique Own-and-Lease Business Model Makes Our Battery Products Cost-effective

We operate a unique own-and-lease business model where we manufacture upon our clients’ requests, through OEMs, our battery products, including batteries, BEVs and ESS, and lease them to our clients, primarily consisting of commercial transportation companies, renewable energy plants and other power plants requiring grid stabilization and backup power in Asia. Traditionally, it would cost tremendous upfront capital expenditure and operation expenses for companies to purchase the battery products. However, under our own-and-lease business model, our clients only need to lease our battery products without having to purchase them, enabling our clients’ operation of BEVs and renewable energy plants more affordable. In addition, due to the advanced technology licensed-in from 3DOM Alliance, our batteries generally have a lifespan doubling that of conventional batteries, which indicates our batteries generally have approximately 30% to 35% lower price per cycle as compared to conventional batteries. Based on an internal evaluation, our X-SEPA battery with a 1C rate was tested over 4,500 cycles, and by applying the square root law to the test results, was found to be able to continue for 6,000 cycles before decreasing to a state of health (“SOH”) of 60%. A similar battery using a conventional separator, however, can last only 2,800 cycles before decreasing to an SOH of 60%. Evaluations in March 2023 produced more impressive results, with the life of our X-SEPA battery achieving 6,400 cycles at a higher SOH of 70%. Recent evaluations in April 2023 showed that our X-SEPA battery equipped with high temperature-resistant electrolyte was found theoretically possible to achieve approximately 9,000 cycles before decreasing to an SOH of 60%. The longer lifespan of our batteries also entitles our batteries to have two useful lives — our batteries can be used in BEVs for e-motorbikes, e-vans, e-buses, and e-trucks in their first life cycle (typically for lease up to eight years), and then in ESS for renewable power plants and other power plants requiring grid stabilization and backup power in their second life cycle (typically for lease up to ten years). This cascade usage model, with the long-term instalment of lease payments, is expected to help us attract clients whose operation is capital intensive.

As high capital expenditure is a major deterrence to the electrification of the transportation industry and also the transformation from fossil fuel power to renewable power, we believe our own-and-lease business model is essential to accelerate the transitioning from ICE vehicles to BEVs and the universal use of ESS to support and optimize renewable power generation.

Strategic Cooperation and Partnerships with Market Players

We have entered into a series of MOUs with well-known automakers and OEM partners to establish strategic business partnerships, with the ultimate goal of deploying our batteries in certain of their forthcoming battery powered EVs. For example, we have entered into an MOU with a global, leading automobile manufacturer based in China, to jointly develop commercial BEVs equipped with our batteries; an MOU with EV Dynamics (Holdings) Ltd (“EV Dynamics”) to carry out a carbon-free bus leasing business to EV Dynamics’ existing and new clients; and an LOI with B-ON K.K. (“B-ON”) to employ our battery cells for its 3-and 4-wheeled electric light commercial vehicles. We believe the successful joint development of battery technologies as well as the incorporation of our batteries into well-known automakers’ vehicles will enormously expand our business and operations as well as enhance our brand name.

In addition, we intend to cooperate with an e-waste recycling service provider to collect our used batteries to synergize with our carbon abatement solution business.

Carbon Abatement and Credit Generation Capability Add Value to Our Leasing Business

We assist our clients, primarily landowners of forests, mangrove, bushland or land of similar kinds, to reduce their carbon emissions or absorb carbon, and earn carbon credits generated from the carbon abatement projects. Specifically, we plan methodologies of reducing and/or removing carbon emissions while creating revenue by operating a general carbon credit account, procuring carbon credits through submission to regulators, and securing subsequent buyers for sales of carbon credits, leveraging our information technology, science and mapping capabilities. We typically form a joint venture or partnership with our clients to carry out the carbon abatement projects. When certain requirements and criteria of carbon emissions are met, our clients can apply for carbon credits from government-introduced regulators. These carbon credits can be sold back to these regulators, or on the secondary market through our network of clients, revenue generated from which is shared according to a pre-agreed ratio between our landowner clients and us.

In addition, leveraging our carbon credits generation capability, we are able to cross-sell the carbon credits generated through our carbon abatement projects to our battery product clients, who are keen to reduce their carbon emissions generated during their operations. As these clients are typically under pressure to decarbonize their business operations, our cross-selling of carbon credits in addition to our leasing business we believe will increase our competitiveness and generate synergies among our product and service offerings. In particular, with our carbon credit generation capability, we are able to provide leasing services and carbon credit sales in a bundle, on the one hand, helping our battery product clients to offset the carbon emissions generated by their operations, and on the other hand, improving our clients’ stickiness and generating additional profits. The synergies between our two business segments earn us both preference by our clients and strategic cooperation opportunities. For example, B-ON entered into an LOI with us, intending to cooperate on commercial car lease with available carbon credits. As zero carbon has become a global goal and international tradability of carbon credits has become available and popular, we believe we are well positioned to potentially reap substantial returns from the synergies and cross-selling between our battery business and carbon credits business.

Experienced Management and Synergy with 3DOM Alliance

We are led and influenced by an experienced CEO, Mr. Masataka Matsumura, who is deeply rooted in the battery industry. Mr. Matsumura’s deep business insights have driven the sustainable development of our strategic business direction. His strategic vision and thorough understanding of the battery industry helps us make crucial business decisions based on market trends and development.

Since our inception, we have received strong support from, and achieved great synergy with, our majority shareholder, 3DOM Alliance. 3DOM Alliance is a forerunner in the R&D of battery technologies, including battery separators and lithium-ion batteries, which has been named as an innovation project by the New Energy and Industrial Technology Development Organization for two consecutive years. Benefiting from the market recognition of the “3DOM” brand, we believe we are well positioned to promote our service offerings among our clients and differentiate ourselves from our competitors.

Our Decarbonization Solutions

We are an early-stage decarbonization solution provider in Asia, aiming to primarily engage in (i) the leasing of battery products, including batteries and BEVs to commercial transportation companies, and of ESS to renewable power plants and other power plants requiring grid stabilization and backup power; and (ii) carbon abatement solutions for landowners and carbon credit sales.

Own-and-Lease of Battery Products

We operate a unique own-and-lease business model where we manufacture, upon our clients’ requests, our battery products through OEMs, including batteries, BEVs and ESS, and lease them to our clients, primarily consisting of commercial transportation companies, renewable energy plants and other power plants requiring grid stabilization and backup power in Asia. Traditionally, it would cost tremendous upfront capital expenditure and operation expenses for companies to purchase the battery products. However, under our own-and-lease business model, our clients only need to lease our battery products without having to purchase them, enabling operation of BEVs and renewable energy plants more affordable. Alternatively, our clients are also able to place orders to customize their battery products with specific specifications using the licensed-in X-SEPA separator technology. See “— Our Pipeline Products and Services — X-SEPA Separator.” We expect to generate revenue from our leasing business of battery products during the second quarter of 2024.

Leasing of Batteries and BEVs

We plan to partner with automakers and manufacturers to conduct our leasing business of batteries and BEVs. We plan to cooperate with automakers as OEMs to produce BEV bodies upon orders placed by our clients to satisfy their demand. We also plan to engage battery manufacturers as OEMs for the mass manufacturing of our highly reliable and long-life batteries, which will be applied to our BEVs. Our BEVs are expected to be leased to our clients at a cost-effective rate to attract more clients and achieve our competitiveness among our competitors. These BEVs may include e-buses, e-vans, e-trucks, e-motorbikes, and last-mile delivery vehicles. We expect to focus our operations in the Southeast Asia and South Asia, including Thailand, the Philippines, Indonesia, India, and Singapore. In addition, we plan to leverage our in-house battery management system (“BMS”) integrated with data process and mesh networking technologies to optimize energy usage of our battery products and to develop intelligent batteries.

Leasing of ESS

We plan to lease our ESS incorporating our highly reliable and long-life batteries to power producers, including renewable energy plants and other power plants requiring grid stabilization and backup power. We also expect to provide key technological solutions to help resolve battery-related issues in our clients’ energy storage process. With our highly reliable and long-life batteries and systems that can monitor battery conditions and allocate batteries for primary or secondary use, we believe our clients will be able to lower the costs of their energy storage solutions. In addition, we plan to explore together with our clients on opportunities to apply our batteries to a broader coverage of energy storage, including developing battery systems for the electrification of commercial vessels, and using battery tankers to transport energy from offshore farms to onshore ones.

Carbon Abatement Solutions and Carbon Credit Sales

We provide our carbon abatement solutions to help our clients reduce their excessive carbon emissions and generate carbon credits. Specifically, we plan methodologies of reducing and/or removing carbon emissions while creating revenue by operating a general carbon credit account, procuring carbon credits through submission to regulators, and securing subsequent buyers for sales of carbon credits, leveraging our information technology, science and mapping capabilities. We typically form a joint venture or a partnership with our landowner clients to carry out the carbon abatement projects. See “— Key Terms of Carbon Abatement Project Agreement” for more details regarding the arrangements of our carbon abatement projects.

We undertake extensive geography survey mapping to create an overlay of the potential target areas, and identify existing and new activities in land, vegetation, crops and others to analyze their carbon abatement potentials. By using carbon-based feasibility studies, geo-fencing and land analysis, we map the farming enterprise and calculate the current emissions. For example, we conduct on-ground site measurements combined with satellite mapping to mark the area that can be covered under subsequent applications, and assess the current status of the vegetation and carbon capture and prepare a roadmap for future development of the area to further enhance the carbon absorption potential. Thus, we can project the reduction in emissions based on each modeled, recommended change from the initial farm carbon deficit to increase value for the project by creating new registerable carbon credits. Initial set up costs, including mapping and feasibility study costs, are disbursed by the landowners. Subsequently, we prepare an application for each carbon abatement project with the relevant government regulators, which identifies the specific land and provides extensive mapping data. Upon the submission of the application, the regulators will determine the value of the carbon abatement projects based on the application material and allocate a certain amount of carbon credits based on the mapping, type, volume and lifetime of the land.

Our carbon abatement projects primarily include carbon farming projects, deforestation avoidance projects, and rural afforestation projects. Carbon farming projects use farming in a way that reduces greenhouse gas emissions or captures and holds carbon in vegetation and soils. We provide consultancy and assistance to landowners while working cohesively to set up and commence carbon farming activities to reduce carbon emission and earn carbon credits. For deforestation avoidance projects, we work with landowners to promote agricultural planning and production that avoids tree- clearing, advocating stronger biodiversity to protect rural habitat. In parallel, we campaign for a halt to deforestation across the Asia-Pacific. A reforestation and afforestation project involves planting trees in agricultural areas. In doing so, the project helps to reduce the amount of greenhouse gas entering the atmosphere, as carbon stock remains stored in the trees while they grow.

We also execute for our clients the sales of their carbon credits generated during the process of carbon abatement projects. When certain requirements and criteria of carbon emissions are met, our clients can apply for carbon credits from government-introduced regulators. These criteria include definitive action plans to re-afforest the land tracts, conversion of methane generated from livestock in the farms into an alternative energy sources, and implementing a consisting clearing and pruning of grassland farms to avoid savannah burning from dry grass, to name a few. The carbon credits can be sold back to the regulators, or on the secondary market through our network of clients, revenue generated from which is shared according to a pre-agreed ratio between our landowner clients and us. We sell the carbon credits to companies in need of carbon offsets through our active marketing efforts. We also cross-sell these carbon credits to our battery product clients, in addition to leasing them our battery products.

Our business of carbon abatement solutions and carbon credit sales currently primarily operates in Australia and PNG, and expects to expand into Indonesia, the Philippines, and Fiji in the future. According to the relevant laws and regulations in Australia and PNG, no specific license is required to conduct the business.

Australia

In Australia, we offer carbon abatement projects using a variety of agricultural methods that sequester atmospheric carbon in soil, crop vegetation, and biomass. Our solutions include storing carbon in their soils, planting native trees and shrubs, managing stock to allow native forest to regrow, beef herd improvement, and reducing nitrous oxide emissions from irrigated crops. With these carbon-neutral effects, we can assist these landowners to set up ERF projects and apply for ACCUs. The ACCUs can be used by landowners to offset their carbon emissions, are tradable in the secondary markets, and can be sold back to the CER, the authority that administers the ERF which supplies ACCUs.

ERF Projects

We submit for individual carbon project on the ERF government portal for approvals of issuance of an ERF carbon contract or credits. We are entitled to conduct carbon abatement projects on the sites within Australia and PNG and can claim carbon credits for emission abatement achieved by such projects.

Carbon credits are issued upon acceptance of the carbon abatement project by the CER. We are responsible for facilitating the processes of auditable reports, carbon project registrations, carbon abatement contracts and other display information required for the issuance, marketing, auditing, and accounting of carbon credits through the Australian National Registry of Emissions Units for auction or re-sale in the carbon market.

We can sell the carbon credits to third parties via auction or direct sales in the carbon market. We can use the Carbon Market Institute Carbon Marketplace for auction of the carbon credits, or sell the carbon credits directly to third parties through our worldwide network that are under pressure to reduce carbon emission for direct sales. As of the date of this prospectus, we had contracted and submitted six carbon abatement projects to the CER, totaling 65,000 hectares and are estimated to produce around 1 million ACCUs.

PNG

The carbon market in PNG operates differently to that of the Australia as a result of minimal regulatory frameworks in place. There are voluntary carbon schemes and governmental schemes in PNG, which are agreements negotiated directly with landowners with little governmental intervention.

Following the 26th United Nations Climate Change Conference of Parties in Glasgow (COP 26), Australia, Fiji and PNG have collaborated to generate high-integrity carbon offsets in the Indo-Pacific market by virtue of the Indo-Pacific Carbon Offsets Scheme. See “— Government Regulations.”

As of the date of this prospectus, we have contracted to deliver over 30 carbon abatement projects in PNG, totaling 5.3 million hectares and are estimated to produce around 159 million tons PNG carbon credits. In addition, as of the same date, we had successfully submitted 11 of these carbon abatement projects, totaling 4.3 million hectares and producing around 128 million carbon credits.

On August 29, 2023, the Climate Change and Development Authority (“CCDA”) of PNG acknowledged, by way of an official letter, its support for two carbon abatement projects in PNG that have been submitted by a subsidiary of Hop2it Holdings Pte. Ltd. (“Hop2it”) to the CCDA.

These two projects, amongst more than 30 contracted projects secured by Hop2it in PNG involve deforestation avoidance. The shareholders of Hop2it, which are also our shareholders, have a restructuring deed with noco-noco Pte. Ltd., whereby 52% of the profits from Hop2it’s carbon abatement projects will be paid to us. Furthermore, under the terms of the deed, Hop2it’s carbon abatement management business and all future potential economic benefits of Hop2it’s carbon abatement management business will be carried out through and assigned to noco-noco Australia Pty Ltd., a subsidiary of ours, 52% of which is owned by NNI and 48% of which is owned by the shareholders of Hop2it.

The first two projects that the CCDA has reviewed are (1) the An Orumako Customary Landowner Area in the Kikori District, Gulf Province, and (2) the Cloudy Bay Customary Landowner Area in the Abau District, Central Province. The size of these land plots are 52,750 hectares and 148,434 hectares respectively. The CCDA recognizes that:

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The two projects are submitted under the National REDD+ Methodology and Development Guidelines adopted by PNG and have been worked on and submitted to the CCDA by Hop2it as the REDD+ qualified Proponent, and with the Natural Forest Standard (“NFS”) in the United Kingdom as the Creditor, who have provided preferred Verification Validation Body (“VVB”) to Hop2it, to vet and work with to harvest Carbon Credit Units.

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The two parties, Hop2it and NFS, are working on completing the Project Design Documents (“PDD”), which will qualify NFS for Permit Issuance by the CCDA, once the PNG moratorium on new REDD+ projects (which has been in place since March 2022) is lifted.

Key Terms of Carbon Abatement Project Agreement

We typically form a joint venture or a partnership with our landowner clients to carry out the carbon abatement projects in Australia and PNG, the key terms of which are set out below:

Purpose of the joint venture or partnership. The parties form a joint venture or a partnership to combine expertise, management and property resources to support reduction of emissions and produce additional revenue for our clients through the issue of carbon credits for sale on the domestic and international markets.

Service term and renewal. The agreement typically remains in full force and effect from its date up to 2030 (the “Initial Term”). Upon the expiration of the Initial Term, the agreement shall be automatically renewed each time for a successive five-year period until 2050, subject to either party’s prior written notice of termination before the expiration of the Initial Term or any renewed term.

Our services. We provide geo-survey services and map all carbon sequestration capabilities of our clients for the purposes of identifying all carbon abatement capabilities of any existing pastured land, vegetation, crops, mangrove, forests or grasslands that may exist on land provided by the clients and to be managed by us. In particular, our services include carbon-based feasibility studies, geo-fencing and analysis of the land for the identification of carbon emissions and submission of contracts and other governmental documents for the issue of carbon credits.

Regulatory submission and approval. As the carbon abatement manager and registration agent, we manage the regulatory submission process as well as domestic and international sales and marketing of the carbon credits derived from the carbon abatement projects. In particular, we provide and operate an online portal with the CER, and provide access to government audits and carbon credit certificate issues on account. The government typically issues a valid carbon credit certificate upon an approved carbon project contract within 90 days of submission.

Sales of carbon. We sell the carbon credits to third party companies via auction or direct sales in domestic markets, or in international markets through our commercial relationships abroad.

Distribution of carbon credit sales revenue. The net proceeds, after deduction of operating expenses and disbursements, are split between the parties at a pre-agreed percentage. Typically, 20% to 60% of the net proceeds will be distributed to us with the rest 40% to 80% distributed to our clients and project officers (if any) as a whole.

Payment schedule. Our landowners clients and we agree to a guaranteed base price set for an initial term. We arrange to make payments within three working days of the initial deposit made by the government or from international exchange market or direct sales buyers. When profits generated from the carbon abatement projects exceed the base price by a pre-agreed percentage, our clients will receive additional payment.

Exclusivity. Due to the specialized nature of the carbon abatement industry and the longevity of our participation in the project, the agreement is entered into on an exclusive basis.

Confidentiality. Neither party is entitled to disclose any confidential information relating to the other party’s business to any person or entity without the express written consent of the affected party, except as required by law.

Termination. Either party may terminate the agreements by prior written notice to the other party at least 30 days before (but in no case more than 60 days before) the expiration of the Initial Term or any renewed term. At any time, the agreement may also be terminated by mutual written consent of the parties. When the agreement expires or terminates, all parties’ obligations under the agreement with respect to the operation and administration of the joint venture shall be immediately terminated.

Our Pipeline Products and Services

Our primary pipeline products include (i) X-SEPA separator and (ii) lithium manganese iron phosphate (LMFP) cathode.

X-SEPA Separator

Our batteries equipped with X-SEPA separator, developed by 3DOM Alliance after eight years of research and development, is more reliable and longer-lasting compared with conventional batteries, due to our X-SEPA separator’s high and uniformed porosity, high liquid absorption, and high heat resistance. Below is the illustrative picture of the structure of our batteries using X-SEPA separators:

Our X-SEPA separator has the unique advantage of high and uniform porosity, which is the key to high ionic conductivity, resulting in long battery lifespan and the avoidance of dendrite formation, which is the main cause of fire and explosions and fast battery deterioration. X-SEPA separator is capable of having more than 70% porosity, compared to around 40% porosity for conventional separators. Conventional separators are made through a uniaxial stretching method, which can only produce irregularly shaped and randomly distributed pores by tearing. In our case, we are able to produce, through 3DOM Alliance, pores that are uniformed and with high density through unique manufacturing process using polyimide precursor with beads and put through a process of drying and detachment, imidization and thermal removal of the beads, hence creating pores that are regular in shape and evenly distributed. Below is the illustrative picture showing the different production methods between a general-purpose PP separator and our X-SEPA separator:

The unique methodology of producing X-SEPA separators enables us to offer customized separators with pre-specified pore sizes and density, which helps achieve desired battery performance parameters. Furthermore, through a 3-layer die configuration, we are now able to offer separators with 3 layers with the middle layer being of low porosity and the two outer layers of high porosity. The middle layer can provide strength to the overall separator, whilst the outer layers of high porosity can increase the lifespan and make possible high C charge/discharge rates for the battery without causing damage and deterioration. Below is the illustrative picture of the structure of our X-SEPA separators:

In addition, X-SEPA separator has a high wettability due to its high and uniform porosity. This enables us to use high viscosity electrolytes, which are non-volatile and can prevent explosion. Such electrolytes, which have up to 30 times more viscosity than conventional electrolytes, are also less prone to evaporation at high temperatures, and thus can enhance battery performance. A 25mAh nickel manganese cobalt (NMC) battery, with non-volatile electrolyte and using X-SEPA separator, can last 600 cycles to the point when capacity retention drops to 60% at a temperature of 60 degrees Celsius and at 0.5C charge/discharge rate. A similar battery without X-SEPA separator can last only 370 cycles in the same condition. X-SEPA separator is hence essential for producing batteries which can withstand very high operating temperature conditions without fast deterioration of battery function.

Furthermore, our batteries, with the X-SEPA separator fitted in, are found to be high heat resistant, have high reliability in abnormal conditions and a near doubling of lifespan of other batteries. Capacity retention of our battery with X-SEPA separator only falls to 60% after 7,300 cycles, at an operating temperature of 25 degrees Celsius and a 1C rate, whereas a battery without X-SEPA separator drops to 60% retention after 3,300 cycles in the same condition. If the operating temperature goes up to 45 degrees Celsius, our battery falls to 60% retention after 3,600 cycles whilst the other can last only 1,450 cycles. In a recent testing at 60 degrees Celsius, our battery was able to reach 2,000 cycles before retention capacity dropped to 80%, which was approximately five times of the cycles achievable by other batteries. Nail penetration testing on the battery cell with a conventional separator had resulted in thermal runaway and venting, corresponding to European Council for Automotive R&D (“EUCAR”) hazard level 4, while testing on the battery cell equipped with our X-SEPA separator did not result in thermal runaway and produced no smoke or flame, corresponding to EUCAR hazard level 2.

The high uniform porosity of X-SEPA separator also makes it highly suitable for lithium-metal anode, solid-electrolyte batteries. A lithium-metal anode battery sample was developed and tested in July 2020, with successful achievement of 200 cycles for 400Wh/kg energy density. We expect the mass production of single layer separator to begin in the second quarter of 2024, and 3-layer samples have been provided for client testing since February 2023. Mass manufacturing of 3-layer separator is targeted to commence in the fourth quarter of 2024. The manufacturing of X-SEPA separators is expected to be carried out by 3DOM Alliance and OEMs.

Below is a diagram showing the differences between conventional batteries and our batteries using X-SEPA separators:

Lithium Manganese Iron Phosphate (LMFP) Cathode

Lithium iron phosphate (LFP) batteries are increasingly used in place of nickel cobalt aluminum (NCA) and nickel manganese cobalt (NMC) batteries which are more expensive, but LFP batteries have the disadvantage of lower energy density. In 2014, 3DOM Alliance developed a battery using a cathode fabricated with lithium-manganese-iron-phosphate (LMFP), which has more energy density and cost less, as compared with LFP batteries. Our LMFP batteries developed by 3DOM Alliance have about 30% higher energy density than LFP batteries and a lifespan of about 6,000 cycles compared to 3,000 cycles for third party LFP batteries. Although the average cost of our LMFP batteries is higher than that of the LFP batteries, due to the much longer lifespan, cost of our LMFP batteries per cycle is about 35% lower. We expect to commence commercialization of the LMFP cathode in the second quarter of 2024.

Relationship with 3DOM Alliance

3DOM Alliance is our majority shareholder which engages in the R&D of various battery technologies. The history of 3DOM Alliance can be traced back to 2011 when the patent of “secondary battery separator and lithium secondary battery using the separator” was granted by Japan Patent Office to Professor Kiyoshi Kanamura, and subsequently licensed exclusively to 3DOM Technology Inc., the predecessor of 3DOM Alliance. During 2015 to 2017, 3DOM Alliance was among the list of technology innovation projects and enjoyed a series of governmental and university support. In 2018, 3DOM Alliance began making samples of solid-state batteries, and later in the following year, delivered the first supply of batteries using its proprietary battery technology to a BEV maker. In 2019, 3DOM Alliance also began the development of application for ESS. In 2020, 3DOM Alliance installed a small-scale production line for its separator X-SEPA, producing lithium-metal anode battery samples for testing.

We entered into an exclusive, irrevocable license-in agreement with 3DOM Alliance, on November 22, 2022, enabling us to manufacture our battery products with 3DOM Alliance’s cutting-edge technologies. Pursuant to our agreement, 3DOM Alliance granted us certain of its proprietary and licensed-in patents and other intellectual properties, as well as confidential know-how and other information, relating to, among others, battery cascade use, battery management system, battery cell and pack module, leasing with carbon credit, business model task distribution equipment, battery unit, electronic equipment control equipment communication terminals and electronic equipment, degradation-based billing prediction, and degradation- based billing forecasting (“3DOM IP Rights”).

Key Terms of the License-in Agreement

Below set out the key terms of the license-in agreement entered by 3DOM Alliance and us:

Term: The term of the license-in agreement is perpetual, unless terminated upon default, or upon bankruptcy or insolvency.

Grant of license: 3DOM Alliance grants us a worldwide, exclusive, irrevocable license on 3DOM IP Rights to make, import, export, use, or sell products which incorporates or is the result of the licensed 3DOM IP Rights (“Licensed Product”).

Technical assistance: 3DOM Alliance shall provide technical assistance for us to utilize 3DOM IP Rights.

Right of first refusal: We have the right of first refusal to enter into negotiations to license in any further intellectual properties from 3DOM Alliance that it owns or acquires, when 3DOM Alliance intends to license out its intellectual properties.

Exclusivity: 3DOM Alliance shall not practice or grant to any third parties any license to practice the 3DOM IP Rights within the scope of the license granted to us perpetually.

Royalties: We are obligated to pay 3DOM Alliance royalties quarterly within sixty (60) days after the end of each quarter, equal to three percent (3%) of the gross profit generated using each of 3DOM IP Rights. The royalty rate can be revised by mutual written consent. After the first anniversary of the effective date of the license-in agreement, either party shall have the right to negotiate to adjust the royalty rate annually.

Termination: Either party can terminate the license-in agreement when the other party fails to pay any amounts when due with a thirty (30) days’ written notice, or when the other party fails to perform any obligation and fails to cure within the sixty (60) days’ notice period. Upon the occurrence of any aforementioned event of default, the non-defaulting party shall deliver to the defaulting party a written notice of intent to terminate, such termination shall be effective upon the date set forth in such notice. 3DOM Alliance may also terminate the license-in agreement with a written notice upon our bankruptcy or insolvency.

Assignment: Any and all assignments of the license-in agreement or any granted rights by us are void, except for assigning (i) to any of our affiliates, or (ii) as expressly permitted under the agreement.

Upfront payment: We are obligated to pay a one-off, refundable upfront payment of $30 million licensing fee to 3DOM Alliance. Such upfront payment shall be credited against any royalties under the agreement such that the amount of the upfront payment shall be deducted from the royalties when due and payable. In the event that the upfront payment has any remaining amount after the last deduction from the royalties at the end of a five- year period from the last instalment of the upfront payment, the remaining unutilized amount shall be refunded to us at our request. Pursuant to a supplemental agreement to the license-in agreement dated May 10, 2023 (the “Supplemental Agreement”), the upfront payment shall be payable over a series of instalments after the consummation of the Business Combination, in such amounts and pursuant to such repayment schedule as may be agreed between 3DOM Alliance and us. Both parties shall negotiate the installment plan in good faith, taking into consideration our working capital needs as well as our liquidity and available capital resources after the consummation of the Business Combination.

Obligations related to commercialization: We shall be responsible for obtaining all necessary governmental approvals for exercising the intellectual property rights under the license-in agreement, including the development, manufacture, distribution, sale and use of any Licensed Product, at our expense, including, without limitation, any safety studies. We shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product. 3DOM Alliance agrees to provide reasonable assistance to our company, including through the provision of 3DOM’s know-hows, with regard to obtaining said approval, exercising the intellectual property rights, and conducting quality control. With regard to commercializing 3DOM IP Rights, we shall regularly coordinate and consult with 3DOM Alliance in developing and implementing our business plans for the earlier of the following periods: the first three years after the execution of the license-in agreement or upon the reasonable determination by 3DOM Alliance that such coordination and consultation is no longer necessary.

Royalty-free license to improvements: We shall own all the rights of the improvements to the Licensed Products it creates (the “Improvements”) to the extent that such Improvements are not contained within the scope of 3DOM IP Rights. We granted to 3DOM Alliance a non-exclusive, royalty- free license of the Improvements, strictly for 3DOM Alliance’s non-commercial research purposes, without limitation as to time or geographic area, with the right for 3DOM Alliance to sublicense to other non-profit institutions for their non-commercial research purposes.

Government funding: Our rights and obligations under the license are subject to change due to 3DOM Alliance’s obligations in connection with any funding or other support from an interested government.

Government Regulations

Singapore

Regulations on Environmental Protection and Resource Sustainability

The import, storage, usage, dealing and disposal of batteries in Singapore are regulated under several legislation in Singapore, including but not limited to the Environmental Protection and Management Act 1999 of Singapore (the “EPMA”) and the Environmental Public Health Act 1987 of Singapore (the “EPHA”), both of which and their respective subsidiary legislation are administered by the National Environmental Agency of Singapore (the “NEA”).

Under the EPMA, the importation of certain specified hazardous substances requires a license prior to doing so. The storage, use of and dealing with such hazardous substances must also be carried out in a manner that protects the health and safety of all persons as well as the environment. While our batteries do not contain any hazardous substances that are regulated under the licensing regime under the EPMA, we will continue to monitor for any manufacturing changes and battery developments in the future and will apply for such licensing as may be required.

Further, the disposal of obsolete and/or spent batteries and other constituent chemical waste products (collectively, “Battery Waste”) are regulated under the EPMA, the EPHA and the Resource Sustainability Act 2019 of Singapore (the “RSA”). Under the EPMA, we are not permitted to discharge or cause to be discharged Battery Waste and other polluting matters into any drain or land without the written permission of the NEA. In addition under the EPHA, we must store Battery Waste in a proper and efficient manner so as not to create a nuisance or to cause any risk, harm or injury to persons or is likely to pollute the environment, and must dispose of Battery Waste at authorized disposal facilities. The RSA also specifically provides that Battery Waste must be disposed via a waste collector or e-waste recycler that are each licensed under the EPHA.

Regulations on Workplace Safety and Health

The Workplace Safety and Health Act 2006 of Singapore (the “WSHA”) and its subsidiary legislation regulates the safety, health and welfare of persons at work in workplaces. It applies to all workplaces in Singapore (save for certain exemptions), and generally requires employers, occupiers and other stakeholders to uphold certain safety, health and welfare standards.

Under the WSHA, we are obliged to take reasonably practicable measures to ensure the safety and health of our employees, contractors, and direct or indirect subcontractors at work, including but not limited to maintaining facilities and arrangements for their welfare at work, adequate safety measures for machinery and equipment, and ensuring that such persons are not exposed to hazards in the processing, storage, transport and/or disposal of things at the occupied premises. We are required to maintain safety and health management systems, as well as continual monitoring for compliance. Additionally, we are required to take reasonably practicable measures to ensure that any access and/or egress points to the premises occupied by us (such as storage facilities), and all machinery, equipment or substance kept at the premises, are safe and pose no risks to the health of all persons within those premises.

Regulations on Fire Safety

The Fire Safety Act 1993 of Singapore (the “FSA”) regulates the arrangements for fire safety, fire hazards and fire prevention in premises located in Singapore. Because some of our batteries contain lithium compounds and other flammable materials, we may be required under the FSA to obtain a license for the importation and/or transport of our batteries, as well as the storage of the batteries at storage facilities. Waste products generated from the Property that are deemed as flammable material must also be disposed in accordance with the storage license granted by the relevant authorities. We will apply for such license, if required, at a later time when such batteries are imported and/or transported in Singapore.

Australia

The Australian Federal Government established the CER by virtue of the Clean Energy Regulator Act 2011 and Carbon Credits (Carbon Farming Initiative) Act 2011. The CER is the regulatory authority responsible for the determination of rules in relation to carbon abatement, administration of the ERF and engaging in government purchasing of emissions reduction. The carbon abatement project is solely governed by the Australian Federal Government.

The ERF was established by virtue of the Carbon Credits (Carbon Farming Initiative) Act 2011 and the Carbon Credits (Carbon Farming Initiative) Rule 2015. The CER administers the ERF by way of funding registered ACCUs. Registered proprietors of land and registered proponents are able to create value by exploiting existing land, reducing their carbon emissions or removing and storing carbon in vegetation and/or soil.

Eligible projects may earn one ACCU for every ton of emissions reduced, avoided, removed or stored.

The CER is the primary market for ACCU sales. Carbon credits can be sold to government contracts or via secondary market, which includes private speculation, private carbon commitments or to other proponents for their respective projects. There is currently no exchange for carbon credits to be traded. Australia is introducing the Australian Carbon Exchange (“ACE”) which will facilitate the purchase, sale and settlement of ACCUs. Whether the ACE will integrate with international markets is yet to be determined.

ACCUs are purchased and sold via the Australian National Registry of Emission Units (“ANREU”) with each unit being recorded on the registry. The ANREU is governed by the Australian National Registry of Emissions Units Act 2011 and the Australian National Registry of Emissions Units Regulations 2011.

The registry monitors credits owned, transferred for income, cancelled or relinquished. Each registered proponent under the CER is required to be registered with the ANREU. Upon a successful application to the CER, the credits will be issued to the registered proponents registry account and be available for trading.

Australia is a party to the Indo-Pacific Carbon Offsets Scheme, which allows for credits obtained via carbon abatement projects to be openly traded between companies in the private sector.

PNG

The current state of the laws and regulations regarding carbon credits and a carbon market in PNG is in a development phase and as such, lawmakers are having difficulties with forming the appropriate regulatory bodies and framework to ensure compliance with the Paris Agreement and its own constitution. The current regulation being Climate Change (Management) (Carbon Market) Regulation 2022 covers the rights to the carbon stored in PNG’s forests.

PNG currently has no compliant carbon market established. Given the developmental phase of the carbon market industry in PNG, there is a lack of legislation, policy framework and administrative agreements to participate domestically and internationally. PNG has created development authorization bodies to facilitate climate issues, inclusive of a carbon market. Currently, there is a moratorium on voluntary carbon contracts in PNG, due to further regulations being developed. Once the regulations are finalized, the voluntary carbon market will resume.

PNG is a party to the Indo-Pacific Carbon Offsets Scheme, which allows for credits obtained via carbon abatement projects to be openly traded between companies in the private sector.

Intellectual Property and Technology

All of our current intellectual properties and technologies are exclusively licensed in from our majority shareholder, 3DOM Alliance, pursuant to a license-in agreement dated November 22, 2022. See “— Relationship with 3DOM Alliance” for more details.

These licensed-in intellectual property rights include five registered patent in Japan, the United States and South Korea. We also have 42 patents under application, five of which are under Patent Cooperation Treaty (“PCT”) application, with the remaining 37 patents under application in Japan, Singapore, European Patent Office, China, the United States, South Korea, Thailand and Taiwan. The licensed-in intellectual property rights also include four registered trademarks in Japan, two registered trademarks in Singapore, one trademark under application in Japan, one trademark under application in Singapore, and two trademarks under application in India. Our licensed intellectual property rights and technologies are mainly for battery cascade use, battery management system, battery cell and pack module, leasing with carbon credit, battery unit, degradation-based billing prediction, and degradation-based billing forecasting.

We protect our know-how, trade secrets and other confidential business information of any type by requiring our contractors, clients and others who develop intellectual property (including confidential information) in the course of their work for us.

Customers

We currently do not have any customers as we have yet to commercialize our leasing services and other services. Our business primarily targets commercial transportation companies as well as renewable power plants and other power plants requiring grid-stabilization and backup power, that have environmental concerns, sustainability goals, and zero-emission mission. Based on our estimates of the market conditions and our operation status, we expect to commence our leasing business in the second quarter of 2024.

Current clients of our carbon abatement solutions business are primarily landowners in Australia and PNG.

Competition

Battery and Energy Storage Industry

The battery and energy storage industry is highly competitive, and new regulatory requirements for vehicle emissions, technological advances, and shifting customer demands are causing the industry to evolve towards zero-emission solutions. We believe that the primary competitive factors in the market include, but are not limited to:

•	total cost of ownership (“TCO”);

•	safety, reliability and quality;

•	gravimetric and volumetric energy density;

•	product performance and uptime;

•	charging characteristics;

•	technological innovation;

•	comprehensive solution from a single provider;

•	ease of integration; and

•	service options.

Similar to traditional OEMs in the passenger vehicle market, incumbent commercial transportation OEMs are burdened with legacy systems and the need to generate sufficient return on existing infrastructure, which has created a reluctance to embrace new zero-emission drivetrain technology. This reluctance creates opportunity for us and has allowed us to gain a significant head start against our competition. We believe the global push for lower emissions combined with vast technological improvements in fuel cell and battery-electric powertrain technologies have awakened well-established battery technology companies and vehicle manufacturers to begin investing in zero-emission transportation. We expect an accelerating transition from ICE vehicle to BEVs in the commercial transportation sector in the next three years.

Our key competitors are leading battery technology companies. Our batteries have various advantageous features, including heat resistance, higher energy density, high charge rates, high discharge rates, long lifespan and improved reliability, which are suited for different needs and operating conditions and we believe will increase our market shares. For more details, see “— Our Competitive Strengths” and “— Sales and Marketing.”

Carbon Abatement Solutions and Carbon Credit Market

In addition, we are also generating and providing carbon credits to companies who are under the pressure to decarbonize their business operations, such as logistics companies. See “— Carbon Abatement Solutions and Carbon Credit Sales” for more details.

Partnerships

We are currently in negotiation to formalize several strategical partnerships, mainly with automakers and battery manufacturers, to seek for more mutually beneficial business opportunities.

EV Dynamics

On November 14, 2022, we entered into an MOU (“JV MOU”) with EV Dynamics and its Japan subsidiary (“Japan Dynamics”), which will expire on November 13, 2023 unless earlier terminated by mutual consent, to establish a joint venture in the Philippines for the purpose of carrying out a carbon-free bus leasing business to EV Dynamics’ existing clients and other new clients. Pursuant to the JV MOU, we will contribute 70% and Japan Dynamics will contribute 30%, respectively, of the total initial investments to set up and operate the joint venture. As of the date of the prospectus, EV Dynamics and we are working together to seek a suitable local partner in the Philippines for setting up the joint venture.

B-ON

We entered into an LOI with B-ON, an electric light commercial vehicles and fleet electrification service provider headquartered in Japan, on November 18, 2022. We aim to collaborate on a wide array of battery and energy businesses, including the sales of vehicles, battery cells, commercial car lease with offsetting carbon credits, fleet management and telematics, and charging and energy management. Possible business cooperation models include (i) B-ON will supply us their 4-wheeled and 3-wheeled EVs and will explore technological possibilities to employ our battery cell for their products; and (ii) we will offer carbon credits to B-ON and B-ON will license us the fleet management solutions and software for charging and energy management. As of the date of this prospectus, we are developing partnering plans with B-ON to engage in leasing of 3-and 4-wheeler EVs in Indonesia, Philippines and Thailand.

TES B

We entered into an MOU with TES B Pte Ltd (“TES B”), a battery recycling facility located in Singapore, on October 27, 2022. TES B intends to offer e-waste recycling service for our batteries. In addition, we aim to explore potential collaboration with respect to jointly develop repurposing and reuse program, and the integration of energy storage systems. The MOU will expire on October 26, 2023, unless earlier terminated by written agreement or by at least ten (10) business days’ prior written notice by either party to the other party.

A Plastic Product Manufacturer

We entered into an MOU with a Taiwanese company which principally engages in the manufacture and sales of plastic products, electronic products and polyester products, and 3DOM Alliance on January 1, 2022. By signing this MOU, we aim to form various arrangements including, among others, (i) the plastic product manufacturer to supply us with its battery materials for the mass production of our batteries and separators; (ii) to collaborate with third parties for the supply and development of battery materials towards the manufacturing of battery cells; (ii) to jointly develop a battery cell incorporating both parties’ technologies; (iv) to develop and commercialize business models based upon the primary and secondary usage of batteries; and (v) to collaborate in mass production of 3DOM separator. The current MOU has been extended to December 31, 2023, unless earlier terminated by mutual agreement or by thirty (30) days’ prior written notice by either party to the other party.

An Energy Solution Company

We entered into an LOI with a well-known energy solution company headquartered in South Korea on September 15, 2022. By signing this LOI, we intend to engage with such company for the supply of its battery packs for our carbon neutral battery lease services. In addition, we also intend to source charging and swap stations from such company and/or engage it for the production of our battery cells and packs.

Assemble Point

We entered into an MOU with 3DOM Alliance and Assemblepoint Co. Ltd. (“Assemble Point”), a Japanese EV maker, on December 28, 2022. By signing this MOU, we aim to jointly develop electric mini buses and batteries for such electric mini buses, and jointly provide battery-related services and carbon-free leasing services in the Philippines. The MOU will expire on December 27, 2023 and can be renewed by written agreement, unless earlier terminated (i) by the non-defaulting party upon the violation of the MOU without timely correction or (ii) by either party in the event of the commencement of insolvency proceedings against the other party.

Kyushu Sanko Bus

We entered into an MOU with Kyushu Sanko Bus Co. Ltd., Sanko Bus Co. Ltd., and Kyushu Sanko Auto Service Co. Ltd. (collectively, “Kyushu Sanko Bus”), a bus operators in Japan, Freet Co. Ltd. and BINEX Inc. on December 20, 2022. By signing this MOU, we aim to provide carbon credits and leasing services along with carbon credits for the decarbonization of Kyushu Sanko buses operating in Kyushu region of Japan. We intend to conduct a proof of conduct on a fuel cell bus in 2025. The MOU will expire on December 19, 2023 and can be renewed by written agreement, unless earlier terminated (i) by the non-defaulting party upon the violation of the MOU without timely correction or (ii) by either party in the event of the commencement of insolvency proceedings against the other party.

Suppliers and Manufacturing

Our suppliers consist primarily of (i) raw battery material suppliers and (ii) OEMs that manufacture separators, battery cells and packs, and BEVs. We are in the process of establishing business relationships with several OEM automakers and vendors of battery materials. In addition to purchasing products from our suppliers, we plan to establish collaborative partnerships with them, particular those OEMs. We also plan to work closely with suppliers to jointly develop advanced battery materials to create battery cells.

Sales and Marketing

Equipped with the licensed-in technology and deep understanding of the Southeast Asia and South Asia markets, we take an insight-driven, strategic approach to our go-to-market strategy. Sales activities will be generally carried out by our full-time employees in our business development department. We are also establishing strategic partnerships with various automakers to have our batteries incorporated into their vehicles in order to capture more attention in the market.

We customize different marketing strategies for different customer types or regions, based on factors that are peculiar to their specific requirements for batteries. For example, we develop and market batteries with high viscosity electrolyte, in order to supply batteries that are highly reliable and enduring in regions where high operating temperature is an issue. For applications requiring high torque batteries, such as drones and sports cars, we adopt the X-SEPA multi-layer separators to develop high C discharge rate batteries that will not deteriorate. For the ESS market, we strategically focus on developing long-life batteries that can last up to 6,000 cycles to reduce our clients’ costs. With respect to our business of carbon abatement solutions and carbon credit sales, we secure contracts with more landowners by offering a higher percentage share of the revenue generated from carbon credit sales. In addition, we also demonstrate expertise, industry knowledge, high standards of integrity and strong relationship with the regulators.

The head of our business development team works in close consultation with our chief product officer and chief strategy officer to develop effective strategies to market our products and services to potential customers and collaborative or joint venture partners. In particular, we place a high priority on our decarbonization life cycle assessment, which we believe will help us to win more market share of the BEV and ESS market globally in the long run. Our chief operation officer is also working with the business development team to ensure that marketing and communications efforts and programs undertaken are consistent and provide meaningful assistance.

We plan to have an effective after-sales service policy in place once we begin our battery leasing business. We plan to bear the maintenance and repair costs of our batteries and our leased BEVs and ESS. To avoid disruption to our clients’ operations caused by the defects of our batteries, a spare inventory is maintained in order to replace the malfunctioning BEVs or ESS quickly.

Research and Development

We do not operate or have any R&D department. Our success depends in part on the innovative and advanced technologies generated by 3DOM Alliance’s R&D department.

The primary areas of focus for 3 DOM Alliance’s R&D include, but are not limited to, X-SEPA multi-layer separators for high torque batteries, large lithium-ion battery prototypes, next-generation lithium metal anode, solid electrolyte rechargeable batteries, and phosphoric acid fuel cells (PAFC). 3DOM Alliance undertakes significant testing and validation of the battery products before supplying to us in order to meet our internal quality control standards and the demands of our clients.

Environmental Matters

We recognize that large-scale global adoption of lithium-ion batteries will require cost-effective recycling processes. Accordingly, we focus on the use of the X-SEPA battery separator, which can double the lifespan of traditional batteries, so that our battery packs can have a “second life” as refurbished batteries or for use in stationary storage application.

We also are forming a collaboration with TES B for the e-waste recycling, repurposing and reusing of our lithium-ion batteries. TES B is the first battery recycling facility in Southeast Asia which has the daily capacity to recycle up to 14 tons or the equivalent of 280,000 lithium-ion smartphone batteries.

In addition, our carbon abatement solutions business can help us reduce the carbon emission we generated in the process of our operations. We will use the carbon credit we earn during our carbon abatement projects to offset our own carbon emission. We believe our technologies, collaboration with waste recycling leaders, as well as our carbon abatement solutions business will help us contribute more to making a better environment.

Data Services and Protection

Data Services

Our own-and-lease business model provides an opportunity for us to accumulate a tremendous amount of raw data. We plan to build a data infrastructure by storing, managing and analyzing our data assets. This data infrastructure is expected to produce meaningful data on battery usage and behavior for the purpose of developing increasingly efficient batteries, as well as process data for intelligent and optimized transportation. We plan to utilize our smart battery infrastructure to provide data services along with our leasing services.

Data Protection

We have established data access rights for each department and data file, and have appointed a management personnel to control such data access rights. While we have yet to establish a data protection policy, an information security committee have been set up to look into the following:

•

the establishment of information management rules and guidelines, such as manner of classification of confidential information, establishment of confidential information storage locations, and documentation of intangible assets;

•	establishing and strengthening information security infrastructure; and

•	providing information security education for company personnel.

MANAGEMENT

The following table sets forth certain information relating to our executive officers and directors as of the date of this prospectus. Our board of directors is comprised of six directors.

Name	Age	Position
Mr. Masataka Matsumura	43	Chief Executive Officer and Director
Ms. Mari Matsushita	47	Chief Product Officer and Director
Mr. Yuta Akakuma	38	Head of Business Development and Director
Mr. Ng Wee Kiat	48	Chief Financial Officer
Mr. Tatsuo Mori	58	Head of Product Management
Mr. Timothy Lai Wah Teo	71	Independent Director
Mr. Heizo Takenaka	72	Independent Director
Mr. Jean-Francois Raymond Roger Minier	52	Independent Director

Masataka Matsumura has served as a Director on our board of directors as well as our Chief Executive Officer since August 25, 2023. He has served as noco-noco’s chief executive officer, since November 2022, and a director, since October 2022. Mr. Matsumura currently also serves as the representative director and the chief executive officer of 3DOM Alliance since September 2018 where he has served as a director since November 2016. He is also a director of Tesnology Inc. since April 2020 and was a director of BINEX Inc. from May 2021 to January 2023, which both of them are the fellow subsidiaries of noco-noco. In addition, he is also serving as the representative director on the board of Quintuple Air Inc., Social Mobility, Inc. and FOREST PINE DESIGN LAB Inc., since November 2019, December 2018 and November 2012, respectively, and has been serving as a non-executive director of Ellebeau Inc. since June 2014. From December 2013 to February 2019, Mr. Matsumura served as a director of Future Science Research Inc., which is one of the principal shareholders of noco-noco. Prior to Future Science Research Inc., he was the creative director of Fujiwara Design Studio S.R.L., and also the representative director and the president of Steadfast Inc. from April 2005 to June 2012. Mr. Matsumura received his bachelor of fine arts degree in fashion design and marketing from American InterContinental University London.

Mari Matsushita has served as a Director on our board of directors since August 25, 2023. She has also been serving as the chief product officer of noco-noco since October 2022 and the general manager of the platform development team of 3DOM Alliance since April 2021. Prior to joining us, Ms. Matsushita previously worked as a product manager at Fourth Valley Concierge Corporation from March 2017 to February 2021 and at Tsuburaya Fields Holdings Inc. from October 2012 to March 2017. From January 2004 to September 2012, Ms. Matsushita was a senior web producer at IMJ Corporation, responsible for digital marketing with data analytics and web integration. She worked at DeeCorp Limited as a market researcher from August 2003 to December 2003. Prior to DeeCorp, Ms. Matsushita worked as a sales and marketing manager at JEPICO Corporation from April 1998 to July 2003. Ms. Matsushita received her bachelor of arts in international legal study from Sophia University in Japan in 1998.

Yuta Akakuma has served as a Director on our board of directors since August 25, 2023. Mr. Akakuma has been the head of business development of noco-noco since November 2022, where he was previously working as a business development manager from May 2022 to October 2022. In addition, Mr. Akakuma has been serving as the managing director and the chief executive officer of 3DOM (Asia) Co., Ltd., a fellow subsidiary of noco-noco, since November 2022. Prior to this, he worked as the general manager of sales and marketing department and joint venture department at Summit Auto Seats Industry from April 2019 to April 2022, during which he also served as director for several subsidiaries of Summit Auto Seats Industry. He also worked at Darwin Summit Corporation Company Limited, as general manager from April 2019 to April 2022, and simultaneously served as the deputy chief executive officer at Faurecia and Summit Interior Systems Thailand Co., Ltd., the chief executive officer at Summit Hirotani Sugihara Co., Ltd. and a director at Summit & Autoneum (Thailand) Co., Ltd., from June 2020 to April 2022. Prior to that, Mr. Akakuma was the deputy managing director at Soltec Thai Co., Ltd from May 2018 to April 2019. Mr. Akakuma founded Sakura Kaigo (Thailand) Co., Ltd. and served as its managing director from November 2013 to April 2018. Before that, he founded Imm & Co., Ltd. and served as managing director from May 2010 to April 2018. Prior to the founding of his own companies, he worked as the Thailand representative office manager at Agilis Inc. from October 2008 to May 2010. Mr. Akakuma received his bachelor of arts degree in environmental and information studies from Keio University in Japan in 2008.

Ng Wee Kiat (Darren) has served as our Chief Financial Officer since September 14, 2023. He has over two decades of leadership experiences in leading banks, fintech companies and private equity firms in Asia, responsible for financial planning and analysis, financial controlling, business transformation, strategy, operations, sales incentive management & analytics and business management. He was recognized amongst the Top 50 CFOs in Southeast Asia in 2022. Prior to joining our Company, Mr. Ng served as the chief financial officer and remains an independent non-executive director in TAKI NETWORK PTE. LTD., a global Web3 fintech company, since March 2022. Prior to that, he worked as the chief performance officer at Clermont Group, an international private equity group, from September 2020 to February 2022. He served as a director and a key member of the regional business development team under the chief operating officer office at SEA (NYSE: SE) from February 2020 to July 2020. He held the positions as the group chief financial officer of OCBC Bank, responsible for the consumer banking and wealth management division, from March 2016 to January 2020; the country head of business finance at HSBC Singapore from October 2009 to February 2016; the head of performance management for consumer, private and business banking (Singapore and Southeast Asia) at Standard Chartered Bank from April 2007 to September 2009; and a vice president of business finance managing the performance of the consumer banking operations across Asia at DBS Bank from August 2004 to April 2007. He also worked as a senior financial analyst in the Ministry of Defence of Singapore from August 2000 to August 2004, after serving as a management executive at PSA International Pte Ltd from July 1999 to August 2000. Mr. Ng received a bachelor of accountancy degree from Nanyang Technological University in Singapore in 1999.

Tatsuo Mori has served as noco-noco’s head of product management since August 25, 2023. Mr. Mori has been serving as the manager of the Skinkoyasu office and the product division manager of 3DOM Alliance since March 2021. He has 30 years’ experience in the battery business. Mr. Mori previously worked at Panasonic Holdings Corporation (“Panasonic”) for more than 28 years from September 1990 to July 2020, serving as product development engineer and plant manager, responsible for overseeing the manufacturing floor and management of the battery manufacturing plant, and then as the president of several Panasonic’s subsidiaries. Prior to Panasonic, he worked at Nichicon Corporation as product development engineer from April 1987 to August 1990. Mr. Mori obtained his bachelor of science in engineering from Chuo University Faculty of Science and Engineering in Japan in 1987.

Timothy Lai Wah Teo has served as an Independent Director on our board of directors since August 25, 2023. He has served as an independent director of noco-noco since August 2021 and is currently serving as a director on the board of Dr Andrew Ng Global Missions Fund, School of the Arts, Singapore (SOTA) and the JurongHealth Fund (JHF). He is also currently an independent director of Pilgrim Partners (Asia) Pte. Ltd. since February 2010 and a director of Sparrow Asset Management Pte. Ltd. since August 2008. From November 2008 to October 2021, Mr. Teo served as an independent non-executive director and the chairman of the audit and risk management committee of the Singapore Exchange listed GuocoLand Limited. From April 1998 to March 2007, Mr. Teo was the director of the Government of Singapore Investment Corporation, in charge of foreign exchange, money market, gold and commodities management. Prior to this, he served as a director of Nuri Holdings Singapore from October 1994 to April 1998. Mr. Teo also worked at JP Morgan for 20 years in various overseas locations at senior management level in global markets department from May 1975 to June 1993. Mr. Teo completed his master of business administrative at Macquarie University in Sydney, Australia in July 1996.

Heizo Takenaka has served as an Independent Director on our board of directors since August 25, 2023. He has served as an independent director of 3DOM Alliance since June 2022. Mr. Takenaka is currently a professor emeritus at Keio University in Japan where he started as an associate professor in April 1990. He is concurrently serving as a visiting associate professor at Harvard University since January 1989 where he started as a visiting scholar in January 1981. In addition, he is also holding positions including research advisor to the Japan Center for Economic Research since December 2010 where he started as a special advisor in December 2006, chairman of the board of academyhills since December 2006, independent director of SBI Holdings, Inc. since June 2016, and member of the board of trustees of the World Economic Forum since June 2007. He was elected to the House of Councilors in July 2004, then resigned from the House of Councilors in September 2006. In April 2001, he was appointed Minister of State for Economic and Fiscal Policy in the Koizumi Cabinet, followed by appointments as Minister of State for Financial Services in September 2002, Minister of State for Privatization of Postal Services in September 2004, and Minister of Internal Affairs and Communications from October 2005 to September 2006. Prior to that, Mr. Takenaka worked at the Japan Development Bank since March 1973 to January 1981. He received a bachelor of arts in economics from Hitotsubashi University in Japan in April 1973 and a Ph.D. in economics from Osaka University in April 1994.

Jean-Francois Raymond Roger Minier has served as an Independent Director on our board of directors since August 25, 2023. Mr. Minier is currently serving as the Asia Pacific regional director of Audere International since April 2022, the joint representative director and co-chief executive officer of Les Rois Mages Japan Co., Ltd. since November 2021, an independent director of DKK Denki Kogyo Co., Ltd. since June 2021, an independent auditor of Amuseum Parks Co., Ltd. since April 2020, a trustee of Ueno Gakuen Educational Foundation and a representative director of ABC Properties Co., Ltd. since March 2017. He previously worked as a managing director and then a senior advisor at Kroll, LLC from April 2020 to March 2022, a corporate project director at Rusal from November 2016 to March 2020, a non-executive director and the head of corporate development in Northeast Asia of First Names Group from November 2016 to October 2017. Mr. Minier had also served as the managing director and Asia head of fund services at Moore Group Limited from November 2013 to October 2016, an advisor to the chairman for international relations at Kyoto Prefectural Union of Agricultural Cooperatives from April 2013 to August 2016, an advisor to the chief executive officer (Japan and Korea) at Buhler Group from November 2013 to December 2015. Prior to that, he worked as an Asia-Pacific advisor at Avisa Partners from September 2009 to October 2013, the chief executive officer of Asia Pacific region and Tokyo branch manager at Dresdner Kleinwort from August 2006 to September 2009, managing director, Tokyo branch manager and head of capital markets in Asia Pacific at Dresdner Kleinwort Wasserstein from August 2001 to July 2006, managing director of global equities at Dresdner Kleinwort Benson from March 1998 to July 2001, head of OTC equity derivatives trading at Natwest Securities from February 1997 to February 1998. Mr. Minier also worked as a vice president and an equity derivatives trader at Morgan Stanley Japan from April 1995 to January 1997, an equity derivatives trader and structurer at Bankers Trust from December 1993 to March 1995, and an equity derivatives trader at Indosuez W.I. Carr from September 1992 to November 1993. Mr. Minier received his master of science in financial mathematics from Ecole Polytechnique in Paris, France in 1992 and completed the Allianz SE executive leadership program at IMD Business School in Shanghai, China in November 2003.

Board of Directors

Our board of directors currently consists of six directors, three of which are independent. As a controlled company and foreign private issuer, we have elected to not have a majority of our board consist of independent directors. The Amended PubCo Charter provides that the minimum number of directors shall be three, which may be increased or reduced by ordinary resolution, and the maximum number of directors shall be unlimited unless fixed by ordinary resolution. Except as provided in the Amended PubCo Charter, a director may vote in respect of any contract or transaction in which he/she is interested provided that the nature and extent of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with us must declare the nature of his interest at a meeting of the directors or otherwise be made in writing. None of our non-employee director has a service contract with us that provides for benefits upon termination of service.

Board Diversity Matrix

The table below provides certain information regarding the diversity of our board of directors as of the date of this prospectus, pursuant to Nasdaq’s Board Diversity Rule.

Board Diversity Matrix

Country of Principal Executive Office	Singapore
Foreign Private Issuer	Yes
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	6

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction
LGBTQ+
Did Not Disclose Demographic Background

Duties of Directors

Under the laws of the Cayman Islands, our directors owe certain fiduciary duties to us, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us.

The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of officers; and

•	exercising the borrowing powers of our company and mortgaging the property of our company.

Appointment and Removal of Directors

The Amended PubCo Charter does not limit the maximum number of directors, though this number may be fixed by ordinary resolution.

The Amended PubCo Charter provides that first directors shall be appointed in writing by the subscriber or subscribers to the Amended PubCo Charter, or a majority of them, and thereafter, the directors may be appointed and removed by our shareholders by ordinary resolution or by the directors.

The Amended PubCo Charter provides for certain circumstances whereby a director’s office shall be terminated forthwith. Our directors have a fixed term expiring at the next-following general meeting of PubCo unless re-appointed or removed pursuant to the Amended PubCo Charter, and there is no requirement for them to retire by rotation nor to make themselves eligible for re-election. Each director shall remain in office until the end of his/her term or if he or she is removed by ordinary resolution and the office of a director shall be vacated automatically if the director, among other things, (i) he or she is prohibited by the law of the Cayman Islands from acting as a director; (ii) he or she is made bankrupt or makes an arrangement or composition with his/her creditors generally; (iii) he or she resigns his/her office by notice to us; (iv) he or she only held office as a director of our Company for a fixed term and such term expires; (v) in the opinion of a registered medical practitioner by whom he/she is being treated he/she becomes physically or mentally incapable of acting as a director; (vi) he/she is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; (vii) without the consent of the other directors, he/she is absent from meetings of directors for a continuous period of six months; or (vii) is removed from office pursuant to any other provision of the Amended PubCo Charter.

Committees of the Board of Directors

Our board of directors have established an audit committee, a compensation committee, and a nominating and corporate committee. Each committee’s members and functions are described below.

Audit Committee

The audit committee consists of Mr. Timothy Lai Wah Teo, Mr. Heizo Takenaka and Mr. Jean- Francois Raymond Roger Minier. Mr. Timothy Lai Wah Teo is the chairperson of the audit committee and he satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Mr. Timothy Lai Wah Teo, Mr. Heizo Takenaka and Mr. Jean-Francois Raymond Roger Minier satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee oversees our accounting and financial reporting processes. The audit committee is responsible for, among other things:

•	overseeing the relationship with our independent auditors, including:

•	appointing, retaining and determining the compensation of our independent auditors;

•	approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•	discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•	reviewing a least annually the qualifications, performance and independence of the independent auditors;

•

reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by us and all other material written communications between the independent auditors and management; and

•	reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•

overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•	reviewing and recommending all related party transactions to the our board of directors for approval, and reviewing and approving all changes to our related party transactions policy;

•	reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of our internal controls;

•	overseeing risks and exposure associated with financial matters; and

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

The compensation committee consists of Mr. Heizo Takenaka, Mr. Jean-Francois Raymond Roger Minier and Mr. Masataka Matsumura. Mr. Heizo Takenaka is the chairperson of the compensation committee. Each of Mr. Heizo Takenaka and Mr. Jean-Francois Raymond Roger Minier satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules. As a controlled company and foreign private issuer, we have elected to not have our compensation committee consist of entirely independent directors.

The compensation committee is responsible for, among other things:

•

reviewing at least annually the goals and objectives of our executive compensation plans, and amending, or recommending that the our board of directors amend, these goals and objectives if the committee deems it appropriate;

•

reviewing at least annually our executive compensation plans in light of our goals and objectives with respect to such plans, and, if the committee deems it appropriate, adopting, or recommending to our board of directors the adoption of, new, or the amendment of existing, executive compensation plans;

•

evaluating at least annually the performance of our executive officers in light of the goals and objectives of our compensation plans, and determining and approving the compensation of such executive officers, provided that Mr. Masataka Matsumura shall not participate in such determination and approval relating to him personally;

•	evaluating annually the appropriate level of compensation for our board of directors and committee service by non-employee directors;

•

reviewing and approving any severance or termination arrangements to be made with any of our executive officers, provided that Mr. Masataka Matsumura shall not participate in such determination and approval relating to him personally; and

•	reviewing perquisites or other personal benefits to our executive officers and directors and recommend any changes to our board of directors; and administering our equity plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Heizo Takenaka, Mr. Timothy Lai Wah Teo and Mr. Masataka Matsumura. Each of Mr. Heizo Takenaka and Mr. Timothy Lai Wah Teo satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules. Mr. Heizo Takenaka is chairperson of the nominating and corporate governance committee. As a controlled company and foreign private issuer, we have elected to not have our nominating and corporate governance committee consist of entirely independent directors.

The nominating and corporate governance committee assists our board of directors in evaluating nominees to our board of directors and its committees. In addition, the nominating and corporate governance committee will be responsible for, among other things:

•	reviewing annually with our board of directors the characteristics such as knowledge, skills, qualifications, experience and diversity of directors;

•	overseeing director training and development programs; and

•

advising our board of directors periodically with regards to significant developments in the law and practice of corporate governance as well as compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any remedial action to be taken.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We seek to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles designed to guide our business practices with integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce, including our directors and executive officers. We expect our suppliers, contractors, consultants, and other business partners to follow the principles set forth in its code when providing goods and services to us or acting on our behalf.

Employment Agreements and Indemnification Agreements

We have entered into an employment agreement with each of our executive officers. The employment of the executive officers under these employment agreements is for an indefinite period, but may be terminated by us for cause at any time without advance notice or for any other reason by giving prior written notice or by paying certain compensation, and the executive officer may terminate his or her employment at any time by giving us prior written notice. The employment agreements with the executive officers also include confidentiality and non-disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment and for certain periods following termination of employment.

We have entered into indemnification agreements with each of our directors. Under these agreements, we may agree to indemnify our director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of us.

Compensation of Directors and Executive Officers

For the year ended June 30, 2023, noco-noco paid an aggregate of approximately S$0.2 million in cash compensation and benefits in kind to noco-noco’s executive officers as a group. In Singapore, noco-noco is required by the applicable laws and regulations to make contributions, as employers, to the Central Provident Fund for executive officers who are employed by noco-noco as prescribed under the Central Provident Fund Act. The contribution rates vary, depending on the age of the executive officers, and whether such executive officer is a Singapore citizen or permanent resident (contributions are not required or permitted in respect of a foreigner on a work pass). Save as aforesaid, noco-noco’s executive officers do not receive pension, retirement or other similar benefits, and noco-noco has not set aside or accrued any amount to provide cash benefits to its executive officers. noco-noco paid an aggregate of S$45,000 in cash compensation to its independent directors for the year ended June 30, 2023. noco-noco is not a party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Share Incentive Plan

2023 Share Incentive Plan

In February 2023, our board of directors adopted, and in August 2023, our shareholders approved, the noco-noco Inc. 2023 Equity Incentive Plan (the “PubCo Incentive Plan”). As of the date of this prospectus, under the PubCo 2023 Plan, dividend equivalents, options, restricted shares, restricted share units, share appreciation rights or other rights or benefits to purchase 6,621,822 PubCo Ordinary Shares were outstanding.

The following summarizes the material terms of the PubCo Incentive Plan:

Shares Subject to the PubCo Incentive Plan. Under the terms of the Shareholders’ Agreement, the maximum number of PubCo Ordinary Shares that may be issued under the PubCo Incentive Plan from time to time is five percent (5%) of the fully diluted share capital of PubCo as of the date of determination. The maximum aggregate number of PubCo Ordinary Shares which may be subject to awards under the PubCo Incentive Plan initially shall be an aggregate number equal to 6,961,159 (assuming no redemptions of PNAC public shares). The aggregate number of PubCo Ordinary Shares reserved for awards under the PubCo Incentive Plan will automatically increase on July 1 of each year, for a period of not more than ten (10) years, commencing on July 1 of the year following the year in which the effective date occurs and ending on (and including) July 1, 2033, in an amount equal to five percent (5%) of the total number of PubCo Ordinary Shares outstanding on June 30 of the preceding calendar year. Notwithstanding the foregoing, our board may act prior to July 1 of a given year to provide that there will be no July 1 increase for such year or that the increase for such year will be a lesser number of PubCo Ordinary Shares than provided in the PubCo Incentive Plan.

Plan Administration. Our board of directors itself or any committee delegated by our board of directors will administer the PubCo Incentive Plan. The administrator, among other things, determines the participants to receive awards, when and how awards will be granted, the type of award to be granted, the number of awards to be granted, and the other terms and conditions of each award.

Capitalization Adjustment. In the event that the number of outstanding PubCo Ordinary Shares is changed by a share dividend, recapitalization, share split, reverse share split, subdivision, combination, reclassification or other change in our capital structure affecting PubCo Ordinary Shares without consideration, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the PubCo Incentive Plan: (a) the number of PubCo Ordinary Shares reserved for issuance under this Plan, (b) the applicable price per PubCo Ordinary Share and number of PubCo Ordinary Shares subject to outstanding awards will be proportionately adjusted, subject to any required action by the our board of directors or our shareholders and compliance with applicable law; provided, however, that fractions of a PubCo Ordinary Share will not be issued but will either be paid in cash at the fair market value of such fraction of a PubCo Ordinary Share or will be rounded down to the nearest whole PubCo Ordinary Share, as determined by the administrator.

Types of Awards. The PubCo Incentive Plan permits the grants of dividend equivalents, options, restricted shares, restricted share units, and share appreciation rights.

Eligibility. Our employees, directors and consultants or any of our subsidiaries and affiliates are eligible to participate in the PubCo Incentive Plan, except that pursuant to any applicable laws, grants to non-employees are prohibited.

Award Agreements. Awards granted under the PubCo Incentive Plan are evidenced by award agreements confirming the grant of awards.

Conditions of Awards. The administrator determines the provisions, terms and conditions of each dividend equivalent, option, restricted share, restricted share unit, and share appreciation right granted under the PubCo 2023 Plan, including but not limited to the term, timing of grant, and the vesting schedule of the awards.

Transferability. The awards and all rights thereunder are exercisable only by the participants and are not assignable or transferable, unless otherwise permitted in the award agreement.

Termination of Employment. Except as may otherwise be provided by the administrator in an award agreement, a grantee’s rights in all dividend equivalent rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with us and our subsidiaries for any reason.

Term; Amendment. Unless suspended or terminated earlier, the PubCo Incentive Plan has a term of ten years from the date it was adopted by our board of directors (or, if earlier, the date it was approved by our shareholders). Our board of directors has the authority to, at any time; (i) terminate or amend the PubCo Incentive Plan in any respect, including without limitation amendment of any form of award agreement or other instrument to be executed pursuant to PubCo Incentive Plan, provided that any amendment or termination that has a material and adverse effect on the rights of grantees shall require their consents; and, (ii) terminate any and all outstanding options or share appreciation rights upon a winding up or liquidation of our company, followed by the payment of creditors and the distribution of any remaining funds to the our shareholders.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Ordinary Shares as of the date of the prospectus:

•	each person known by us to be the beneficial owner of more than 5% of Ordinary Shares;

•	each of our directors and executive officers; and

•	all our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 132,436,440 Ordinary Shares issued and outstanding as of the date of the prospectus, and does not include (i) the 3,224,994 Ordinary Shares issuable upon the exercise of our Warrants outstanding as of the date of the prospectus and (ii) the Ordinary Shares that we may elect to issue and sell to Arena under the Purchase Agreement.

Name of Beneficial Owner	Ordinary Shares	% of Total Ordinary Shares
Directors and Executive Officers(1)
Masataka Matsumura(2)	59,937,391	45.3
Mari Matsushita	—	—
Yuta Akakuma	—	—
Ng Wee Kiat (Darren)	—	—
Tatsuo Mori	—	—
Timothy Lai Wah Teo	—	—
Heizo Takenaka	—	—
Jean-Francois Raymond Roger Minier	—	—
All executive officers and directors as a group (eight individuals)	59,937,391	45.3
5.0% Shareholders
3DOM Alliance(3)	90,918,596	68.7
Future Science Research(4)	9,331,520	7.0

(1)	The business address for our directors and executive officers of the Company is 4 Shenton Way, #04-06 SGX Centre II, Singapore 068807.
(2)	Represents shares beneficially owned by Mr. Masataka Matsumura through 3DOM Alliance and Future Science Research.
(3)

Consists of 90,918,596 Ordinary Shares directly held by 3DOM Alliance, a company incorporated under the laws of Japan, which is the majority shareholder of the Company. Mr. Masataka Matsumura is the largest shareholder of 3DOM Alliance, who holds 50.7% its equity interests, as well as the Chief Executive Officer and a Director of the Company.

(4)	Consists of 9,331,520 Ordinary Shares directly held by Future Science Research, a company incorporated under the laws of Japan, which is wholly owned by Mr. Masataka Matsumura.

We have experienced significant changes in the percentage ownership held by major shareholders as a result of the Business Combination. Prior to the consummation of the Business Combination, the sole shareholder of our Company is Dongfeng Wang, the Chief Executive Officer and Chairman of PNAC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Promissory Note

On August 1, 2020, noco-noco issued a promissory note to 3DOM Alliance (the “Note”). The Note provides for borrowings upon the request of noco-noco, on one or more occasions, up to the principal amount of S$1.0 million ($0.7 million). The principal amount was extended to S$3.0 million ($2.2 million) on January 23, 2023, and further extended to S$8.0 million ($5.8 million) on February 6, 2023. No interest shall accrue to any loans under the Note. There are no payment schedules under the Note; however, the Note must be repaid upon 3DOM Alliance’s request or certain events of default. As of July 13, 2023, we had drawn down an aggregate amount of S$4.47 million ($3.36 million).

Issuance of Shares pursuant to Debt-to-Equity Swaps

On October 22, 2021, noco-noco allotted and issued 15,478 new ordinary shares in its capital, at $100 per share, to 3DOM Alliance, pursuant to a debt-to-equity swap which both parties agreed to convert noco-noco’s debt of $1.5 million owed to 3DOM Alliance into new ordinary shares in the capital of noco-noco.

On July 15, 2022, noco-noco allotted and issued another 759 new ordinary shares in its capital, at the issue price of $1,041.22, to 3DOM Alliance, pursuant to another debt-to-equity swap which both parties agreed to convert noco-noco’s debt of $0.8 million owed to 3DOM Alliance into new ordinary shares in the capital of noco-noco.

2021 License-in Agreement

On August 18, 2021, noco-noco entered into an exclusive, irrevocable license-in agreement (the “2021 license-in agreement”) with 3DOM Alliance. Pursuant to the agreement, 3DOM Alliance granted a license to certain of its proprietary patents, trademarks and other intellectual properties to noco-noco, in return for royalties of the sum equal to 1.5% of noco-noco’s revenue. The 2021 license-in agreement was amended once on August 29, 2022 and was terminated on November 22, 2022.

License-in Agreement

On November 22, 2022, noco-noco entered into a new exclusive, irrevocable license-in agreement with 3DOM Alliance. Pursuant to such agreement, 3DOM Alliance granted noco-noco the exclusive rights to utilize certain of its proprietary and licensed-in patents and other intellectual property, as well as confidential yet critical know-how and other information for a perpetual term, in return for quarterly royalties equal to three percent (3%) of the gross profit generated using each of 3DOM IP Rights. In addition, noco-noco is obligated to pay a one-off, refundable upfront payment of $30 million licensing fee to 3DOM Alliance. Such upfront payment shall be credited against any royalties under the agreement such that the amount of the upfront payment shall be deducted from the royalties when due and payable. In the event that the upfront payment has any remaining amount after the last deduction from the royalties at the end of a five-year period from the last instalment of the upfront payment, the remaining unutilized amount shall be refunded to us at our request. Pursuant to a supplemental agreement to the license-in agreement dated May 10, 2023 (the “Supplemental Agreement”), the upfront payment shall be payable over a series of instalments after the consummation of the Business Combination, in such amounts and pursuant to such repayment schedule as may be agreed between 3DOM Alliance and us. Both parties shall negotiate the instalment plan in good faith, taking into consideration our working capital needs as well as our liquidity and available capital resources after the consummation of the Business Combination. As of the date of this prospectus, we had not paid any upfront payments to 3DOM Alliance yet. See “Business — Relationship with 3DOM Alliance” for more details.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Lock-up Agreements

Prior to the consummation of the Business Combination, PNAC, PubCo, PNAC Initial Insiders (as defined in the Lock-up Agreement), and certain of the shareholders of noco-noco entered into a lock-up agreement (the “Lock-up Agreement”), pursuant to which the Initial Insiders and certain shareholders of noco-noco agreed not to sell, assign, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Lock-up Shares (as defined in the Lock-up Agreement); (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such Lock-up Shares, in cash or otherwise; (c) make public announcement of any intention to effect any transaction specified in clause (a) or (b) above; or (d) engage in any short sales (as defined in the Lock-up Agreement) with respect to any security of PubCo, for a period of six months following the Share Exchange Closing Date with respect to PNAC Founder Shares and PubCo Ordinary Shares that certain shareholders of noco-noco will receive in connection with the Share Exchange, and for a period of 30 days following the Share Exchange Closing Date with respect to PNAC Private Shares and Working Capital Loan Shares, if any. Such lock-up period may end earlier if certain conditions occur as provided in the Lock-up Agreement.

Lock-up Waiver Agreements

On September 29, 2023, the board of directors of PubCo agreed to waive (the “Waivers”): (i) the lock-up restrictions set forth in the lock-up agreement by and among PubCo, PNAC and 3DOM dated August 1, 2023 (the “3DOM Lock-up Agreement”), and (ii) the lock-up restrictions set forth in the lock-up agreement by and among PubCo, PNAC and Future Science Research Inc. (“FSR”) dated August 1, 2023 (the “FSR Lock-up Agreement”), in relation to the business combination of PubCo and PNAC, among others. Pursuant to the 3DOM Lock-up Agreement and the FSR Lock-up Agreement, each of FSR and 3DOM has agreed, among other things, not to pledge or enter into any arrangement that transfers to another any of the economic consequences or ownership of any of the Lock-up Shares.

3DOM and FSR desire to pledge all or a portion of their Lock-up Shares for the purpose of obtaining financing from third party lender(s) (the “Financing”), the proceeds of which will be used in accordance with the requirements set out in the definitive documents for the Financing. A portion of funds from the Financing will be injected by 3DOM and/or FSR into PubCo as loans to fund its operations. PubCo’s board believes granting such Waivers would assist to make financing available for PubCo’s operations (and 3DOM’s operations which is important for PubCo) which would otherwise not be forthcoming. The effectiveness of Waivers took place on September 29, 2023.

Registration Rights Agreement

PubCo and certain holders of PubCo Ordinary Shares entered into a Registration Rights Agreement, effective upon the Closing pursuant to which, among other things, PubCo agreed to undertake certain resale registration obligations in accordance with the Securities Act and the holders have been granted certain demand and piggyback registration rights.

As provided in the Registration Rights Agreement, PubCo must upon the demand of the registration rights holders, use reasonable efforts to cause to be declared effective as soon as practicable thereafter, a registration statement for a registration on Form F-1 (“Form F-1”) covering the resale of all registrable securities held by the holders of registration rights on a delayed or continuous basis. Following the filing of the Form F-1, PubCo has agreed to use reasonable efforts to convert the Form F-1 to a shelf registration on Form F-3, and/or to file and cause to become effective a shelf registration on Form F-3, as soon as practicable and in any event after PubCo is eligible to use Form F-3. A majority-in-interest of the Demanding Holders (as defined in the Registration Rights Agreement), may, subject to certain limitations described in the Registration Rights Agreement, make demand for an underwritten offering of all or any portion of their registrable securities pursuant to the registration statement, up to certain number of times depending on the type of registrable securities that such holder holds; provided that PubCo will not be required to effectuate (i) with respect to any Tranche A Registrable Securities (as defined in the Registration Rights Agreement), more than an aggregate of one (1) registration pursuant to a demand registration, (ii) with respect to any Tranche B Registrable Securities (as defined in the Registration Rights Agreement), more than an aggregate of one (1) registration pursuant to a demand registration, (iii) with respect to any Tranche C Registrable Securities (as defined in the Registration Rights Agreement), more than an aggregate of one (1) registration pursuant to a demand registration, and (iv) with respect to any Tranche D Registrable Securities (as defined in the Registration Rights Agreement), more than an aggregate of one (1) registration pursuant to a demand registration; provided, however, that a registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time has become effective and all of the registrable securities requested by the requesting holders to be registered on behalf of the requesting holders in such Form F-1 registration have been sold, in accordance with the Registration Rights Agreement. In addition, holders of registrable securities have certain “piggy-back” registration rights with respect to registration statements filed after the expiration of any lock-up to which such securities are subject pursuant to any Lock-Up Agreement, with certain customary exceptions. PubCo will bear all costs and expenses incurred in connection with the filing of any such registration statements.

Equity Incentive Plans

See “Management — Share Incentive Plan.”

DESCRIPTION OF SECURITIES

Our Ordinary Shares and Warrants are listed on Nasdaq and are registered under Section 12(b) of the Exchange Act. Setting forth below is a description of the rights of the holders of Ordinary Shares and Warrants.

New Ordinary Shares

General

Holders of our Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. None of the holders of our Ordinary Shares have different voting rights from the other holders after the completion of this offering.

Holders of our Ordinary Shares will not have any conversion, pre-emptive or other subscription rights under the Amended PubCo Charter and there will be no sinking fund or redemption provisions applicable to the our Ordinary Shares.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of our business.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, our board of directors will consider, among other things:

•	our results of operations and cash flow;

•	our expected financial performance and working capital needs;

•	our future prospects;

•	our capital expenditures and other investment plans;

•	other investment and growth plans;

•	dividend yields of comparable companies globally;

•	restrictions on payment of dividend that may be imposed on us by financing arrangements; and

•	the general economic and business conditions and other factors deemed relevant by our board of directors and statutory restrictions on the payment of dividends.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of our Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Transfers of Shares

Subject to the restrictions contained in the Amended PubCo Charter and the rules or regulations of the Designated Stock Exchange (as defined in the Amended PubCo Charter) or any relevant securities laws, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in writing and in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by our directors.

Our directors have absolute discretion to decline to register any transfer of PubCo Ordinary Shares which are not fully paid up, or on which we have a lien, and shall upon making any decision to decline to register any transfer of our Ordinary Shares assign an appropriate reason therefor. If our directors refuse to register a transfer of any of our Ordinary Shares, they shall within three months after the date on which the instrument of transfer was lodged with us send to each of the transferor and the transferee notice of the refusal. Our directors may also, but are not required to, decline to register any transfer of an Ordinary Share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the board may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

•	the shares transferred are fully paid up and free of any lien in favor of us; and

•

any applicable fee of such maximum sum as the designated stock exchanges may determine to be payable, or such lesser sum as the board may from time to time require, related to the transfer is paid to us.

Calls on Shares and Forfeiture of Shares

Our board of directors may, subject to the terms of allotment, make calls upon shareholders for any amounts unpaid on their Ordinary Shares. Any Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, and to any rights for the time being conferred on the shareholders holding a particular class of shares, and, where applicable, the rules and regulations of the designated stock exchange, and/or other competent regulatory authority or otherwise under applicable law, we may, by our directors, issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder holding such redeeming shares or us. The redemption of such shares will be effected in such manner and upon such other terms as our directors, determine before the issue of the shares. We may also, with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation. Subject to compliance with the Cayman Companies Act, we may also purchase our own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company is a company that conducts its business mainly outside the Cayman Islands;

•

an exempted company is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as an exempted limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Company Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

•	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

•	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. The Amended PubCo Charter provides to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

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all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

•

without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by our existing or former directors (including alternate director), secretaries or officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, secretaries or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, the directors must ensure compliance with the company’s articles. We have the right to seek damages where certain duties owed by any of our directors are breached.

General Meetings of Shareholders

We may, but shall not (unless required by the Designated Stock Exchange Rules) be obligated to, hold an annual general meeting at such time and place as our board of directors will determine. At least 21 clear days’ notice shall be given for of an annual general meeting and at least 14 clear days’ notice shall be given for any other general meeting. Our board of directors may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition of one or more shareholders who together hold at least ten per cent of the rights to vote at such general Meeting. One or more shareholders holding not less than one-third of our Ordinary Shares carrying the right to vote at such general meeting present in person or by proxy and entitled to vote will be a quorum for all purposes.

Shareholder Action by Written Consent

Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Amended PubCo Charter provides that, subject to satisfaction of the requirements therein, our shareholders may approve corporate matters by way of a written resolution signed by or on behalf of not less than a simple majority of shareholders (in the case of an ordinary resolution) or by all shareholders (in the case of special resolution) who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended PubCo Charter permits one or more of our shareholders who together hold at least ten per cent of the rights to vote at such general meeting to requisition a general meeting.

Matters Requiring Shareholder Approval

A special resolution, requiring not less than a two-thirds votes (or a unanimous written resolution), is required to:

•	amend the Amended PubCo Charter;

•	register our Company by way of continuation in a jurisdiction outside the Cayman Islands, or such other jurisdiction in which it is, for the time being, incorporated, registered or existing;

•	validate any prior or future act of our directors which would otherwise be in breach of their duties;

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release any of our existing or former directors (including alternate directors), secretaries or other officers from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his/her office;

•	issue redeemable shares and to purchase own shares;

•	merge or consolidate with one or more constituent companies;

•	reduce our share capital in any manner authorized by law;

•	vary the rights attaching to a class of shares of our Company;

•	change our name or amend our memorandum of association; or

•	wind-up our Company voluntarily.

Cumulative Voting

Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Amended PubCo Charter does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Appointment and Removal of Directors

Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Amended PubCo Charter, our board may comprise not less than three directors (provided however, may be increased or reduced by Ordinary Resolution) and the maximum number of directors shall be unlimited unless fixed by ordinary resolution. First directors shall be appointed in writing by the subscriber or subscribers to the Amended PubCo Charter, or a majority of them, and thereafter, directors may be appointed and removed by our shareholders by ordinary resolution or by our directors. The removal of a director by ordinary resolution may be for any reason and need not be for cause. A director will also cease to be a director if he or she (i) is prohibited by the law of the Cayman Islands from acting as a director; (ii) is made bankrupt or makes an arrangement or composition with his/her creditors generally; (iii) resigns his/her office by notice to the Company; (iv) becomes physically or mentally incapable of acting as a director, in the opinion of a registered medical practitioner by whom he/ she is being treated; (v) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; (vi) is absent from meetings of Directors for a continuous period of six months, without the consent of the other directors; or (vii) is removed from office pursuant to any other provision of the Amended PubCo Charter.

Transactions with Interested Shareholders

The DGCL contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either a business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Amended PubCo Charter, if our Company is wound up, the shareholders may, subject to the provisions of the Amended PubCo Charter and any other sanction required by the Cayman Companies Act, pass a special resolutions allowing the liquidator of our Company to divide in specie among our shareholders the whole or any part of our assets and/or vest the whole or any part of the assets in trustees for the benefit of our shareholders and those liable to contribute to the winding up.

Variation of Rights of Shares

Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Amended PubCo Charter, if our share capital is divided into different classes (unless the terms on which a class of shares was issued state otherwise) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of special resolution passed at a separate general meeting of the holders of the shares of such class.

Amendment of Governing Documents

Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

As permitted by Cayman Islands law, the Amended PubCo Charter may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Amended PubCo Charter on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Amended PubCo Charter governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act.

Directors’ Voting Rights

The Amended PubCo Charter provides that our directors may vote on resolutions relating to any contract or proposed contract or arrangement in which he/she is interested (and count as part of the quorum at any meetings where any such contract or proposed contract or arrangement is being considered) provided that such director discloses any material interest in accordance with the terms of the Amended PubCo Charter. This would include, for example, the right to vote on his/her own compensation arrangements (and that of any other director) and any arrangements in respect of such director borrowing money from our Company. The Amended PubCo Charter also permits our directors to exercise all of the powers of our Company to borrow money and to mortgage or charge our undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities. These provisions may be varied by a shareholders’ special resolution to make corresponding amendments to the Amended PubCo Charter.

The above is also subject to our directors’ ongoing adherence to their fiduciary duties (including to act in the best interests of the company).

Inspection of Books and Records

Under the DGCL, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than the Amended PubCo Charter, our register of mortgages and charges, and any special resolutions passed by our shareholders).

Changes in Capital

Subject to the Cayman Companies Act, our Company may from time to time by ordinary resolution:

•	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

•

sub-divide our shares or any of them into shares of an amount smaller than that fixed by Amended PubCo Charter, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares that, at the date of the passing of the ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the share so canceled, or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Our Company may by special resolution reduce our share capital in any manner permitted by law.

Warrants

Upon the consummation of the Business Combination, each PNAC Warrant outstanding immediately prior to the consummation of the Business Combination was assumed by PubCo and converted into a PubCo Warrant. Each PubCo Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to such PNAC Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).

Enforceability of Civil Liability under Cayman Islands Law

There is uncertainty as to whether the courts of the Cayman Islands would (i) recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any State. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without re-examination or retrial of matters adjudicated upon, provide that such judgment (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; (v) was not obtained by fraud; and (vi) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases, our directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•

the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering; or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in our Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

How We May Use a Shareholder’s Personal Data

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject to, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. We will contact you if we need to use your personal data for an unrelated purpose.

Why We May Transfer Your Personal Data

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by us for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

Who This Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content of this privacy notice.

What Are Your Rights

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Cayman Islands Economic Substance

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

SELLING SECURITYHOLDER

This prospectus relates to the offer and sale by Arena Business Solutions Global SPC II, Ltd on behalf of and for the account of Segregated Portfolio #9 – SPC #9 (“Arena”) of up to 33,000,000 Ordinary Shares of noco-noco Inc. that have been and may be issued by us to Arena under the Purchase Agreement. For additional information regarding the Ordinary Shares included in this prospectus, see “The Purchase Agreement” above. We are registering the Ordinary Shares included in this prospectus pursuant to the provisions of the Purchase Agreement we entered into with Arena on August 14, 2023 in order to permit the Selling Securityholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth in “Plan of Distribution” in this prospectus, Arena has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” means Arena

The table below presents information regarding the Selling Securityholder and the Ordinary Shares that may be resold by the Selling Securityholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of October 2, 2023. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Ordinary Shares being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Securityholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Ordinary Shares with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 132,436,440 Ordinary Shares outstanding on October 2, 2023. Because the purchase price to be paid by the Selling Securityholder for Ordinary Shares, if any, that we may elect to sell to the Selling Securityholder in one or more Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of Ordinary Shares that we may sell to the Selling Securityholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Securityholder of all of the Ordinary Shares being offered for resale pursuant to this prospectus.

	Number of Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering(1)
Name of Selling Securityholder	Number	Percent		Number	Percent
Arena Business Solutions Global SPC II, Ltd on behalf of and for the account of Segregated Portfolio #9 – SPC #9 (2)	—	—	33,000,000	—	—

(1)	Assuming the sale of all Ordinary Shares being offered for resale pursuant to this prospectus
(2)

Includes the possible issuance of up to 33,000,000 Ordinary Shares pursuant to the Purchase Agreement including shares which may be issued as Commitment Fee Shares, subject to the Beneficial Ownership Limitation of 4.99% and the Exchange Cap of 19.99%. Daniel Zwirn (“Mr. Zwirn”), who is the manager of Arena, has voting control and investment discretion over the securities reported herein to be held by Arena. As a result, Mr. Zwirn may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the Ordinary Shares offered by this prospectus to be held by Arena. The business address for Arena is 405 Lexington Ave, 59th Floor, New York, New York 10174.

PLAN OF DISTRIBUTION

The Ordinary Shares offered by this prospectus are being offered by the Selling Securityholder, Arena Business Solutions Global SPC II, Ltd. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Ordinary Shares;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Arena Business Solutions Global SPC II, Ltd is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Arena Business Solutions Global SPC II, Ltd may engage one or more registered broker-dealers to effectuate resales, if any, of such Ordinary Shares that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Arena Business Solutions Global SPC II, Ltd has informed us that each such broker-dealer it engages to effectuate resales of our Ordinary Shares on its behalf, may receive commissions from Arena Business Solutions Global SPC II, Ltd for executing such resales for Arena Business Solutions Global SPC II, Ltd and, if so, such commissions will not exceed customary brokerage commissions.

Arena has represented to us that no existing arrangements between the Selling Securityholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Ordinary Shares sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Ordinary Shares sold by the Selling Securityholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the Registration Statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by the Selling Securityholder.

As consideration for Arena’s irrevocable commitment to purchase our Ordinary Shares at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we will, in our sole discretion, pay to Arena a commitment fee (the “Commitment Fee”) of US$3 million, which shall be payable in either cash or that number of our Ordinary Shares having an aggregate dollar value equal to the Commitment Fee within 30 calendar days of the closing of the Business Combination in the case of a cash settlement, or promptly (but in no event later than one trading day) after the effectiveness of the Registration Statement in the case of settlement in Ordinary Shares; provided however, that we must elect in writing, within ten business days of the closing of the Business Combination, to pay such commitment fee in Ordinary Share.

We also have agreed to indemnify Arena and certain other persons against certain liabilities in connection with the offering of Ordinary Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Arena has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Arena specifically for use in this prospectus or any misrepresentation, breach of any representation, warranty, covenant, agreement or obligation by or of Arena. If such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately US$0.1 million (excluding the Commitment Fee, the underwriting discounts and commission).

Arena Business Solutions Global SPC II, Ltd has represented to us that at no time prior to the date of the Purchase Agreement has Arena, its sole member, any of their respective officers, or any entity managed or controlled by Arena or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ordinary Shares or any hedging transaction, which establishes a net short position with respect to our Ordinary Shares. Arena has agreed that during the term of the Purchase Agreement, none of Arena, its sole member, any of their respective officers, or any entity managed or controlled by Arena or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all Ordinary Shares offered by this prospectus have been sold by the Selling Securityholder.

Our Ordinary Shares and Warrants are currently listed on Nasdaq under the symbols “NCNC” and “NCNCW,” respectively. Arena is not selling any Warrants hereunder.

EXPENSES RELATED TO THE OFFERING

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of Ordinary Shares being registered by this Registration Statement, excluding the Commitment Fee, the underwriting discounts and commission. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholder, however, will bear all brokers and underwriting commissions and discounts, if any, attributable to their sale of the securities.

Amount
SEC registration fee	$3,637
Accounting Fees and expenses	$15,450
Legal fees and expenses	$108,825
Financial printing & miscellaneous expenses	$8,790
Total	$136,702

TAX CONSIDERATIONS

Material United States Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to the acquisition, ownership, and disposition of Ordinary Shares by a “U.S. Holder.” This discussion applies only to Ordinary Shares that are held by a U.S. Holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s particular circumstances, nor does it address any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare contribution tax on net investment income, or any tax consequences that may be relevant to U.S. Holders that are subject to special tax rules, including, without limitation:

•	banks or other financial institutions;

•	insurance companies;

•	mutual funds;

•	pension or retirement plans;

•	S corporations;

•	broker or dealers in securities or currencies;

•	traders in securities that elect mark-to-market treatment;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts or estates;

•	tax-exempt organizations (including private foundations);

•	persons that hold Ordinary Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes;

•	persons that have a functional currency other than the U.S. dollar;

•	certain U.S. expatriates or former long-term residents of the United States;

•	persons owning (directly, indirectly, or constructively) 5% (by vote or value) or more of our shares;

•	persons that acquired Ordinary Shares pursuant to an exercise of employee stock options or otherwise as compensation;

•	partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and investors in such entities;

•	“controlled foreign corporations” within the meaning of Section 957(a) of the Code;

•	“passive foreign investment companies” within the meaning of Section 1297(a) of the Code; and

•	corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships holding Ordinary Shares should consult their tax advisors regarding the tax consequences in their particular circumstances.

This discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as currently in effect and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences described herein. Furthermore, there can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge the tax considerations described herein and that a court will not sustain such challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ordinary Shares, that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Ordinary Shares

Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” distributions on Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the applicable U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as capital gain realized on the sale or other taxable disposition of the Ordinary Shares and will be treated as described below under “—Sale or Other Taxable Disposition of Ordinary Shares.” Notwithstanding the foregoing, our Company does not intend to maintain calculations of its earnings and profits as determined for U.S. federal income tax purposes. Consequently, distributions generally will be reported as dividend income for U.S. information reporting purposes. Subject to the PFIC rules described below, dividends paid by a non-U.S. corporation generally will be taxed at the preferential tax rates applicable to long-term capital gain of non-corporate taxpayers if (a) such non-U.S. corporation is eligible for the benefits of certain U.S. treaties or the dividend is paid by such non-U.S. corporation with respect to stock that is readily tradable on an established securities market in the United States, (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.” If the requirements of the immediately preceding sentence are not satisfied, a dividend paid by a non-U.S. corporation to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the dividend rules. Any such dividends paid in a currency other than the U.S. dollar generally will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the dividend payment, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of actual or constructive receipt of the dividend payment.

Taxing jurisdictions other than the United States may withhold taxes from distributions on Ordinary Shares, and a U.S. Holder may be eligible for a reduced rate of withholding to the extent there is an applicable tax treaty between the applicable taxing jurisdiction and the United States and/or may be eligible for a foreign tax credit against the U.S. Holder’s U.S. federal income tax liability. Dividends received generally will be income from non-U.S. sources, which may be relevant in calculating your U.S. foreign tax credit limitation. Such non-U.S. source income generally will be “passive category income”, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. You should consult your own tax advisor to determine the foreign tax credit implications of owning the Ordinary Shares.

Sale or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” upon any sale or other taxable disposition of Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the fair market value of any other property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at currently preferential long-term capital gains rates. The deductibility of capital losses is subject to limitations. For foreign tax credit purposes, any such gain or loss generally will be treated as U.S. source gain or loss.

If the consideration received by a U.S. Holder upon a sale or other taxable disposition of Ordinary Shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of such sale or disposition. A U.S. Holder may have foreign currency gain or loss to the extent of the difference, if any, between (i) the U.S. dollar value of such payment on the date of such sale or disposition and (ii) the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of settlement.

U.S. Holders should consult their tax advisors regarding the tax consequences of a sale or other taxable disposition of Ordinary Shares, including the creditability of foreign taxes imposed on such sale or disposition by a taxing jurisdiction other than the United States, in their particular circumstances.

Passive Foreign Investment Company Rules

The U.S. federal income tax treatment of U.S. Holders could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are generally treated as passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

Based on the current and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not expect to become a PFIC in the current taxable year for U.S. federal income tax purposes. However, the Company’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend a number of factors, some of which are beyond our Company’s control, such as the composition of the Company’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the Ordinary Shares from time to time, which could be volatile). In addition, the risk of the Company being a PFIC for any taxable year will increase if its market capitalization declines substantially during that year. The above described look-through rule applicable to a corporation which we own directly or indirectly at least 25% by value of the stock may be complex to apply and certain data might not be readily available for us to make such determination. Furthermore, whether and to which extent the Company’s income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including the Company’s future business plan and business activities and the application of laws that are subject to varying interpretation (including with respect to the treatment of government grants). Moreover, certain of the Company’s business activities generate passive income and, although the amount of such income is currently small, the Company’s risk of being a PFIC will increase if the proportion of the Company’s revenue earned from such business activities increases in future taxable years. Similarly, the Company’s risk of being a PFIC will increase if the proportion of the Company’s revenue earned from active business activities decreases in future taxable years. Accordingly, there can be no assurances that the Company will not be a PFIC for its current or any future taxable year, and the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year. If our Company was currently or were to become a PFIC, U.S. Holders of Ordinary Shares would be subject to special rules and a variety of potentially adverse tax consequences under the Code.

Although PFIC status is generally determined annually, if we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder in its Ordinary Shares and the U.S. Holder did not make either a mark-to-market election or a qualifying electing fund (“QEF”) election or, which are referred to collectively as the “PFIC Elections” for purposes of this discussion, for the first taxable year in which we are treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or the U.S. Holder does not otherwise make a purging election, as described below, the U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other taxable disposition of its Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of its Ordinary Shares during the three preceding taxable years of the U.S. Holder or, if shorter, the U.S. Holder’s holding period in its Ordinary Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period in its Ordinary Shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the first taxable year in which we are treated as a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

If we are treated as a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to its Ordinary Shares for the first taxable year in which the U.S. Holder holds (or is deemed to hold) the Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted tax basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which Ordinary Shares are currently listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. As such, such election generally will not apply to any of our non-U.S. subsidiaries, unless the shares in such subsidiaries are themselves “marketable stock.” As such, U.S. Holders may continue to be subject to the adverse PFIC tax consequences discussed above with respect to any lower-tier PFICs, as discussed below, notwithstanding their mark-to-market election with respect to Ordinary Shares.

If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares in their particular circumstances.

The tax consequences that would apply if we were a PFIC and a U.S. Holder made a valid QEF election would also be different from the adverse PFIC tax consequences described above. In order to comply with the requirements of a QEF election, however, a U.S. Holder generally must receive a PFIC Annual Information Statement from us. If we are determined to be a PFIC for any taxable year, we do not currently intend to provide the information necessary for U.S. Holders to make or maintain a QEF election. As such, U.S. Holders should assume that a QEF election will not be available with respect to Ordinary Shares.

If we are treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, the U.S. Holder might seek to make a purging election to rid its Ordinary Shares of the PFIC taint. Under the purging election, the U.S. Holder will be deemed to have sold its Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new adjusted tax basis and holding period in the Ordinary Shares solely for purposes of the PFIC rules.

Related PFIC Rules

If we are treated as a PFIC and, at any time, has a non-U.S. subsidiary that is treated as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or sell or otherwise dispose of all or part of our interest in, such lower-tier PFIC, or the U.S. Holder otherwise was deemed to have sold or otherwise disposed of an interest in such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the lower-tier PFIC rules in their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year may have to file an IRS Form 8621 (whether or not a QEF election or a mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS and could result in penalties.

THE PFIC RULES ARE VERY COMPLEX AND U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF SUCH RULES IN THEIR PARTICULAR CIRCUMSTANCES.

Information with Respect to Foreign Financial Assets

In addition, certain U.S. Holders may be subject to certain reporting obligations with respect to Ordinary Shares if the aggregate value of “specified foreign financial assets” exceeds $50,000. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if U.S. Holders are required to make this disclosure and fail to do so. In addition, a U.S. Holder should consider the possible obligation for online filing of a FinCEN Report 114—Foreign Bank and Financial Accounts Report as a result of holding Ordinary Shares. U.S. Holders are thus encouraged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of Ordinary Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to distributions made on our Ordinary Shares within the U.S. to a non-corporate U.S. Holder and to the proceeds from the sale, exchange, redemption or other disposition of Ordinary Shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales or other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (or otherwise establishes, in the manner provided by law, an exemption from backup withholding) or to report dividends required to be shown on the U.S. Holder’s U.S. federal income tax returns.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their tax advisors regarding the information reporting requirements and the application of the backup withholding rules in their particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE IMPACT OF ANY POTENTIAL CHANGE IN LAW, IN THEIR PARTICULAR CIRCUMSTANCES.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Ordinary Shares, as the case may be, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law, the following undertaking is hereby given to the Company:

(a) that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to its operations; and

(b) in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i) on or in respect of the shares, debentures or other obligations of our Company; or

(ii) by way of the withholding in whole or part, of any relevant payment as defined in Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 18th day of July 2023.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

LEGAL MATTERS

noco-noco is being represented by Sidley Austin with respect to certain legal matters as to United States federal securities law. The validity of Ordinary Shares and Warrants have been passed on by Ogier.

EXPERTS

The financial statements of noco-noco Pte. Ltd. as of and for the years ended June 30, 2022 and 2021, as set forth in this prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements for PNAC as of December 31, 2022 and 2021, for year ended December 31, 2022, and for the period from February 25, 2021 (inception) to December 31, 2021, as set forth in this prospectus have been so included in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Certain of our directors are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments based on the civil liability provisions of the federal securities laws of the United States or any state in the United States.

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us based on the civil liability provisions of the U.S. securities laws, and (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Ogier has informed us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Registration Statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our securities, you should refer to the Registration Statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Financial Statements of Prime Number Acquisition I Corp.

NOCO-NOCO PTE. LTD

UNAUDITED CONDENSED BALANCE SHEETS

(Amounts expressed in US dollars (“$”) except for numbers of shares)

	As of
	December 31, 2022	June 30, 2022
ASSETS
Current assets
Cash and cash equivalents	$214,449	$81,626
Deposit, upfront payments and other receivables	302,626	102,263

Total current assets	517,075	183,889
Non-current assets
Property and equipment, net	14,594	10,607
Right of use assets – operating lease, net	305,829	44,925

Total assets	$837,498	$239,421
Liabilities and Shareholders’ (Deficit)
Current liabilities
Accruals and other payables	$27,266	$13,227
Amount due to immediate holding company	1,681,003	974,632
Operating lease liability – current	169,334	36,385

Total current liabilities	1,877,603	1,024,244
Non-current liabilities
Operating lease liability – non-current	124,918	—

Total liabilities	$2,002,521	$1,024,244

Shareholders’ deficit
Ordinary stock (unlimited shares authorized, no par value, 312,319 and 311,560 shares issued and outstanding as of December 31, 2022 and June 30, 2022, respectively)	$2,348,091	$1,557,804
Accumulated deficit	(3,506,394)	(2,351,743)
Accumulated other comprehensive income (loss)	(6,720)	9,116

Total shareholders’ deficit	$(1,165,023)	$(784,823)

Total liabilities and shareholder’s deficit	$837,498	$239,421

The accompanying notes are an integral part of these financial statements.

NOCO-NOCO PTE. LTD

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the six months ended December 31,
	2022	2021
Operating expenses:
Selling, general and administrative expenses	$1,189,696	$611,193

Total operating expenses	1,189,696	611,193

Loss from operations	(1,189,696)	(611,193)
Other income/(expense):
Other income	26,987	8,365
Other expense	(257)	—
Foreign exchange gain	8,315	—

Total other income	35,045	8,365

Net loss	(1,154,651)	(602,828)

Other comprehensive (loss)/income:
Foreign currency translation adjustment	(15,836)	(28,714)

Comprehensive loss	(1,170,487)	(631,542)

Basic and diluted loss per ordinary share	$(3.75)	$(10.29)

Basic and diluted weighted average number of ordinary shares outstanding	311,905	61,368

The accompanying notes are integral to these financial statements.

NOCO-NOCO PTE. LTD

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Ordinary shares		Accumulated Other
	Number of shares	Amount	Comprehensive Income (Loss)	Accumulated Deficit	Total
Balance as of June 30, 2021	2,000	$10,000	$23,259	$(1,274,920)	$(1,241,661)
Ordinary shares issued for conversion of debt	309,560	1,547,804	—	—	1,547,804
Foreign currency translation adjustment	—	—	(28,714)	—	(28,714)
Net loss	—	—	—	(602,828)	(602,828)

Balance as of December 31, 2021	311,560	$1,557,804	$(5,455)	$(1,877,748)	$(325,399)
Balance as of June 30, 2022	311,560	$1,557,804	$9,116	$(2,351,743)	$(784,823)
Ordinary shares issued for conversion of debt	759	790,287	—	—	790,287
Foreign currency translation adjustment	—	—	(15,836)	—	(15,836)
Net loss	—	—	—	(1,154,650)	(1,154,650)

Balance as of December 31, 2022	312,319	$2,348,091	$(6,720)	$(3,506,393)	$(1,165,022)

The accompanying notes are integral to these financial statements.

NOCO-NOCO PTE. LTD

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the six months ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(1,154,650)	$(602,828)
Adjustments for reconcile net loss to net cash used in operating activities:
Depreciation	2,222	1,685
Loss on disposal of property and equipment	257	—
Changes in operating assets and liabilities:
Inventories	—	163,259
Deposit, upfront payments and other receivables	(200,363)	(21,090)
Accruals and other payables	14,039	173,137
Operating lease liabilities	(3,037)	1,038

Net cash used in operations	(1,341,532)	(284,799)

Cash flows from investing activities
Purchase of property and equipment	(5,735)	(1,229)

Cash used in investing activities	(5,735)	(1,229)

Cash flows from financing activities
Proceeds from immediate holding company	1,496,657	398,222

Cash generated from financing activities	1,496,657	398,222

Increase in cash and cash equivalents	149,390	112,193
Effect of exchange rate changes	(16,567)	(28,961)

Cash and cash equivalents at beginning of period	81,626	31,690

Cash and cash equivalents at end of period	$214,449	$114,922

Supplemental cash flow information:
Cash paid during the period for:
Supplemental disclosure of non-cash investing and financing information:
Issuance of ordinary shares for conversion of debt	$790,287	$1,547,804

The accompanying footnotes are an integral part of these financial statements.

NOCO-NOCO PTE. LTD.

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2022

(Amounts expressed in US dollars (“$”) except for numbers of shares)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

The Company incorporated as a Singapore corporation on July 25, 2019 under the name 3DOM (Singapore) Pte. Ltd. The Company is wholly owned by 3DOM Alliance Inc., a Company incorporated in Japan and the ultimate controlling shareholder is Mr. Masataka Matsumara.

On November 9, 2022, the Company changed its name from 3DOM (Singapore) Pte. Ltd. to noco-noco Pte. Ltd.

noco-noco Pte. Ltd. (“we”, “our”, “us” or collectively known as the “Company”) is a platform-solution provider of decarbonization offerings, aiming to truly solve urgent environmental crises through the comprehensive decarbonization of all forms of transportation.

NOTE 2—LIQUIDITY

As of December 31, 2022 and June 2022, the Company had an accumulated deficit of $3,506,393 and $2,351,743 respectively. The Company incurred net loss of $1,154,650 and $602,828 for the six months ended December 31, 2022 and 2021, respectively. The cash used in operating activities for the six months ended December 31, 2022 and 2021, was $1,341,532 and $284,800, respectively.

The Company’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2022, the Company’s balance of cash and cash equivalents was $214,449. In addition, up to February 6, 2023, the immediate holding Company, 3DOM Alliance Inc, has extended the Promissory Note for the Company with a principal amount up to $6,022,258 (S$8,000,000) and the Company has received financing of $2,243,291 (S$2,980,000) from 3DOM Alliance Inc. Moreover, 3DOM Alliance Inc will not demand for payment on the amounts owing by the Company for at least the next twelve months from the issuance of the financial statements.

Based on cash flows projection from operating and financing activities and existing balance of cash and cash equivalents, management is of the opinion that the Company has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the financial statements. Moreover, the management can adjust the pace of its operation expansion and control the operating expenses of the Company. Based on the above considerations, the Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) in U.S. dollars. We have made all the adjustments that we believe are necessary for a fair presentation of our financial statements.

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations.

Fiscal Year End

The Company operates on a fiscal year basis with the fiscal year ending on June 30.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposit with banks, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased.

Deposit, upfront payments and other receivables

Security deposits paid for office lease are accounted for as deposit. Amounts paid in advance for future expenses are accounted for as prepaid expenses. Goods and Service Tax (“GST”) refunds and collection of proceed from sales of batteries to business partner are accounted for as other receivables.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. The estimated useful lives are as follows:

Useful lives
Office equipment	5 years

Other current liabilities

Other current liabilities are liabilities for goods and services provided to the Company prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Leases

We have entered into operating lease agreements primarily for office. We determine if an arrangement is a lease at inception. For all classes of underlying assets, we elect not to recognize right of use assets or lease liabilities when a lease has a lease term of 12 months or less at the commencement date and does not include an option to purchase the underlying asset that we are reasonably certain to exercise. Operating lease assets and liabilities are included on our balance sheet as of December 31, 2022 and June 30, 2022.

Operating lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate, because the interest rate implicit in most of our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. Operating lease assets also include any prepaid lease payments and lease incentives. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We generally use the base, non-cancellable, lease term when determining the lease assets and liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

Share Split

On April 27, 2022, our Board of Directors declared a one-for-twenty shares split of our ordinary shares (“Share Split”). There was no net effect on the total stockholders’ equity, and the par value per share of our ordinary shares remains unchanged at $-0- per share after the Share Split. All references made to share or per share amounts in the accompanying financial statements and applicable disclosures have been retroactively adjusted to reflect the effects of the Share Split.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company does not disaggregate its revenue streams as the economic factors underlying the contracts are similar and provide no significant distinction. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (I) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Comprehensive Income or Loss

ASC 220 “Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the six months ended December 31, 2022 and 2021, the Company established that there are items that represented components of comprehensive income and, therefore, has included a statement of operations and comprehensive loss in the financial statements.

Income Taxes

The Company utilizes ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the statements of operations and comprehensive loss. There were no unrecognized tax benefits as of December 31, 2022 and June 30, 2022.

Measurement of Fair Value

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1: applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

At December 31, 2022 and June 30, 2022, the Company has no financial assets or liabilities subject to recurring fair value measurements.

The Company’s financial instruments include cash, upfront payments, other receivables, other payables and related payables. Management estimates that the carrying amounts of financial instruments approximate their fair values due to their short-term nature. The fair value of amounts with immediate holding company is not practicable to estimate due to the related party nature of the underlying transactions.

Net Loss Per Share

The Company has adopted ASC Topic 260, “Earnings per Share,” (“EPS”) which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings per share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period.

For the six months ended December 31, 2022, and 2021, the ordinary shares were included in the computation of diluted net loss per share.

Accumulated Other Comprehensive Income/(Loss)

Unrealized gains and losses related to foreign currency translation are accumulated in “Accumulated other comprehensive loss” (“AOCI”). These changes are also reported in “Other comprehensive income (loss)” on the Condensed Consolidated Statements of Comprehensive Income.

Foreign Currency Translation

The functional currency of the Company is the currency of the primary economic environment in which the Company operates, which is the Singapore dollars. The financial statements are presented in United States dollars ($), which is the Company’s presentation currency.

Assets and liabilities denominated in currencies other than the functional currency are remeasured using the current exchange rate for monetary accounts and historical exchange rates for nonmonetary accounts, with exchange differences on remeasurement included in comprehensive income in our Statements of Comprehensive Income.

The Company that utilizes foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, (ii) the average exchange rates prevailing during the period for revenues and expenses, and (iii) historical exchange rates for equity. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive loss within shareholders’ deficit in Balance Sheets.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. This standard requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. This standard will be effective for the Company on January 1, 2023. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance will be effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. We adopted the new standard effective January 1, 2021 and the adoption of this guidance did not have a material impact on our financial statements.

We do not expect any other recently issued accounting standards to have a material impact on our financial position, results of operations or cash flows when they become effective.

NOTE 4 - DEPOSIT, UPFRONT PAYMENTS AND OTHER RECEIVABLES

Deposit, upfront payments and other receivables consists of the following:

	December 31, 2022	June 30, 2022
Deposits	$45,575	$44,971
Upfront Payments	247,332	51,840
Other receivables	9,719	5,452

Total	$302,626	$102,263

Deposit consists of the security deposit paid for lease of office, decreased due to refund of one month deposit from lessor.

Upfront payments as of December 31, 2022 and June 30, 2022 relates to the operating expenses paid in advance.

Other receivables relate to GST receivables.

NOTE 5 - PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	Office Equipment	Total
Cost
At July 1, 2021	$15,453	$15,453
Additions	1,229	1,229
Effects of movements in exchange rates	349	349

At December 31, 2021	17,031	17,031

At July 1, 2022	19,131	19,131
Additions	5,735	5,735
Disposal	(703)	(703)
Effects of movements in exchange rates	1,079	1,079

At December 31, 2022	25,242	25,242

Accumulated depreciation
At July 1, 2021	$5,209	$5,209
Depreciation for the year	1,685	1,685
Effects of movements in exchange rates	102	102

At December 31, 2021	6,996	6,996

At July 1, 2022	$8,522	$8,522
Depreciation for the year	2,222	2,222
Disposal	(443)	(443)
Effects of movements in exchange rates	347	347

At December 31, 2022	10,648	10,648

Carrying amounts
At July 1, 2021	$10,244	$10,244
At December 31, 2021	$10,035	$10,035
At July 1, 2022	$10,607	$10,607
At December 31, 2022	$14,594	$14,594

Depreciation expense for the six months ended December 31, 2022 and 2021 was $2,222 and $1,685 respectively.

During the six months ended December 31, 2022, the Company purchased assets of $5,735 (S$8,178) and disposed of asset of $703 (S$952). During the six months ended December 31, 2021, the Company purchased assets of $1,229 (S$1,709).

NOTE 6 – LEASES

As of December 31, 2022 and June 30, 2022, the Company has operating lease agreement for its office premises. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally, the implicit rate of interest (“discount rate”) in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

Operating lease

The Company has entered into commercial operating leases for the use of office premises in Singapore. The lease has varying terms, escalation clauses and run for a period of three years with an option to renew the lease after that term. During the period ended December 31, 2022, the Company has renewed the operating lease for the office premise for a period of two years which expires in September 2024.

When measuring lease liabilities for leases that were classified as operating leases as of December 31, 2022 and June 30, 2022, the Company discounted lease payments using its estimated borrowing rate of 5.25%.

Information pertaining to lease amounts recognized in financial statements is summarized as follows:

	December 31, 2022	June 30, 2022
Assets:
ROU asset	$305,829	$44,925

Liabilities:
Current:
Operating lease liabilities	$169,334	$36,385
Non-current
Operating lease liabilities	124,918	—

Total lease liabilities	$294,252	$36,385

Minimum lease payments for the Company’s operating lease liabilities were as follows for the period ended December 31:

Operating leases
2023	$169,334
2024	124,918
2025	—

Total operating lease payment	$294,252

NOTE 7 – IMMEDIATE HOLDING COMPANY BALANCES

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.

Directors’ remuneration

The Directors’ remuneration for the six months ended December 31, 2022 and 2021 as follow:

	For the six months ended December 31,
	2022	2021
Andrew Khine	$—	$34,426
Shusuke Oguro	—	35,489
Hiroshi Ilzuka	—	17,745
Teo Lai Wah, Timothy	16,548	11,141
Goh Chao Kuang	66,136	—
Hilda Sin Mei Fong	31,659	—

Total	$114,343	$98,801

Amounts due to immediate holding company

As of December 31, 2022 and June 30, 2022, the Company reported amounts due to immediate holding company, 3DOM Alliance Inc. of amount $1,681,003 and $974,632, respectively.

The transactions amount due to an immediate holding company are as of the following:

	December 31, 2022	June 30, 2022
Beginning of the period	$974,632	$1,531,488
Advances for operation and administration expenses	1,496,658	873,066
Expenses paid on behalf of Company	—	117,882
Ordinary shares issued for conversion of debt	(790,287)	(1,547,804)

Period ended	$1,681,003	$974,632

On August 1, 2020, 3DOM Alliance Inc. issued a promissory note with principal amount up to S$1,000,000 (“Original Promissory Note”) to the Company. The promissory is interest free and 3DOM Alliance Inc will not demand any payment for at least the next twelve months from the issuance of the financial statements (refer to Note 2). The Company received proceeds amounting to $36,661 (S$61,155) and $682,467 (S$938,845), respectively, from 3DOM Alliance Inc. during the year ended June 30, 2020 and 2021. See Note 12 for amendments effected on the Original Promissory Note subsequent to June 30, 2022.

On October 21, 2021, the Company agreed with 3DOM Alliance Inc. to convert the debt amounting to $1,547,804 into ordinary shares of the Company at $100 per share. The Company issued 15,478 shares of ordinary shares on October 22, 2021.

On July 15, 2022, the Company agreed with 3DOM Alliance Inc. to convert the debt amount to $790,287 into ordinary shares of the Company at $1,041 per share. The Company issued 759 shares of ordinary shares on July 18, 2022.

NOTE 8—SHAREHOLDERS’ EQUITY

On October 22, 2021, the Company issued 309,560 shares of ordinary shares (pre 1:20 share split—15,478 ordinary shares) to 3DOM Alliance Inc. in connection with the conversion of debt (refer to Note 7).

On April 28, 2022, shareholder of our company and board of directors approved shares split of our issued ordinary shares on a basis of one-for-twenty.

As of June 30, 2022 and 2021, the Company had 311,560 shares (pre 1: 20 share split – 15,578 shares) and 2,000 shares (pre 1: 20 share split – 100 shares) of ordinary shares issued, respectively.

On July 18, 2022, the Company issued 759 shares of ordinary shares to 3DOM Alliance Inc. in connection with the conversion of debt (refer to Note 7).

NOTE 9 – INCOME TAX

noco-noco Pte. Ltd. is incorporated in Singapore, and under the current tax laws of Singapore, its standard corporate income tax rate is 17%.

Due to the Company’s net loss position, there was no provision for income taxes recorded.

	For the six months ended December 31,
	2022	2021
Loss before tax	$1,154,651	$602,828
Tax rate	17%	17%
Computed tax benefit (expense) at statutory tax rate	196,291	102,481
Tax effect of non-deductible or taxable items:
Additional deduction for R&D expenses	—	11,680
Non-deductible Professional fees	—	—
Non-taxable Income	26,987	8,635
Change in valuation allowance	(223,278)	(122,796)
Effect of preferential tax rates	—	—

Income tax expense (benefit)	—	—

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2022 and June 30, 2022, the Company did not have any significant unrecognized uncertain tax positions. The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations for the six months ended December 31, 2022 and 2021. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

As of December 31, 2022, Singapore tax returns for the years 2020 to 2022 are subject to examination by the tax authorities.

Deferred taxes were measured using the enacted tax rates for the periods in which the temporary differences are expected to be reversed. The tax effects of temporary differences that give rise to the deferred tax balances as of December 31, 2022 and June 30, 2021 are as follows:

	December 31, 2022	June 30, 2022
Deferred tax assets
Net operating loss carry-forward	$636,255	$391,243
Capital allowance	4,291	3,253
Lease liabilities	50,023	6,185
Other provisions	—	22,470
Less: valuation allowance	(638,578)	(415,300)

Subtotal	51,991	7,851

Deferred tax liabilities
Deferred tax liabilities arising from assets	(51,991)	(7,851)

Total deferred tax assets, net	—	—

The Company had net operating loss carried forward for tax purposes of approximately $3,506,000 as of December 31, 2022 and approximately $2,351,000 as of June 30, 2022, which may be carried forward to offset future taxable income.

	December 31, 2022	June 30, 2022
The changes related to valuation allowance are as follows:
Balance at the beginning of the year	$415,300	$220,560
Current year addition	223,278	194,740

Balance at the end of the year	638,578	415,300

NOTE 10 – COMMITMENTS AND CONTINGENCIES

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2022 and through May 15 , 2023, the date the financial statements were available to be issued.

NOTE 11- SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of issuance of the unaudited condensed financial statements. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of noco-noco Pte. Ltd. (f.k.a 3DOM (Singapore) Pte. Ltd.)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of noco-noco Pte. Ltd. (f.k.a 3DOM (Singapore) Pte. Ltd.) (the “Company”) as of June 30, 2022 and 2021, the related statements of operations and comprehensive loss, shareholders’ equity (deficit) and cash flows for each of the two years in the period ended June 30, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

February 10, 2023

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022.

New York

February 10, 2023

NOCO-NOCO PTE. LTD

BALANCE SHEETS

(Amounts expressed in US dollars (“$”) except for numbers of shares)

	June 30, 2022	June 30, 2021
ASSETS
Current assets
Cash and cash equivalents	$81,626	$31,690
Inventories	—	163,259
Deposit, upfront payments and other receivables	102,263	83,385

Total current assets	183,889	278,334
Non-current assets
Property and equipment, net	10,607	10,244
Right of use assets – operating lease, net	44,925	221,305

Total assets	$239,421	$509,883
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities
Accruals and other payables	$13,227	$9,856
Amount due to immediate holding company	974,632	1,531,488
Operating lease liability – current	36,385	173,421

Total current liabilities	1,024,244	1,714,765
Non-current liabilities
Operating lease liability – non-current	—	36,779

Total liabilities	$1,024,244	$1,751,544

Shareholders’ deficit
Ordinary stock (unlimited shares authorized, no par value, 311,560 and 100 shares issued and outstanding as of June 30, 2022 and 2021, respectively)	$1,557,804	$10,000
Accumulated deficit	(2,351,743)	(1,274,920)
Accumulated other comprehensive income	9,116	23,259

Total shareholders’ deficit	$(784,823)	$(1,241,661)

Total liabilities and shareholder’s deficit	$239,421	$509,883

The accompanying notes are an integral part of these financial statements.

NOCO-NOCO PTE. LTD

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	June 30, 2022	June 30, 2021
Operating expenses:
Research and development	$137,412	$4,948
Selling, general and administrative expenses	951,239	717,298

Total operating expenses	1,088,651	722,246

Loss from operations	(1,088,651)	(722,246)
Other income/(expense):
Other income	11,792	65,434
Other expense	—	(14,999)
Foreign exchange gain	36	—

Total other income	11,828	50,435

Net loss	(1,076,823)	(671,811)
Other comprehensive (loss)/income:
Foreign currency translation adjustment	(14,143)	6,431

Comprehensive loss	(1,090,966)	(665,380)

Basic and diluted loss per ordinary share	$(5.08)	$(332.69)

Basic and diluted weighted average number of ordinary shares outstanding	214, 876	2,000

The accompanying notes are integral to these financial statements.

NOCO-NOCO PTE. LTD

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Ordinary shares		Accumulated Other
	Number of shares	Amount	Comprehensive Income (Loss)	Accumulated Deficit	Total
Balance as of June 30, 2020	2,000	$10,000	$16,828	$(603,109)	$(576,281)
Foreign currency translation adjustment	—	—	6,431	—	6,431
Net loss	—	—	—	(671,811)	(671,811)

Balance as of June 30, 2021	2,000	$10,000	$23,259	$(1,274,920)	$(1,241,661)
Ordinary shares issued for conversion of debt	309,560	1,547,804	—	—	1,547,804
Foreign currency translation adjustment	—	—	(14,143)	—	(14,143)
Net loss	—	—	—	(1,076,823)	(1,076,823)

Balance as of June 30, 2022	311,560	$1,557,804	$9,116	$(2,351,743)	$(784,823)

The accompanying notes are integral to these financial statements.

NOCO-NOCO PTE. LTD

STATEMENTS OF CASH FLOWS

	June 30, 2022	June 30, 2021
Cash flows from operating activities
Net loss	$(1,076,823)	$(671,811)
Adjustments for reconcile net loss to net cash used in operating activities:
Depreciation	3,447	3,158
Changes in operating assets and liabilities:
Inventories	163,259	(163,259)
Deposit, upfront payments and other receivables	(18,878)	(22,957)
Accruals and other payables	121,253	141,725
Operating lease liabilities	2,565	(10,163)

Net cash used in operations	(805,177)	(723,307)

Cash flows from investing activities
Purchase of property and equipment	(3,888)	—

Cash used in investing activities	(3,888)	—

Cash flows from financing activities
Proceeds from immediate holding company	873,066	689,781

Cash generated from financing activities	873,066	689,781

Increase/(decrease) in cash and cash equivalents	64,001	(33,526)
Effect of exchange rate changes	(14,065)	6,184

Cash and cash equivalents at beginning of period	31,690	59,032

Cash and cash equivalents at end of period	$81,626	$31,690

Supplemental cash flow information:
Cash paid during the period for:
Interest	$—	$—
Supplemental disclosure of non-cash investing and financing information:
Issuance of ordinary shares for conversion of debt	$1,547,804	$—

The accompanying footnotes are an integral part of these financial statements.

NOCO-NOCO PTE. LTD.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2022 and 2021

(Amounts expressed in US dollars (“$”) except for numbers of shares)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

The Company incorporated as a Singapore corporation on July 25, 2019 under the name 3DOM (Singapore) Pte. Ltd. The Company is wholly owned by 3DOM Alliance Inc., a Company incorporated in Japan and the ultimate controlling shareholder is Mr. Masataka Matsumara.

On November 9, 2022, the Company changed its name from 3DOM (Singapore) Pte. Ltd. to noco-noco Pte. Ltd.

noco-noco Pte. Ltd. (“we”, “our”, “us” or collectively known as the “Company”) is a platform-solution provider of decarbonization offerings, aiming to truly solve urgent environmental crises through the comprehensive decarbonization of all forms of transportation.

NOTE 2—LIQUIDITY

As of June 30, 2022 and 2021, the Company had an accumulated deficit of $2,351,743 and $1,274,920 respectively. The Company incurred net loss of $1,076,823 and $671,811 for the financial years ended June 30, 2022 and 2021, respectively. The cash used in operating activities for the financial year ended June 30, 2022 and 2021, was $805,177 and $723,307, respectively.

The Company’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of June 30, 2022, the Company’s balance of cash and cash equivalents was $81,626. In addition, up to February 6, 2023, the immediate holding Company, 3DOM Alliance Inc, has extended the Promissory Note for the Company with a principal amount up to $6,022,258 (S$8,000,000) and the Company has received financing of $2,243,291 (S$2,980,000) from 3DOM Alliance Inc. Moreover, 3DOM Alliance Inc will not demand for payment on the amounts owing by the Company for at least the next twelve months from the issuance of the financial statements.

Based on cash flows projection from operating and financing activities and existing balance of cash and cash equivalents, management is of the opinion that the Company has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the financial statements. Moreover, the management can adjust the pace of its operation expansion and control the operating expenses of the Company. Based on the above considerations, the Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) in U.S. dollars. We have made all the adjustments that we believe are necessary for a fair presentation of our financial statements.

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations

Fiscal Year End

The Company operates on a fiscal year basis with the fiscal year ending on June 30.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposit with banks, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased.

Inventories

Inventories, consisting of finished goods, are primarily accounted for using the first-in-first-out (“FIFO”) method of accounting. Inventories are measured at the lower of cost and net realizable value. Cost consists of the price purchase stock and the Company estimates the net realizable value of inventories based on an assessment of expected sales prices. Demand levels and pricing competition could change from time to time. If such factors result in an adverse effect on the Company’s products, the Company might be required to reduce the value of its inventories.

Deposit, upfront payments and other receivables

Security deposits paid for office lease are accounted for as deposit. Amounts paid in advance for future expenses are accounted for as prepaid expenses. Goods and Service Tax (“GST”) refunds and collection of proceed from sales of batteries to business partner are accounted for as other receivables.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. The estimated useful lives are as follows:

Useful lives
Office equipment	5 years

Other current liabilities

Other current liabilities are liabilities for goods and services provided to the Company prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Leases

We have entered into operating lease agreements primarily for office. We determine if an arrangement is a lease at inception. For all classes of underlying assets, we elect not to recognize right of use assets or lease liabilities when a lease has a lease term of 12 months or less at the commencement date and does not include an option to purchase the underlying asset that we are reasonably certain to exercise. Operating lease assets and liabilities are included on our balance sheet as of June 30, 2022 and 2021.

Operating lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate, because the interest rate implicit in most of our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. Operating lease assets also include any prepaid lease payments and lease incentives. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We generally use the base, non-cancellable, lease term when determining the lease assets and liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

Share Split

On April 27, 2022, our Board of Directors declared a one-for-twenty shares split of our ordinary shares (“Share Split”). There was no net effect on the total stockholders’ equity, and the par value per share of our ordinary shares remains unchanged at $-0- per share after the Share Split. All references made to share or per share amounts in the accompanying financial statements and applicable disclosures have been retroactively adjusted to reflect the effects of the Share Split.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company does not disaggregate its revenue streams as the economic factors underlying the contracts are similar and provide no significant distinction. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (I) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Comprehensive Gain or Loss

ASC 220 “Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of June 30, 2022 and 2021, the Company established that there are items that represented components of comprehensive income and, therefore, has included a statement of operations and comprehensive loss in the financial statements.

Income Taxes

The Company utilizes ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the statements of operations and comprehensive loss. There were no unrecognized tax benefits as of June 30, 2022 and 2021.

Measurement of Fair Value

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1: applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

At June 30, 2022 and 2021, the Company has no financial assets or liabilities subject to recurring fair value measurements.

The Company’s financial instruments include cash, upfront payments, other receivables, other payables and related payables. Management estimates that the carrying amounts of financial instruments approximate their fair values due to their short-term nature. The fair value of amounts with immediate holding company is not practicable to estimate due to the related party nature of the underlying transactions.

Net Loss Per Share

The Company has adopted ASC Topic 260, “Earnings per Share,” (“EPS”) which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings per share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period.

For the periods ended June 30, 2022, and 2021, the ordinary shares were included in the computation of diluted net loss per share.

Accumulated Other Comprehensive Income/(Loss)

Unrealized gains and losses related to foreign currency translation are accumulated in “Accumulated other comprehensive loss” (“AOCI”). These changes are also reported in “Other comprehensive income (loss)” on the Condensed Consolidated Statements of Comprehensive Income.

Foreign Currency Translation

The functional currency of the Company is the currency of the primary economic environment in which the Company operates. Assets and liabilities denominated in currencies other than the functional currency are remeasured using the current exchange rate for monetary accounts and historical exchange rates for nonmonetary accounts, with exchange differences on remeasurement included in comprehensive income in our Statements of Comprehensive Income.

The Company that utilizes foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, (ii) the average exchange rates prevailing during the period for revenues and expenses, and (iii) historical exchange rates for equity. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive loss within shareholders’ deficit in Balance Sheets.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. This standard requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. This standard will be effective for the Company on January 1, 2023. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance will be effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. We adopted the new standard effective January 1, 2021 and the adoption of this guidance did not have a material impact on our financial statements.

We do not expect any other recently issued accounting standards to have a material impact on our financial position, results of operations or cash flows when they become effective.

NOTE 4—INVENTORIES

Inventories consist of the following:

	June 30, 2022	June 30, 2021
Finished goods	$-	$163,259

The inventories were purchased from immediate holding company, 3DOM Alliance Inc.

The finished goods were written off during the financial period ended 30 June 2022 as they were deemed obsolete.

NOTE 5 - DEPOSIT, UPFRONT PAYMENTS AND OTHER RECEIVABLES

Deposit, upfront payments and other receivables consists of the following:

	June 30, 2022	June 30, 2021
Deposits	$44,971	$60,486
upfront payments	51,840	6,216
Other receivables	5,452	16,683

Total	$102,263	$83,385

Deposit consists of the security deposit paid for lease of office, decreased due to refund of one month deposit from lessor.

Upfront payments as of June 30, 2022 and 2021 relates to the operating expenses paid in advance.

Other receivables relate to GST receivables and one-off battery sale to a business partner.

NOTE 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	Office Equipment	Total
Cost
At July 1, 2020	$15,244	$15,244
Effects of movements in exchange rates	209	209

At June 30, 2021	15,453	15,453
Additions	3,888	3,888
Effects of movements in exchange rates	(210)	(210)

At June 30, 2022	19,131	19,131

Accumulated depreciation
At July 1, 2020	$2,090	$2,090
Depreciation for the year	3,158	3,158
Effects of movements in exchange rates	(39)	(39)

At June 30, 2021	5,209	5,209
Depreciation for the year	3,447	3,447
Effects of movements in exchange rates	(132)	(132)

At June 30, 2022	8,524	8,524

Carrying amounts
At July 1, 2020	$13,154	$13,154
At June 30, 2021	$10,244	$10,244
At June 30, 2022	$10,607	$10,607

Depreciation expense for the year ended June 30, 2022 and 2021 was $3,447 and $3,158, respectively.

During the year ended June 30, 2022, the Company purchased assets of $3,888 (S$5,345). There is no purchase or disposal of assets during the year ended June 30, 2021.

NOTE 7 – LEASES

As of June 30, 2022 and 2021, the Company has operating lease agreement for its office premises. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally, the implicit rate of interest (“discount rate”) in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

Operating lease

The Company has entered into commercial operating leases for the use of office premises in Singapore. The lease has varying terms, escalation clauses and run for a period of three years with an option to renew the lease after that term.

When measuring lease liabilities for leases that were classified as operating leases as of June 30, 2022 and 2021, the Company discounted lease payments using its estimated borrowing rate of 5.25%.

Information pertaining to lease amounts recognized in financial statements is summarized as follows:

	June 30, 2022	June 30, 2021
Assets:
ROU asset	$44,925	$221,305

Liabilities:
Current:
Operating lease liabilities	$36,385	$173,421
Non-current
Operating lease liabilities	—	36,779

Total lease liabilities	$36,385	$210,200

Minimum lease payments for the Company’s operating lease liabilities were as follows for the twelve-month period ended June 30:

Operating leases
2023	$36,385
2024	—
2025	—

Total operating lease payment	$36,385

NOTE 8 – IMMEDIATE HOLDING COMPANY BALANCES

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.

Directors’ remuneration

The Directors’ remuneration for the financial years ended June 30, 2022 and 2021 as follow:

	June 30, 2022	June 30, 2021
Andrew Khine	$68,242	$223,448
Shusuke Oguro	76,222	—
Hiroshi Ilzuka	41,857	—
Teo Lai Wah, Timothy	27,580	—

Total	$213,901	$223,448

Amounts due to immediate holding company

As of June 30, 2022 and 2021, the Company reported amounts due to immediate holding company, 3DOM Alliance Inc. of amount $974,632 and $1,531,488, respectively.

The transactions amount due to an immediate holding company are as of the following:

	June 30, 2022	June 30, 2021
Beginning of the year Jul 1	$1,531,488	$677,144
Advances for operation and administration expenses	873,066	832,435
Expenses paid on behalf of Company	117,882	—
Proceed from promissory note	—	4,842
Purchase of lithium-ion batteries	—	17,067
Ordinary shares issued for conversion of debt	(1,547,804)	—

Year ended June 30	$974,632	$1,531,488

On August 1, 2020, 3DOM Alliance Inc. issued a promissory note with principal amount up to S$1,000,000 (“Original Promissory Note”) to the Company. The promissory is interest free and 3DOM Alliance Inc will not demand any payment for at least the next twelve months from the issuance of the financial statements (refer to Note 2). The Company received proceeds amounting to $36,661 (S$61,155) and $682,467 (S$938,845), respectively, from 3DOM Alliance Inc. during the year ended June 30, 2020 and 2021. See Note 12 for amendments effected on the Original Promissory Note subsequent to June 30, 2022.

On October 21, 2021, the Company agreed with 3DOM Alliance Inc. to convert the debt amounting to $1,547,804 into ordinary shares of the Company at $100 per share. The Company issued 15,478 shares of ordinary shares on October 22, 2021.

NOTE 9—SHAREHOLDERS’ EQUITY

On October 22, 2021, the Company issued 309,560 shares of ordinary shares (pre 1:20 share split—15,478 ordinary shares) to 3DOM Alliance Inc. in connection with the conversion of debt (refer to Note 8).

On April 28, 2022, shareholder of our company and board of directors approved shares split of our issued ordinary shares on a basis of one-for-twenty.

As of June 30, 2022 and 2021, the Company had 311,560 shares (pre 1: 20 share split – 15,578 shares) and 2,000 shares (pre 1: 20 share split – 100 shares) of ordinary shares issued, respectively.

NOTE 10 – INCOME TAX

noco-noco Pte. Ltd. is incorporated in Singapore, and under the current tax laws of Singapore, its standard corporate income tax rate is 17%.

Due to the Company’s net loss position, there was no provision for income taxes recorded.

	June 30, 2022	June 30, 2021
Loss before tax	$1,076,823	$671,811
Tax rate	17%	17%
Computed tax benefit (expense) at statutory tax rate	183,060	114,208
Tax effect of non-deductible or taxable items:
Additional deduction for R&D expenses	11,680	—
Non-deductible Professional fees	—	(1,213)
Non-taxable Income	—	5,582
Change in valuation allowance	(194,740)	(118,577)
Effect of preferential tax rates	—	—

Income tax expense (benefit)	—	—

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2022 and 2021, the Company did not have any significant unrecognized uncertain tax positions. The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations for the years ended June 30, 2022 and 2021. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

As of June 30, 2022, Singapore tax returns for the years 2020 to 2022 are subject to examination by the tax authorities.

Deferred taxes were measured using the enacted tax rates for the periods in which the temporary differences are expected to be reversed. The tax effects of temporary differences that give rise to the deferred tax balances as of June 30, 2022 and 2021 are as follows:

	June 30, 2022	June 30, 2021
Deferred tax assets
Net operating loss carry-forward	$391,242	$220,900
Capital allowance	3,253	2,627
Lease liabilities	6,185	35,734
Other provisions	22,471	—
Less: valuation allowance	(415,300)	(220,560)

Subtotal	7,851	38,701

Deferred tax liabilities
Deferred tax liabilities arising from assets	(7,851)	(38,701)

Total deferred tax assets, net	—	—

The Company had net operating loss carried forward for tax purposes of approximately $2,351,000 as of June 30, 2022 and approximately $1,275,000 as of June 30, 2021, which may be carried forward to offset future taxable income.

	June 30, 2022	June 30, 2021
The changes related to valuation allowance are as follows:
Balance at the beginning of the year	$220,560	$101,983
Current year addition	194,740	118,577

Balance at the end of the year	415,300	220,560

NOTE 11 – COMMITMENTS AND CONTINGENCIES

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2022 and through February 10, 2023, the date the financial statements were available to be issued.

NOTE 12- SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10 Subsequent Events, the Company has analyzed its operations subsequent to June 30, 2022 to the date these consolidated financial statements were issued, and has determined that there is a material subsequent event to disclose in these consolidated financial statements, because we believe that this event will have a significant effect on the future operations of the Company.

On July 15, 2022, the Company capitalized a debt in the sum of US790,287 from immediate holding company, 3DOM Alliance Inc, into ordinary shares.

The following events are pertaining to a Share Swap Agreement:

i.

On July 19, 2022, the Company entered into a Share Swap Agreement (the “Share Swap”) with a carbon abatement management business, Hop2it Holdings Pte. Ltd. (“Hop2it”) and its two shareholders, Gregory Hannan and Arun Ramachandran (the “Gregory and Arun”). The principal activities of Hop2it are entirely in carbon sequestration management as an agent for various landowners in Australia, Papua New Guinea and Fiji. In this Share Swap, Gregory and Arun transferred 42% and 10% of their respective Hop2it shares in exchange for 3.2% and 0.8% shares in the Company. This resulted the Company to own 52% interest in Hop2it while the Gregory and Arun own 38% and 10% respectively.

ii.	On August 2, 2022, pursuant to the Share Swap, an aggregate of 13,013 new ordinary shares in the capital of the Company, representing 4% of the Company) is allotted to Gregory and Arun.

iii.

Subsequent to the Share Swap, on December 27, 2022, the Company together with Hop2it, Gregory and Arun entered into a Restructuring Deed as all parties have decided to carry out the carbon abatement management business through a newly incorporated entity, noco-noco Australia Pty Ltd. (“noco-noco Australia”), instead of Hop2it. This was done by the Restructuring Deed specifying that all future potential economic benefits of the carbon abatement management business of Hop2it (represented by the gross proceeds of potential future sales of carbon credits by Hop2it from anticipated issuance of such credits by regulators in Australia and Papua New Guinea; and the expertise and network of potential clients) are to be assigned to noco-noco Australia.

iv.	noco-noco Australia was incorporated on January 19,2023 with 52% interest held by the Company, 38% and 10% interest held by Gregory and Arun respectively;

v.

As of the date of this management representation letter, there has been no carbon credits issued or sold or contracted to be sold by Hop2it nor by noco-noco Australia. The Company’s 52% shares in Hop2it were transferred back to the Gregory and Arun as part of the Restructuring Deed, while the Company’s shares that were issued to the Gregory and Arun remains.

On January 23, 2023. 3DOM Alliance Inc. issued an amendment of the Original Promissory Note (“First Amendment to Original Promissory Note”) extending the principal amount up to S$3,000,000 to the Company. There is no other change in terms and conditions to the Original Promissory Note.

On February 2, 2023, the Company requested an additional drawdown of S$2,980,000 of which 3DOM Alliance Inc. split the amount into two tranches. The Company received S$1,370,000 on February 3, 2023 and S$1,610,000 on February 6, 2023.

On February 6, 2023. 3DOM Alliance Inc. further issued an amendment of the Original Promissory Note (“Second Amendment to Original Promissory Note”) extending the principal amount up to S$8,000,000 to the Company. There is no other change in terms and conditions to the Original Promissory Note.

PRIME NUMBER ACQUISITION I CORP.

UNAUDITED CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022 (Audited)
Assets
Current Assets
Cash	$113,232	$278,295
Prepaid expenses	87,874	125,384
Investments held in Trust Account	52,141,186	66,718,520

Total current assets	52,342,292	67,122,199

Total Assets	$52,342,292	$67,122,199

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$570,282	$90,004
Franchise tax payable	14,559	43,853
Income tax payable	294,025	112,446
Excise tax payable	160,844	—
Deferred income tax liability	27,864	37,190
Promissory note – related party	24,000	—
Promissory note – noco-noco	333,594	—
Deferred underwriting fee payable	2,257,500	2,257,500

Total current liabilities	3,682,668	2,540,993

Total Liabilities	3,682,668	2,540,993

Commitments and Contingencies
Common stock subject to possible redemption, 4,912,299 shares at redemption value of $10.61 and $10.34 per share as of June 30, 2023 and December 31, 2022, respectively	52,141,186	66,718,520

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 400,000 shares authorized, none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 20,000,000 shares authorized; 2,011,392 issued and outstanding (excluding 4,912,299 shares subject to possible redemption)	201	201
Class B common stock, $0.0001 par value; 100,000 shares authorized; none issued or outstanding	—	—
Additional paid-in capital	—	—
Accumulated deficit	(3,481,763)	(2,137,515)

Total Stockholders’ Deficit	(3,481,562)	(2,137,314)

Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$52,342,292	$67,122,199

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIME NUMBER ACQUISITION I CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
General and administrative expenses	$488,468	$104,831	$813,128	$110,656
Franchise tax expenses	15,500	25,117	32,100	29,244

Loss from operations	(503,968)	(129,948)	(845,228)	(139,900)
Interest earned on investment held in Trust Account	754,253	15,924	1,425,412	15,924
Unrealized gain on investments held in Trust Account	(42,081)	47,648	—	47,648

Income (loss) before income taxes	208,204	(66,376)	580,184	(76,328)
Income taxes provision	(125,872)	—	(265,895)	—
Deferred income taxes provision	10,755	—	9,326	—

Net income (loss)	$93,087	$(66,376)	$323,615	$(76,328)

Basic and diluted weighted average shares outstanding of redeemable common stock	5,664,064	3,153,333	6,057,032	1,576,667

Basic and diluted net income per share of redeemable common stock	$0.05	1.24	0.10	3.56

Basic and diluted weighted average shares outstanding of non-redeemable common stock	2,011,392	1,872,514	2,011,392	1,798,757

Basic and diluted net loss per share of non-redeemable common stock	$(0.09)	$(2.12)	$(0.15)	$(3.16)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIME NUMBER ACQUISITION I CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

	Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of January 1, 2023	2,011,392	$201	$—	$(2,137,515)	$(2,137,314)
Subsequent measurement of common stock subject to redemption under ASC 480-10-S99 against accumulated deficit	—	—	—	(713,240)	(713,240)
Net income	—	—	—	230,529	230,529

Balance as of March 31, 2023	2,011,392	$201	$—	$(2,620,226)	$(2,620,025)
Subsequent measurement of common stock subject to redemption under ASC 480-10-S99 against accumulated deficit	—	—	—	(712,172)	(712,172)
Reimbursement from Trust for franchise and income taxes	—	—	—	168,392	168,392
Additional amount deposited into trust	—	—	—	(250,000)	(250,000)
Excise tax liability	—	—	—	(160,844)	(160,844)
Net income	—	—	—	93,087	93,087

Balance as of June 30, 2023	2,011,392	$201	$—	$(3,481,763)	$(3,481,562)

	Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of January 1, 2022	1,725,000	$173	$24,827	$(1,357)	$23,643
Net loss	—	—	—	(9,952)	(9,952)

Balance as of March 31, 2022	1,725,000	$173	$24,827	$(11,309)	$13,691
Sale of public units in initial public offering	6,450,000	645	64,499,355	—	64,500,000
Sale of private placement units	398,892	40	3,988,880	—	3,988,920
Forfeiture of Founder Shares	(112,500)	(11)	(11)	—	(22)
Underwriter commissions	—	—	(3,547,500)	—	(3,547,500)
Offering costs	—	—	(571,515)	—	(571,515)
Reimbursement of offering expense from underwriter	—	—	45,750	—	45,750
Reclassification of common stock subject to redemption	(6,450,000)	(645)	(59,016,855)	—	(59,017,500)
Allocation of offering costs to common stock subject to redemption	—	—	3,767,869	—	3,767,869
Accretion of common stock to redemption value	—	—	(9,190,800)	(1,349,569)	(10,540,369)
Subsequent measurement of common stock Subject to Redemption under ASC 480-10-S99 against additional paid-in capital	—	—	—	(63,572)	(63,572)
Net loss	—	—	—	(66,376)	(66,376)

Balance as of June 30, 2022	2,011,392	$201	$—	$(1,490,826)	$(1,490,625)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIME NUMBER ACQUISITION I CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$323,615	$(76,328)
Adjustments to reconcile net cash used in operating activities:
Interest earned on investment held in Trust Account	(1,425,412)	(15,924)
Unrealized gain on investments held in Trust Account	—	(47,648)
Deferred income tax	(9,325)	—
Changes in operating assets and liabilities:
Prepaid expenses	37,510	(190,101)
Accounts payable and accrued expenses	480,278	95,390
Franchise tax payable	(29,294)	25,117
Income Tax Payable	181,579	—

Net cash used in operating activities	(441,049)	(209,494)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(250,000)	—
Cash withdrawn from Trust Account to pay taxes	168,392	—
Cash withdrawn from Trust Account to public stockholder redemptions	16,084,352	—
Purchase of investment held in Trust Account	—	(65,790,000)

Net cash used in financing activities	16,002,744	(65,790,000)

Cash Flows from Financing Activities:
Proceeds from issuance of insider shares to the initial stockholders	—	—
Proceeds from sale of public units through public offering	—	64,500,000
Proceeds from sale of private placement units	—	3,988,920
Proceeds from promissory note - related party	24,000	—
Proceeds from promissory note – noco-noco	333,594	—
Reimbursement of expenses from underwriter	—	45,750
Payment of public stockholder redemptions	(16,084,352)	—
Repayment of promissory note to related party	—	(350,000)
Payment of underwriters’ commissions	—	(1,290,000)
Payment of deferred offering costs	—	(323,198)

Net cash provided by financing activities	(15,726,758)	66,571,472

Net change in cash	(165,063)	571,978

Cash, beginning of the period	278,295	125,303

Cash, end of the period	$113,232	$697,281

Supplemental Disclosure of Non-cash Financing Activities
Initial classification of common stock subject to redemption	$—	$59,017,500

Allocation of offering costs to common stock subject to redemption	$—	$3,767,869

Accretion of common stock to redemption value	$81,608	$10,540,369

Subsequent measurement of common stock to redemption value	$1,425,412	$63,572

The accompanying notes are an integral part of these unaudited condensed financial statements.

PRIME NUMBER ACQUISITION I CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Prime Number Acquisition I Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on February 25, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “initial business combination”). The Company is an early stage and emerging growth company and, as such, it is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. Activities before May 17, 2022 are related to the formation and IPO, while the activities after May 17, 2022 are mainly focused on searching and identifying the Initial business combination target. The Company will not generate any operating revenues until after the completion of an initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s sponsors are Prime Number Acquisition LLC (“Sponsor A”) and Glorious Capital LLC (“Sponsor B”) (collectively the “Sponsors”), both are Delaware limited liability companies.

The registration statement for the Company’s IPO became effective on May 12, 2022. On May 17, 2022, the Company consummated the initial public offering (the “IPO”) of 6,450,000 units (the “Public Units”) which included 450,000 units issued upon the partial exercise of the underwriters’ over-allotment option. The Public Units were sold at an offering price of $10.00 per unit, with each Public Unit consists of one share (the “Public Shares”) of the Company’s Class A common stock (the “Class A common stock”), one half of one warrant, and one right, generating gross proceeds of $64,500,000. Simultaneously with the IPO, the Company completed the private sale of 398,892 shares of the Class A common stock (the “Private Shares”) to the Company’s Sponsors, including 349,032 shares to Sponsor A and 49,860 shares to Sponsor B, at a purchase price of $10.00 per Private Share, generating gross proceeds of $3,988,920 (including $3,490,320 from Sponsor A and $498,600 from Sponsor B), which is described in Note 4.

Upon the closing of the IPO and the private placement on May 17, 2022, the proceeds of $65,790,000 (or $10.20 per Public Unit) in the aggregate from the IPO and the private placement were placed in a trust account (the “Trust Account” as defined in Note 5) with Wilmington Trust, N.A. acting as trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial business combination or the liquidation due to the Company’s failure to complete an initial business combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s holders of its outstanding Public Shares (the “Public Stockholders”). In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to an Initial business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial business combination, although the Company may structure an initial business combination with one or more target businesses whose fair market value significantly exceeds 80% of the Trust Account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of an initial business combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company) to pay its franchise and income tax obligations.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing an initial business combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with an initial business combination, the Company’s Sponsors and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 5) (the “Initial Stockholders”) have agreed (a) to vote their Founder Shares, the Private Shares, and any Public Shares purchased during or after the IPO in favor of approving an initial business combination and (b) not to convert any shares (including the Founder Shares) in connection with a stockholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed initial business combination.

The Company’s Initial Stockholders have agreed (A) to vote their Founder Shares, Private Shares and any Public Shares they own in favor of any proposed initial business combination, (B) not to propose, or vote in favor of, prior to and unrelated to an initial business combination, an amendment to the Company’s certificate of incorporation that would affect the substance or timing of the Company’s redemption obligation to redeem all public shares if the Company cannot complete an initial business combination within the Combination Period (as defined below), unless the Company provides Public Stockholders an opportunity to redeem their public shares in conjunction with any such amendment, (C) not to redeem any shares, including Founder Shares, Private Shares and any Public Shares they own into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Company’s proposed initial business combination or sell any shares to the Company in any tender offer in connection with its proposed initial business combination, and (D) that the Founder Shares and Private Shares shall not participate in any liquidating distribution upon winding up if an initial business combination is not consummated.

If the Company seeks stockholder approval of an initial business combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold the IPO.

The Initial Stockholders and underwriters have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares, and Public Shares held by them in connection with the completion of an initial business combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete an initial business combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Under the Company’s then effective Amended and Restated Certificate of Incorporation, the Company would have until May 17, 2023 (or November 17, 2023 if the Company extends the period of time to consummate an initial business combination) to consummate an initial business combination. On May 15, 2023, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the stockholders of the Company approved the proposal to amend the Company’s then effective Amended and Restated Certificate of Incorporation to (i) allow the Company until May 17, 2023 to consummate an initial business combination, and to (ii) elect to extend the period to consummate an initial business combination up to six times, each by an additional one-month period, for a total of up to six months to November 17, 2023 (“Extended Termination Date”), by depositing to the Company’s Trust Account the amount lesser of (i) $125,000 for each one-month extension or (ii) $0.045 for each Public Share for each one-month extension (the “Extension Amendment Proposal”). Upon the stockholders’ approval, on May 17, 2023, the Company filed a certificate of amendment (the “Charter”) to the then effective Amended and Restated Certificate of Incorporation which became effective upon filing on the same date, pursuant to which, the Company may elect to extend the period to consummate an initial business combination up to six times, each by an additional one-month period (each, a “Monthly Extension”), for a total of up to six months to November 17, 2023, by depositing to the Trust Account $125,000 for each one-month extension.

In connection with the votes to approve the Extension Amendment Proposal, 1,537,701 Public Shares of the Company were rendered for redemption and cancelled, resulting in a total of 4,912,299 Public Shares, or 6,923,691 Class A Common Stock remaining after the consummation of such process.

On May 17, June 14, July 14, and August 16, 2023, an aggregate of $500,000 (or $125,000 per monthly extension) was deposited into the Trust Account to extend time to consummate the business combination by four months to September 17, 2023.

Under the Company’s Charter effective on May 17, 2023 and after the Extension, the Company would now have until September 17, 2023 (or November 17, 2023 if the Company extends the period of time to consummate an initial business combination) to consummate an initial business combination (the “Combination Period”).

If the Company is unable to complete an initial business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete an initial business combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete an initial business combination within the Combination Period. The Underwriters (as defined in Note 5) have agreed to waive their rights to their Deferred Underwriting Commissions (see Note 6) held in the Trust Account in the event the Company does not complete an initial business combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.20.

In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the Underwriters of this IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsors will not be responsible to the extent of any liability for such third party claims.

On December 29, 2022, the Company, Prime Number Merger Sub Inc. ( “Merger Sub”), a Delaware corporation, NOCO-NOCO PTE. LTD (“noco-noco”), a Singapore private company limited by shares, and certain shareholders of noco-noco (“Sellers”) entered into the Business Combination Agreement (“the Business Combination Agreement”), pursuant to which, (i) the Company shall merge with and into Merger Sub, with the Company being the surviving company and a wholly owned subsidiary of PubCo, a Cayman Islands company to be formed pursuant to the Business Combination Agreement, and (ii) following the merger, New SubCo, a Singapore private company to be formed pursuant to the Business Combination Agreement, will acquire all of the issued and outstanding shares of the Sellers, in exchange for PubCo to issue to the Sellers PubCo Ordinary Shares. Collectively, all the transactions provided in the Business Combination Agreement shall be referred as the Business Combination.

On February 2, 2023, Prime Number Holding Limited, formed as the PubCo on December 28, 2022, and Prime Number New Sub Pte. Ltd., formed as New SubCo on January 25, 2023, joined as parties to the Business Combination Agreement.

On May 17, 2023, the registration statement on Form F-4 was submitted to the SEC regarding the proposed Business Combination between the Company and noco-noco.

On May 17, 2023, the Company issued an unsecured promissory note of $208,594.15 (the “noco-noco Note 1”) to evidence the payments made by noco-noco for the First Monthly Extension payment and 50% of the registration fee for filing of a registration statement/proxy statement in Form F-4 with the U.S. securities and exchange commission. The noco-noco Note 1 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the Company, in cash or shares of the Company at $10.00 per share, at the discretion of the note holder.

On June 14, 2023, an aggregate of $125,000 (the “Monthly Extension Payment”) was deposited by noco-noco into the trust account, as a result of which, the Company has extended the period of time it has to consummate its initial business combination by one month from June 17, 2023 to July 17, 2023 (the “June Extension”). The June Extension is the second of the six one-month extensions permitted under the Company’s governing documents. In connection with the Monthly Extension Payment, the Company issued an unsecured promissory note of $125,000 (the “noco-noco Note 2”) to Noco-Noco. The noco-noco Note 2 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the Company, in cash or shares of the Company at $10.00 per share, at the discretion of the note holder.

On July 14, 2023, an aggregate of $125,000 was deposited by noco-noco upon request by the sponsors of the Company, into the Trust Account, as a result of which, the Company has extended the period of time it has to consummate its initial business combination by one month from July 17, 2023 to August 17, 2023 (the “July Extension”). The July Extension is the third of the six one-month extensions permitted under the Company’s governing documents.

On July 14, 2023, the Company issued an unsecured promissory note of $125,000 (the “noco-noco Note 3”) to evidence the payments made by noco-noco for the third Monthly Extension payment. The noco-noco Note 3 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the Company, in cash or shares of the Company at $10.00 per share, at the discretion of the note holder.

On August 16, 2023, an aggregate of $125,000 was deposited by noco-noco upon request by the sponsors of the Company, into the Trust Account, as a result of which, the Company has extended the period of time it has to consummate its initial business combination by one month from August 17, 2023 to September 17, 2023 (the “August Extension”). The August Extension is the fourth of the six one-month extensions permitted under the Company’s governing documents.

On August 16, 2023, the Company issued an additional unsecured promissory note of $125,000 (the “noco-noco Note 4”) to evidence the payments made by noco-noco for the fourth Monthly Extension payment. The noco-noco Note 4 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the Company, in cash or shares of the Company at $10.00 per share, at the discretion of the note holder.

Going Concern

As of June 30, 2023, the Company had cash of $113,232 and a working capital deficit of $726,770 (excluding investments held in trust account, deferred underwriting fee payable, franchise payable, excise tax payable, and deferred income tax liability and taxes payable). The Company’s liquidity needs up to the closing of the IPO on May 17, 2022 had been satisfied through proceeds from notes payable and advances from a related party and from the issuance of common stock.

On May 15, 2023, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow an extension to November 17, 2023 on a month-by-month basis. On May 17, June 14, July 14, and August 16, 2023, an aggregate of $500,000 (or $125,000 per monthly extension) was deposited into the Trust Account to extend time to consummate the business combination by four months to September 17, 2023. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution.

In order to finance transaction costs in connection with an initial business combination, the Company’s Sponsors or an affiliate of the Sponsors or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with working capital. The Company’s management plans to continue its efforts to complete an initial business combination within the Combination Period.

If the estimated costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to its initial business combination. Moreover, the Company may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its initial business combination, in which case the Company may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our initial business combination.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements.

Risks and Uncertainties

Management has evaluated the impact of persistent inflation and rising interest rates, financial market instability, including the recent bank failures, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the conflict in Ukraine and the surrounding region, and has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with an initial business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with an initial business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the initial business combination, extension or otherwise, (ii) the structure of an initial business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with an initial business combination (or otherwise issued not in connection with an initial business combination but issued within the same taxable year of an initial business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined; however, the Company will not use the funds held in the Trust Account or any additional amounts deposited into the Trust Account, as well as any interest earned thereon, to pay the excise tax, if any. The foregoing could cause a reduction in the cash available on hand to complete an initial business combination and in the Company’s ability to complete an initial business combination.

At this time, it has been determined that the IR Act tax provisions would have an impact to the Company’s fiscal 2023 tax provision as there were redemptions by the public stockholders in May 2023; as a result, the Company recorded $160,844 excise tax liability as of June 30, 2023. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto included in the Annual Report for the year ended December 31, 2022, which are included in Form 10-K filed on April 3, 2023.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

In preparing these financial statements in conformity with U.S. GAAP, the Company’s management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $113,232 and $278,295 in cash as of June 30, 2023 and December 31, 2022, respectively, and none in cash equivalents for both periods.

Investments Held in Trust Account

As of June 30, 2023, the assets held in the Trust Account were held in cash and U.S. Treasury securities. The Company classifies its U.S. Treasury securities as trading securities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 320, “Investments—Debt and Equity Securities.” Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of all assets held in the Trust Account are determined using available market information and classified as Level 1 measurements.

Offering Costs Associated with the IPO

The Company complies with the requirements of Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (the “ASC”) Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred offering costs were $4,117,889 consisting principally of underwriting, legal, accounting and other expenses that are directly related to the IPO and charged to stockholders’ equity upon the completion of the IPO.

Upon completion of the IPO, offering costs were allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the warrants and rights were charged to equity. Offering costs allocated to the common stocks were charged against the carrying value of common stocks subject to possible redemption upon the completion of the IPO.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 -270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. The Company’s effective tax rate was 43.22% and 0.00% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the six months ended June 30, 2023 and 2022 primarily due to the non-deductible transaction costs.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Initial Stockholders. Weighted average shares were reduced for the effect of the forfeiture of 112,500 Founder Shares as a result of the Underwriters’ partial exercise of their over-allotment option on May 17, 2022. On June 3, 2022, the Sponsors executed cancellation notices to the transfer agent to forfeit the remaining 112,500 shares for no consideration. The calculation of diluted net income (loss) per share and related weighted average of the shares does not consider the effect of the warrants and rights issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants and rights are contingent upon the occurrence of future events. The warrants are exercisable to purchase 3,225,000 shares of Class A Common Stock in the aggregate, and the rights are exercisable to convert 806,250 shares of Class A Common Stock in the aggregate. At June 30, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the statements of operations is based on the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$93,087	$(66,376)	$323,615	$(76,328)
Accretion of common stock to redemption value(1)	(81,608)	(10,540,369)	(81,608)	(10,540,369)
Subsequent measurement of common stock subject to redemption value	(712,172)	(63,572)	(1,425,412)	(63,572)

Net loss including accretion of common stock to redemption value	$(700,693)	$(10,670,317)	$(1,183,405)	$(10,680,269)

	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022
	Redeemable share	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income (loss) including accretion of common stock	$(517,073)	$(183,620)	$(6,694,805)	$(3,975,512)
Accretion of common stock to redemption value(1)	81,608	—	10,540,369	—
Subsequent measurement of common stock subject to redemption value	712,172	—	63,572	—

Allocation of net income (loss)	$276,707	$(183,620)	$3,909,136	$(3,975,512)

Denominator:
Basic and diluted weighted average shares outstanding	5,664,064	2,001,389	3,153,333	1,872,514

Basic and diluted net income (loss) per share	$0.05	$(0.09)	$1.24	$(2.12)

	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	Redeemable share	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income (loss) including accretion of common stock	$(888,392)	$(295,013)	$(4,988,774)	$(5,691,495)
Accretion of common stock to redemption value(1)	81,608	—	10,540,369	—
Subsequent measurement of common stock subject to redemption value	1,425,412	—	63,572	—

Allocation of net income (loss)	$618,628	$(295,013)	$5,615,167	$(5,691,495)

Denominator:
Basic and diluted weighted average shares outstanding	6,057,032	2,011,392	1,576,667	1,798,757

Basic and diluted net income (loss) per share	$0.10	$(0.15)	$3.56	$(3.16)

(1)	Accretion amount includes fees deposited into the Trust Account to extend the time for the Company to complete the Business Combination and franchise and income taxes paid out of the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2023 and December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The Company determined that upon further review of the warrant agreement, the Public Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2023 and December 31, 2022, common stock subject to possible redemption are presented at redemption value of $10.61 and $10.34 per share as temporary equity, respectively, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of shares of redeemable common stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Recent Accounting Pronouncements

In August 2020, FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for the Company and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 — Initial Public Offering

Pursuant to the IPO on May 17, 2022, the Company sold 6,450,000 Public Units which included 450,000 units issued upon the partial exercise of the underwriters’ over-allotment option. Each Public Unit consists of one share of Class A common stock, $0.0001 par value per share, one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, and one right (the “Public Rights”), each one Public Right entitling the holder thereof to exchange for one-eighth (1/8) of one Class A Common Stock upon the completion of the Company’s initial business combination. Because the Warrants may only be exercised for whole numbers of shares, only an even number of Warrants may be exercised. The Warrants will become exercisable on the later of 30 days after the completion of the Company’s initial business combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial business combination or earlier upon redemption or liquidation. Each Right entitles the holder thereof to receive one-eighth (1/8) of one share of Class A common stock at the closing of an initial business combination. The Company will not issue fractional shares in connection with an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law, or DGCL. As a result, the holder of the Rights must hold Rights in multiples of eight (8) in order to receive shares of Class A common stock for all of their rights upon closing of an initial business combination.

All of the 6,450,000 Public Shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares if there is a stockholder vote or tender offer in connection with the initial business combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable Class A common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of June 30, 2023, the shares of Class A common stock reflected on the balance sheet are reconciled in the following table.

As of June 30, 2023
Gross proceeds	$64,500,000
Less:
Proceeds allocated to Public Warrants	(322,500)
Proceeds allocated to Public Rights	(5,160,000)
Offering costs of Public Shares	(3,767,868)
Plus:
Accretion of carrying value to redemption value	11,468,889

Common stock subject to possible redemption - December 31, 2022	66,718,520
Plus:
Accretion of carrying value to redemption value - six months ended June 30, 2023	1,507,020
Redemption of Public Shares	(16,084,354)

Common stock subject to possible redemption - June 30, 2023	$52,141,186

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Company sold an aggregate of 398,892 Private Shares, including 349,032 shares to Sponsor A and 49,860 shares to Sponsor B, at a purchase price of $10.00 per Private Share, generating gross proceeds of $3,988,920 (including $3,490,320 from Sponsor A and $498,600 from Sponsor B). The net proceeds from the Private Shares were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete an initial business combination within the Combination Period, the proceeds from the sale of the Private Shares will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Share will expire worthless.

Note 5 — Related Party Transactions

Promissory Note - Related Party

On March 19, 2021, Sponsor A agreed to loan the Company up to an aggregate amount of $400,000 to be used, in part, for transaction costs incurred in connection with IPO (the “Promissory Note”). The Promissory Note is unsecured, interest-free and due at the earlier of August 31, 2022 or closing of the IPO. The Company repaid the $350,000 outstanding balance upon the closing of the IPO on May 17, 2022.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Initial Stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes an initial business combination, it would repay such loaned amounts (the “Working Capital Loans”). In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the U.S. based Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Certain amount of such loans may be convertible into working capital shares at $10.00 per share at the option of the lender. The working capital shares would be identical to the shares sold in the private placement. As of June 30, 2023, the Company had no borrowings under the Working Capital Loans.

On April 23, 2023, DBG Global Limited, a member of Sponsor A, agreed to loan the Company up to $24,000 to be used for a portion of the working capital. This loan is non-interest bearing, unsecured and is due at the earlier of (1) the date on which the Company consummates its initial business combination or (2) the date on which the Company liquidates. As of June 30, 2023, $24,000 was outstanding under the DBG sponsor loan.

Promissory Note - noco-noco

On May 17, 2023, the Company issued an unsecured promissory note of $208,594 (the “noco-noco Note 1”) to evidence the payments made by noco-noco for the First Monthly Extension payment and 50% of the registration fee for filing of a registration statement/proxy statement in Form F-4 with the U.S. securities and exchange commission. The noco-noco Note 1 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the Company, in cash or shares of the Company at $10.00 per share, at the discretion of the note holder.

On June 14, 2023, the Company issued an unsecured promissory note of $125,000 (the “noco-noco Note 2”) to evidence the payments made by noco-noco for the Second Monthly Extension payment. The noco-noco Note 2 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the Company, in cash or shares of the Company at $10.00 per share, at the discretion of the note holder.

As of June 30, 2023, a total amount of $333,594 was outstanding under the noco-noco Note 1 and Note 2.

Founder Shares

On April 7, 2021, Sponsor A and Sponsor B acquired 1,357,000 shares and 80,500 shares of Class B common stock, respectively. On May 28, 2021, Sponsor A and Sponsor B surrendered 271,400 and 16,100 shares of Class B common stock, respectively, without consideration. On December 22, 2021, the Company effected a 1.5 for 1 stock split of Class B common stock resulting the Sponsors holding 1,725,000 shares of Class B common stock. On December 28, 2021, the Sponsors converted their shares of Class B common stock into 1,725,000 shares of Class A common stock on a one-for-one basis (up to 225,000 shares of which are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part). As a result, Sponsor A owns 1,628,400 shares of Class A common stock for an aggregate consideration of $23,600 and Sponsor B owns 96,600 shares of Class A common stock for an aggregate consideration of $1,400 (collectively “Founder Shares”) for an aggregate consideration of $25,000, or approximately $0.01 per share. As a result of the underwriters’ partial exercise of their over-allotment option on May 17, 2022, 112,500 Founder Shares were subject to forfeiture. On June 3, 2022, the Sponsors executed cancellation notices to the transfer agent to forfeit the remaining 112,500 shares for no consideration.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares until, with respect to 50% of the Founder Shares, the earlier of six months after the consummation of an initial business combination and the date on which the closing price of the Class A common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after an initial business combination and, with respect to the remaining 50% of the Founder Shares, until the six months after the consummation of an initial business combination, or earlier, in either case, if, subsequent to an initial business combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company has agreed, commencing on May 12, 2022, to pay Sponsor A up to $10,000 per month for office space, administrative and shared personnel support services. However, pursuant to the terms of such agreement, the Company may delay payment of such monthly fee upon a determination by the audit committee that there are insufficient funds held outside the trust to pay actual or anticipated expenses in connection with the initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of the initial business combination. This arrangement will terminate upon the earlier of (a) completion of an initial business combination or (b) twelve months after the completion of the IPO. The Company incurred $30,000 and $60,000, respectively, in fees for these services, for the three and six months ended June 30, 2023. The Company accrued $136,129 and $76,129 administrative fees in the accompanying balance sheets as of June 30, 2023 and December 31, 2022, respectively.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Shares and working capital shares issuable upon conversion of working capital loans, if any, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering, requiring us to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company has granted Prime Number Capital, LLC and WestPark Capital, Inc. (collectively referred to as the “Underwriters”), a 45-day option from the date of the prospectus to purchase up to 900,000 Public Units (one share of Class A common stock, one-half (1/2) of one redeemable Warrant, and one Right) (“Over-allotment Units”) to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On May 17, 2022, simultaneously with the closing of the IPO, the Underwriters partially exercised its over-allotment option to purchase 450,000 Over-allotment Units, generating gross proceeds to the Company of $4,500,000.

The Underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $1,290,000. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,257,500 (the “Deferred Underwriting Commissions”), which will be paid upon the closing of an initial business combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 400,000 shares (reduced from 1,000,000 shares subsequent to IPO on May 10, 2022) of preferred stock with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023, there was no preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 20,000,000 shares (reduced from 50,000,000 shares subsequent to IPO on May 10, 2022) of Class A common stock with a par value of $0.0001 per share. On December 28, 2021, the Sponsors converted their shares of Class B common stock into 1,725,000 shares of Class A common stock on a one-for-one basis. As a result of the Underwriters’ partial exercise of their over-allotment option on May 17, 2022, 112,500 Founder Shares were forfeited on May 23, 2022. As of June 30, 2023, there were 2,011,392 shares of common stock issued and outstanding (excluding 4,912,299 shares subject to possible redemption), so that the Initial Stockholders own approximately 20% of the issued and outstanding shares after the IPO.

Class B Common Stock — The Company is authorized to issue 100,000 shares (reduced from 2,000,000 shares subsequent to IPO on May 10, 2022) of Class B common stock with a par value of $0.0001 per share. On December 22, 2021, the Company effected a 1.5 for 1 stock split of our Class B common stock so that the Sponsors owned an aggregate of 1,725,000 shares of Class B common stock. On December 28, 2021, the Sponsors converted their shares of Class B common stock into 1,725,000 shares of Class A common stock on a one-for-one basis (up to 225,000 shares of which are subject to forfeiture depending on the extent to which the underwriter’s over-allotment option is exercised). As of June 30, 2023, there was no Class B common stock issued or outstanding.

Rights — Each holder of a right (the “Rights”) will receive one-eighth (1/8) of one share of Class A common stock upon consummation of an initial business combination, even if the holder of such Right redeemed all shares held by it in connection with an initial business combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial business combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for an initial business combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a Right will be required to affirmatively covert its Rights in order to receive 1/8 share underlying each Right (without paying additional consideration). The shares issuable upon conversion of the Rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete an initial business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of an initial business combination. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

Warrants — Each redeemable warrant (the “Warrant”) entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as described in this prospectus. The Warrants will become exercisable on the later of the completion of an initial business combination and 12 months from the closing of the IPO. However, no Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the common stock issuable upon exercise of the Warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the common stock issuable upon exercise of the Public Warrants is not effective within 90 days from the closing of the Company’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the closing of the Company’s initial business combination at 5:00 p.m., New York City time or earlier redemption.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to our founders or their affiliates, without taking into account any founder shares held by founders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination (net of redemption), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Company may redeem the outstanding Public Warrants at any time while the Warrants are exercisable:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period;

•

if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Except as described above, no warrants will be exercisable and the Company will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Class A common stock issuable upon exercise of the warrants is current and the common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure that it will be able to do so and, if the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the Class A common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Note 8 — Fair Value Measurements

The fair value of the Company’s consolidated financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022, which indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	June 30, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Marketable Securities in the Trust Account	52,141,186	52,141,186	—	—

	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Marketable Securities in the Trust Account	66,718,520	66,718,520	—	—

Note 9 — Subsequent Events

In accordance with ASC 855, “Subsequent Events,” the Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on the review as further disclosed in the footnotes, management identified the following subsequent event requiring disclosure in the financial statements.

On July 4, 2023, the Sponsor agreed to loan the Company up to $45,000 to be used for the working capital. This loan is non-interest bearing, unsecured and is due at the earlier of (1) the date on which the Company consummates its initial business combination or (2) the date on which the Company liquidates.

On July 14, 2023, an aggregate of $125,000 was deposited by noco-noco upon request by the sponsors of the Company, into the Trust Account, as a result of which, the Company has extended the period of time it has to consummate its initial business combination by one month from July 17, 2023 to August 17, 2023 (the “July Extension”). The July Extension is the third of the six one-month extensions permitted under the Company’s governing documents.

On July 14, 2023, the Company issued an unsecured promissory note of $125,000 (the “noco-noco Note 3”) to evidence the payments made by noco-noco for the third Monthly Extension payment. The noco-noco Note 3 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the Company, in cash or shares of the Company at $10.00 per share, at the discretion of the note holder.

On July 25, 2023, the registration statement on Form F-4 relating to the Business Combination filed by PubCo with the SEC, was declared effective by the SEC.

On August 13, 2023, the Company entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) and Subscription Agreement (the “FPA Subscription Agreement”) with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, the “Meteora Parties”) for an OTC Equity Prepaid Forward Transaction. Pursuant to the terms of the Forward Purchase Agreement and FPA Subscription Agreement, Seller agreed to subscribe for and purchase, and the Company agreed to issue and sell to Seller, on the Closing, up to 2,000,000 Class A Common Stock of the Company, less the number of Class A Common Stock of the Company purchased by Seller separately from third parties through a broker in the open market at prices no higher than the redemption price. Seller has agreed to waive any redemption rights under the Company’s current Charter with respect to any Class A ordinary shares of the Company purchased through the FPA Subscription Agreement and any Recycled Shares (as defined therein) in connection with the Business Combination, extensions or otherwise that would require redemption by the Company of such shares.

On August 14, 2023, PubCo entered into a purchase agreement (the “ELOC Purchase Agreement”) with ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD on behalf of and for the account of SEGREGATED PORTFOLIO #9 – SPC #9 (“Arena”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, PubCo has the right to direct Arena to purchase up to an aggregate of $150,000,000 of PubCo Ordinary Shares over the 36-month term of the ELOC Purchase Agreement. Under the ELOC Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of the Resale Registration Statement (as defined below), PubCo has the right to present Arena with an advance notice (each, an “Advance Notice”) directing Arena to purchase any amount of PubCo Shares (each, an “Advance”) up to the Maximum Advance Amount (as defined herein).

Within twenty (20) business days after the closing of the Business Combination or such later date mutually agreed by the parties, PubCo will prepare and file with the SEC a registration statement for the resale by Arena of PubCo Ordinary Shares (the “Resale Registration Statement”) and will file one or more additional registration statements for the resale by Arena of PubCo Ordinary Shares, if necessary. After the SEC declares a Resale effective relating to the transaction, PubCo will have the right and the sole discretion to sell to Arena up to $150 million worth of shares over a 36-month period subject to certain limitations. PubCo will control the timing and amount of any future investment and Arena will be obligated to make purchases in accordance with the ELOC Purchase Agreement.

On August 16, 2023, an aggregate of $125,000 was deposited by noco-noco upon request by the sponsors of the Company, into the Trust Account, as a result of which, the Company has extended the period of time it has to consummate its initial business combination by one month from August 17, 2023 to September 17, 2023 (the “August Extension”). The August Extension is the fourth of the six one-month extensions permitted under the Company’s governing documents.

On the same date, the Company issued an additional unsecured promissory note of $125,000 (the “noco-noco Note 4”) to evidence the payments made by noco-noco for the fourth Monthly Extension payment. The noco-noco Note 4 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the Company, in cash or shares of the Company at $10.00 per share, at the discretion of the note holder.

On August 16, 2023, the Company held a special meeting of the stockholders (the “Special Meeting”) in connection with the Business Combination (as defined below) contemplated by the Business Combination Agreement. The Business Combination was described in the definitive proxy statement/prospectus included in the Registration Statement on Form F-4 (File No. 333- 271994) that was filed publicly by the PubCo and declared effective by the SEC on July 25, 2023.

On July 13, 2023, the record date of the Special Meeting, there were 6,923,691 issued and outstanding shares of Class A Common Stock, approximately 81.20% of which were represented in person or by proxy at the Special Meeting. On August 16, 2023, the stockholders approved (1) the business combination proposal to (a) adopt and approve the Business Combination Agreement and other Transaction Documents as defined in the Business Combination Agreement, (b) approve the Business Combination which includes (i) the Merger between the Company and Merger Sub with the Company surviving the Merger and becoming a wholly owned subsidiary of PubCo, (ii) the Share Exchange whereby the Sellers will exchange their noco-noco Shares for newly issued PubCo Ordinary Shares and noco-noco will be an indirect subsidiary of PubCo, and (iii) other transactions contemplated therein; and (2) the governing document proposal to approve the amended and restated memorandum and articles of association of PubCo to be effective upon consummation of the Business Combination.

In connection with the votes to approve the proposals, 2,693,111 Public Shares of the Company were rendered for redemption. As of the date of this report on Form 10-Q, all such Public Shares are in the process of redemption by our transfer agent, VStock Transfer, LLC, which shall result in a total of 2,219,188 Public Shares, or 4,230,580 Class A Common Stock remaining after the consummation of such process.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Prime Number Acquisition I Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Prime Number Acquisition I Corp. (the Company) as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2022 and for the period from February 25, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022, and for the period from February 25, 2021 (inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, its business plan is dependent on the completion of a financing transaction and the Company’s cash and working capital are not sufficient to complete its planned activities one year from the issuance of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021. New York, New York
April 3, 2023

PRIME NUMBER ACQUISITION I CORP.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash	$278,295	$125,303
Prepaid expenses	125,384	—
Other receivable	—	700
Deferred offering costs	—	247,640
Investments held in Trust Account	66,718,520	—

Total current assets	67,122,199	373,643

Total Assets	$67,122,199	$373,643

Liabilities, Redeemable Common Stock and Stockholder’s Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$90,004	$—
Franchise tax payable	43,853	—
Income tax payable	112,446	—
Promissory note – related party	—	350,000
Deferred income tax liability	37,190	—
Deferred underwriting fee payable	2,257,500	—

Total current liabilities	2,540,993	350,000

Total Liabilities	2,540,993	350,000

Commitments and Contingencies
Common stock subject to possible redemption, 6,450,000 shares at redemption value of $10.34 per share	66,718,520	—
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 400,000 shares and 1,000,000 shares authorized, none issued or outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Class A common stock, $0.0001 par value; 20,000,000 shares and 50,000,000 shares authorized; 2,011,392 and 1,725,000 issued and outstanding at December 31, 2022 (excluding 6,450,000 shares subject to possible redemption) and December 31, 2021, respectively	201	173
Class B common stock, $0.0001 par value; 100,000 shares and 2,000,000 shares authorized; none issued or outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	—	24,827
Accumulated deficit	(2,137,515)	(1,357)

Total Stockholders’ Equity (Deficit)	(2,137,314)	23,643

Total Liabilities, Redeemable Common Stock and Stockholders’ Equity (Deficit)	$67,122,199	$373,643

The accompanying notes are an integral part of these financial statements.

PRIME NUMBER ACQUISITION I CORP.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2022	For the period from February 25, 2021 (inception) through December 31, 2021
General and administrative expenses	$588,973	$1,357
Franchise tax expenses	47,980	—

Loss from operations	(636,953)	(1,357)
Interest earned on investment held in Trust Account	712,555	—
Unrealized gain on investments held in Trust Account	215,965	—

Income (loss) before income taxes	291,567	(1,357)
Income taxes provision	(112,446)	—
Deferred income taxes provision	(37,190)	—

Net income (loss)	$141,931	$(1,357)

Basic and diluted weighted average shares outstanding of redeemable common stock	4,040,110	—

Basic and diluted net income per share of redeemable common stock	0.93	—

Basic and diluted weighted average shares outstanding of non-redeemable common stock	1,906,243	1,044,862

Basic and diluted net loss per share of non-redeemable common stock	$(1.90)	$(0.00)

The accompanying notes are an integral part of these financial statements.

PRIME NUMBER ACQUISITION I CORP.

STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

	Class A Common Stock					Total
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit		Shareholders’ Deficit
Balance as of January 1, 2022	1,725,000	$173	$24,827	$(1,357	) $	23,643
Sale of public units in initial public offering	6,450,000	645	64,499,355	—		64,500,000
Sale of private placement units	398,892	40	3,988,880	—		3,988,920
Forfeiture of Founder Shares	(112,500)	(11)	(11)	—		(22)
Underwriter commissions	—	—	(3,547,500)	—		(3,547,500)
Offering costs	—	—	(571,515)	—		(571,515)
Reimbursement of offering expense from underwriter	—	—	45,750	—		45,750
Reclassification of common stock subject to redemption	(6,450,000)	(645)	(59,016,855)	—		(59,017,500)
Allocation of offering costs to common stock subject to redemption	—	—	3,767,869	—		3,767,869
Accretion of common stock to redemption value	—	—	(9,190,800)	(1,349,569)		(10,540,369)
Subsequent measurement of common stock subject to redemption under ASC 480-10-S99 against accumulated deficit	—	—	—	(928,520)		(928,520)
Net income for the year	—	—	—	141,931		141,931

Balance as of December 31, 2022	2,011,392	$201	$—	$(2,137,515)		$(2,137,314)

	Common Stock				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of February 25, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to initial stockholders	—	—	1,437,500	144	24,856	—	25,000
Surrender of Class B common stock	—	—	(287,500)	(29)	29	—	—
1.5 for 1 stock split of Class B common stock	—	—	575,000	58	(58)	—	—
Conversion of Class B to Class A common stock(1)	1,725,000	173	(1,725,000)	(173)	—	—	—
Net loss	—	—	—	—	—	(1,357)	(1,357)

Balance as of December 31, 2021	1,725,000	$173	—	$—	$24,827	$(1,357)	$23,643

(1)	Includes up to 225,000 shares of Class A common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

PRIME NUMBER ACQUISITION I CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from February 25, 2021 (inception) through December 31, 2021
Cash flows from operating activities:
Net income (loss)	$141,931	$(1,357)
Adjustments to reconcile net cash used in operating activities:
Interest earned on investment held in Trust Account	(712,555)	—
Unrealized gain on investments held in Trust Account	(215,965)	—
Prepaid expenses	(125,384)	(700)
Accounts payable and accrued expenses	90,004	—
Franchise tax payable	43,853	—
Income tax payable	112,446	—
Deferred income tax liability	37,190	—

Net cash used in operating activities	(628,480)	(2,057)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	(65,790,000)	—

Net cash used in financing activities	(65,790,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of insider shares to the initial stockholders	—	25,000
Proceeds from sale of public units through public offering	64,500,000	—
Proceeds from sale of private placement units	3,988,920	—
Proceeds from promissory note- related party	—	350,000
Reimbursement of expenses from underwriter	45,750	—
Repayment of promissory note to related party	(350,000)	—
Payment of underwriters’ commissions	(1,290,000)	—
Payment of deferred offering costs	(323,198)	(247,640)

Net cash provided by financing activities	66,571,472	127,360

Net change in cash	152,992	125,303

Cash, beginning of the period	125,303	—

Cash, end of the period	$278,295	$125,303

Supplemental Disclosure of Non-cash Financing Activities
Initial classification of common stock subject to redemption	$59,017,500	$—

Allocation of offering costs to common stock subject to redemption	$3,767,869	$—

Accretion of common stock to redemption value	$10,540,369	$—

Subsequent measurement of common stock to redemption value	$928,520	$—

The accompanying notes are an integral part of these financial statements.

PRIME NUMBER ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Prime Number Acquisition I Corp. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on February 25, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, it is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. Activities before May 17, 2022 are related to the formation and IPO, while the activities after May 17, 2022 are mainly focused on searching and identifying the Business Combination target. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non- operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s sponsors are Prime Number Acquisition LLC (“Sponsor A”) and Glorious Capital LLC (“Sponsor B”) (collectively the “Sponsors”), both are Delaware limited liability companies.

The registration statement for the Company’s IPO became effective on May 12, 2022. On May 17, 2022, the Company consummated the initial public offering (the “IPO”) of 6,450,000 units (the “Public Units”) which included 450,000 units issued upon the partial exercise of the underwriters’ over-allotment option. The Public Units were sold at an offering price of $10.00 per unit, with each Public Unit consists of one share (the “Public Shares”) of the Company’s Class A common stock (the “Class A common stock”), one half of one warrant, and one right, generating gross proceeds of $64,500,000. Simultaneously with the IPO, the Company completed the private sale of 398,892 shares of the Class A common stock (the “Private Shares”) to the Company’s Sponsors, including 349,032 shares to Sponsor A and 49,860 shares to Sponsor B, at a purchase price of $10.00 per Private Share, generating gross proceeds of $3,988,920 (including $3,490,320 from Sponsor A and $498,600 from Sponsor B), which is described in Note 4.

Upon the closing of the IPO and the private placement on May 17, 2022, the proceeds of $65,790,000 (or $10.20 per Public Unit) in the aggregate from the IPO and the private placement were placed in a trust account (the “Trust Account” as defined in Note 5) with Wilmington Trust, N.A. acting as trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial Business Combination or the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s holders of its outstanding Public Shares (the “Public Stockholders”). In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a Business Combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Pursuant to Nasdaq listing rules, the Company’s initial Business Combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may structure a Business Combination with one or more target businesses whose fair market value significantly exceeds 80% of the Trust Account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business Combination if the post- transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company) to pay its franchise and income tax obligations.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsors and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 5) (the “Initial Stockholders”) have agreed (a) to vote their Founder Shares, the Private Shares, and any Public Shares purchased during or after the IPO in favor of approving a Business Combination and (b) not to convert any shares (including the Insider Shares) in connection with a stockholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

The Company’s Initial Stockholders have agreed (A) to vote their Founder Shares, Private Shares and any Public Shares they own in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, prior to and unrelated to an initial Business Combination, an amendment to the Company’s certificate of incorporation that would affect the substance or timing of the Company’s redemption obligation to redeem all public shares if the Company cannot complete an initial Business Combination within the Combination Period (as defined below), unless the Company provides Public Stockholders an opportunity to redeem their public shares in conjunction with any such amendment, (C) not to redeem any shares, including Founder Shares, Private Shares and any Public Shares they own into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Company’s proposed initial Business Combination or sell any shares to the Company in any tender offer in connection with its proposed initial Business Combination, and (D) that the Founder Shares and Private Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold the IPO.

The Initial Stockholders and underwriters have agreed (a) to waive their redemption rights with respect to the Insider Shares, Private Shares, and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until May 17, 2023 (or November 17, 2023 if the Company extends the period of time to consummate a Business Combination) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The Underwriters (as defined in Note 5) have agreed to waive their rights to their Deferred Underwriting Commissions (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.20.

In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the Underwriters of this IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsors will not be responsible to the extent of any liability for such third party claims.

On December 29, 2022, the Company, Prime Number Merger Sub Inc. ( “Merger Sub”), a Delaware corporation, NOCO-NOCO PTE. LTD (“noco-noco”), a Singapore private company limited by shares, and certain shareholders of noco-noco (“Sellers”) entered into the Business Combination Agreement (“the Merger Agreement”), pursuant to which, (i) the Company shall merge with and into Merger Sub, with the Company being the surviving company and a wholly owned subsidiary of PubCo, a Cayman Islands company to be formed pursuant to the Merger Agreement, and (ii) following the merger, New SubCo, a Singapore private company to be formed pursuant to the Merger Agreement, will acquire all of the issued and outstanding shares of the Sellers, in exchange for PubCo to issue to the Sellers PubCo Ordinary Shares.

Going Concern

As of December 31, 2022, the Company had cash of $278,295 and a working capital of $313,675 (excluding investments held in trust account, deferred underwriting fee payable, deferred income tax liability and taxes payable). The Company’s liquidity needs up to the closing of the IPO on May 17, 2022 had been satisfied through proceeds from notes payable and advances from a related party and from the issuance of common stock.

The Company has 12 months from the closing of the IPO to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution.

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with working capital. The Company’s management plans to continue its efforts to complete a Business Combination within the Combination Period.

If the estimated costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to its Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s future financial position, results of its operations and/or search for a target company, there has not been a significant impact as of the date of these financial statements. The financial statements do not include any adjustments that might result from the future outcome of this uncertainty.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

In preparing these financial statements in conformity with U.S. GAAP, the Company’s management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $278,295 and $125,303 in cash as of December 31, 2022 and December 31, 2021, respectively, and none in cash equivalents for both periods.

Investments Held in Trust Account

As of December 31, 2022, the assets held in the Trust Account were held in cash and U.S. Treasury securities. The Company classifies its U.S. Treasury securities as trading securities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 320, “Investments — Debt and Equity Securities.” Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of all assets held in the Trust Account are determined using available market information and classified as Level 1 measurements.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (the “ASC”) Topic 340-10-S99-1, “Other Assets and Deferred Costs — SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred offering costs were $4,117,889 consisting principally of underwriting, legal, accounting and other expenses that are directly related to the IPO and charged to stockholders’ equity upon the completion of the IPO.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Initial Stockholders. Weighted average shares were reduced for the effect of the forfeiture of 112,500 Founder Shares as a result of the Underwriters’ partial exercise of their over-allotment option on May 17, 2022. On June 3, 2022, the Sponsors executed cancellation notices to the transfer agent to forfeit the remaining 112,500 shares for no consideration. The calculation of diluted net income (loss) per share and related weighted average of the shares does not consider the effect of the warrants and rights issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants and rights are contingent upon the occurrence of future events. The warrants are exercisable to purchase 3,225,000 shares of Class A Common Stock in the aggregate, and the rights are exercisable to convert 806,250 shares of Class A Common Stock in the aggregate. At December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the statements of operations is based on the following:

	For the year ended December 31, 2022	For the period from February 25, 2021 (inception) to December 31, 2022
Net income (loss)	$141,931	$(1,357)
Accretion of common stock to redemption value	(10,540,369)	—
Subsequent measurement of common stock subject to redemption value	(928,520)	—

Net loss including accretion of common stock to redemption value	$(11,326,958)	$(1,357)

	For the Year Ended December 31, 2022		For the Period from February 25, 2021 (Inception) through December 31, 2021
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net loss including accretion of common stock	$(7,695,836)	$(3,631,122)	$—	$(1,357)
Subsequent measurement of common stock subject to redemption value	928,520	—	—	—
Accretion of common stock to redemption value	10,540,369	—	—	—

Allocation of net income (loss)	$3,773,053	$(3,631,122)	$—	$(1,357)

Denominator:
Basic and diluted weighted average shares outstanding	4,040,110	1,906,243	—	1,044,862

Basic and diluted net income (loss) per common stock	$0.93	$(1.90)	$—	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2022 and December 31, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The Company determined that upon further review of the warrant agreement, the Public Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022, common stock subject to possible redemption are presented at redemption value of $10.34 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of shares of redeemable common stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Recent Accounting Pronouncements

In August 2020, FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for the Company and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 — Initial Public Offering

Pursuant to the IPO on May 17, 2022, the Company sold 6,450,000 Public Units which included 450,000 units issued upon the partial exercise of the underwriters’ over-allotment option. Each Public Unit consists of one share of Class A common stock, $0.0001 par value per share, one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, and one right (the “Public Rights”), each one Public Right entitling the holder thereof to exchange for one-eighth (1/8) of one Class A Common Stock upon the completion of the Company’s initial Business Combination. Because the Warrants may only be exercised for whole numbers of shares, only an even number of Warrants may be exercised. The Warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. Each Right entitles the holder thereof to receive one-eighth (1/8) of one share of Class A common stock at the closing of a Business Combination. The Company will not issue fractional shares in connection with an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law, or DGCL. As a result, the holder of the Rights must hold Rights in multiples of eight (8) in order to receive shares of Class A common stock for all of their rights upon closing of a Business Combination.

All of the 6,450,000 Public Shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable Class A common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of December 31, 2022, the shares of Class A common stock reflected on the balance sheet are reconciled in the following table.

As of December 31, 2022
Gross proceeds	$64,500,000
Less:
Proceeds allocated to Public Warrants	(322,500)
Proceeds allocated to Public Rights	(5,160,000)
Offering costs of Public Shares	(3,767,868)
Plus:
Accretion of carrying value to redemption value	11,468,889

Common stock subject to possible redemption	$66,718,520

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Company sold an aggregate of 398,892 Private Shares, including 349,032 shares to Sponsor A and 49,860 shares to Sponsor B, at a purchase price of $10.00 per Private Share, generating gross proceeds of $3,988,920 (including $3,490,320 from Sponsor A and $498,600 from Sponsor B). The net proceeds from the Private Shares were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Shares will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Share will expire worthless.

Note 5 — Related Party Transactions

Promissory Note — Related Party

On March 19, 2021, Sponsor A agreed to loan the Company up to an aggregate amount of $400,000 to be used, in part, for transaction costs incurred in connection with IPO (the “Promissory Note”). The Promissory Note is unsecured, interest-free and due at the earlier of August 31, 2022 or closing of the IPO. The Company repaid the $350,000 outstanding balance upon the closing of the IPO on May 17, 2022.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Initial Stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes an initial Business Combination, it would repay such loaned amounts (the “Working Capital Loans”). In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the U.S. based Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Certain amount of such loans may be convertible into working capital shares at $10.00 per share at the option of the lender. The working capital shares would be identical to the shares sold in the private placement. As of December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Founder Shares

On April 7, 2021, Sponsor A and Sponsor B acquired 1,357,000 shares and 80,500 shares of Class B common stock, respectively. On May 28, 2021, Sponsor A and Sponsor B surrendered 271,400 and 16,100 shares of Class B common stock, respectively, without consideration. On December 22, 2021, the Company effected a 1.5 for 1 stock split of Class B common stock resulting the Sponsors holding 1,725,000 shares of Class B common stock. On December 28, 2021, the Sponsors converted their shares of Class B common stock into 1,725,000 shares of Class A common stock on a one-for-one basis (up to 225,000 shares of which are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part). As a result, Sponsor A owns 1,628,400 shares of Class A common stock for an aggregate consideration of $23,600 and Sponsor B owns 96,600 shares of Class A common stock for an aggregate consideration of $1,400 (collectively “Founder Shares”) for an aggregate consideration of $25,000, or approximately $0.01 per share. As a result of the underwriters’ partial exercise of their over-allotment option on May 17, 2022, 112,500 Founder Shares were subject to forfeiture. On June 3, 2022, the Sponsors executed cancellation notices to the transfer agent to forfeit the remaining 112,500 shares for no consideration.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares until, with respect to 50% of the Founder Shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the Class A common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the insider shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company has agreed, commencing on May 12, 2022, to pay Sponsor A up to $10,000 per month for office space, administrative and shared personnel support services. However, pursuant to the terms of such agreement, the Company may delay payment of such monthly fee upon a determination by the audit committee that there are insufficient funds held outside the trust to pay actual or anticipated expenses in connection with the initial Business Combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of the initial Business Combination. This arrangement will terminate upon the earlier of (a) completion of a Business Combination or (b) twelve months after the completion of the IPO. The Company incurred $76,129 and $0, respectively, in fees for these services, of which $76,129 and $0 were included in accrued expenses in the accompanying balance sheets at December 31, 2022 and December 31, 2021, respectively.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Shares and working capital shares issuable upon conversion of working capital loans, if any, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering, requiring us to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy- back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company has granted Prime Number Capital, LLC and WestPark Capital, Inc. (collectively referred to as the “Underwriters”), a 45-day option from the date of the prospectus to purchase up to 900,000 Public Units (one share of Class A common stock, one-half (1/2) of one redeemable Warrant, and one Right) (“Over-allotment Units”) to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On May 17, 2022, simultaneously with the closing of the IPO, the Underwriters partially exercised its over-allotment option to purchase 450,000 Over-allotment Units, generating gross proceeds to the Company of $4,500,000.

The Underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $1,290,000. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,257,500 (the “Deferred Underwriting Commissions”), which will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 400,000 shares (reduced from 1,000,000 shares subsequent to IPO on May 10, 2022) of preferred stock with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022, there was no preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 20,000,000 shares (reduced from 50,000,000 shares subsequent to IPO on May 10, 2022) of Class A common stock with a par value of $0.0001 per share. On December 28, 2021, the Sponsors converted their shares of Class B common stock into 1,725,000 shares of Class A common stock on a one-for-one basis. As a result of the Underwriters’ partial exercise of their over-allotment option on May 17, 2022, 112,500 Founder Shares were forfeited on May 23, 2022. As of December 31, 2022, there were 2,011,392 shares of common stock issued and outstanding (excluding 6,450,000 shares subject to possible redemption), so that the Initial Stockholders own approximately 20% of the issued and outstanding shares after the IPO.

Class B Common Stock — The Company is authorized to issue 100,000 shares (reduced from 2,000,000 shares subsequent to IPO on May 10, 2022) of Class B common stock with a par value of $0.0001 per share. On December 22, 2021, the Company effected a 1.5 for 1 stock split of our Class B common stock so that the Sponsors owned an aggregate of 1,725,000 shares of Class B common stock. On December 28, 2021, the Sponsors converted their shares of Class B common stock into 1,725,000 shares of Class A common stock on a one-for-one basis (up to 225,000 shares of which are subject to forfeiture depending on the extent to which the underwriter’s over-allotment option is exercised). As of December 31, 2022, there was no Class B common stock issued or outstanding.

Rights — Each holder of a right (the “Rights”) will receive one-eighth (1/8) of one share of Class A common stock upon consummation of a Business Combination, even if the holder of such Right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a Right will be required to affirmatively covert its Rights in order to receive 1/8 share underlying each Right (without paying additional consideration). The shares issuable upon conversion of the Rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

Warrants — Each redeemable warrant (the “Warrant”) entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as described in this prospectus. The Warrants will become exercisable on the later of the completion of an initial Business Combination and 12 months from the closing of the IPO. However, no Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the common stock issuable upon exercise of the Warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the common stock issuable upon exercise of the Public Warrants is not effective within 90 days from the closing of the Company’s initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the closing of the Company’s initial Business Combination at 5:00 p.m., New York City time or earlier redemption.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to our founders or their affiliates, without taking into account any founder shares held by founders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination (net of redemption), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Company may redeem the outstanding Public Warrants at any time while the Warrants are exercisable:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period;

•

if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Except as described above, no warrants will be exercisable and the Company will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Class A common stock issuable upon exercise of the warrants is current and the common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure that it will be able to do so and, if the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the Class A common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Note 8 — Fair Value Measurements

The fair value of the Company’s consolidated financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Marketable Securities in the Trust Account	66,718,520	66,718,520	—	—

Note 9 — Income Taxes

The Company’s net deferred tax assets (liabilities) are as follows:

	December 31, 2022	December 31, 2021
Deferred tax asset (liability)
Startup/Organization Expenses	$8,512	$—
Unrealized gain on investments held in Trust Account	(45,353)	—
Amortization of startup cost	(349)	—

Total deferred tax asset (liability)	(37,190)	—
Valuation allowance	—	—

Deferred tax asset (liability), net of allowance	$(37,190)	$—

The income tax provision consists of the following:

	For the Year ended December 31, 2022	For the period from February 25, 2021 (inception) through December 31, 2021
Federal
Current	$112,446	$—
Deferred	37,190	—
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	—	—

Income tax provision	$149,636	$—

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

	For the Year ended December 31, 2022	For the period from February 25, 2021 (inception) through December 31, 2021
Income at U.S. statutory rate	21.00%	21.00%
State taxes, net of federal benefit	0.00%	0.00%
Transaction costs	30.42%	0.00%
True up in deferred tax asset balance	(0.10)%	0.00%
Change in valuation allowance	0.00%	0.00%

	51.32%	21.00%

As of December 31, 2022, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. The change in the valuation allowance was $0 for the year ended December 31, 2022.

The provisions for U.S. federal and state income taxes were $149,636 (including deferred income tax provision of $37,190) and $0 for the year ended December 31, 2022 and for the period from February 25, 2021 (inception) to December 31, 2021, respectively. The Company’s tax returns for the year ended December 31, 2022 and 2021 remain open and subject to examination.

Note 10 — Subsequent Events

In accordance with ASC 855, “Subsequent Events,” the Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on the review as further disclosed in the footnotes, management identified the following subsequent event requiring disclosure in the financial statements.

On February 2, 2023, Prime Number Holding Limited, formed as the PubCo on December 28, 2022, and Prime Number New Sub Pte. Ltd., formed as New SubCo on January 25, 2023, joined as parties to the Merger Agreement.

On February 10, 2023, the draft registration statement on Form F-4 was submitted with the SEC regarding the proposed Merger between the Company and noco-noco.

Note 11 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

On April 23, 2023, DBG Global Limited, a member of Sponsor A, agreed to loan the Company up to $24,000 to be used for a portion of the working capital. This loan is non-interest bearing, unsecured and is due at the earlier of (1) the date on which the Company consummates its initial business combination or (2) the date on which the Company liquidates.

On May 15, 2023, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the stockholders of the Company approved the proposal to amend the Company’s then effective Amended and Restated Certificate of Incorporation to (i) allow the Company until May 17, 2023 to consummate an initial business combination, and to (ii) elect to extend the period to consummate an initial business combination up to six times, each by an additional one-month period (each a “Monthly Extension”), for a total of up to six months to November 17, 2023 (“Extended Termination Date”), by depositing to the Company’s Trust Account the amount lesser of (i) $125,000 for each one-month extension or (ii) $0.045 for each Public Share for each one-month extension (the “Extension Amendment Proposal”).

On May 15, the Company released a press release announcing its intent to extend the deadline that it must complete its initial business combination from May 17, 2023 to June 17, 2023 and its intent to cause the Sponsor or its designee to deposit an aggregate of $125,000 into the Trust Account.

In connection with the votes to approve the Extension Amendment Proposal, 1,537,701 Public Shares of the Company were tendered for redemption. As of the date of this proxy statement/prospectus, all such Public Shares are in the process of redemption by our transfer agent, VStock Transfer, LLC, which shall result in a total of 4,912,299 Public Shares remaining after the consummation of such process.

On May 17, 2023, $125,000 was deposited into the Trust Account for the public stockholders to effectuate the first Monthly Extension. Accordingly, the Company issued an unsecured promissory note of $208,594.15 (the “noco-noco Note”) noco-noco to evidence the payments made by noco-noco for the first Monthly Extension payment and 50% of the registration fee for filing of a registration statement/proxy statement in Form F-4 with the U.S. securities and exchange commission. The noco-noco Note bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the Company, in cash or shares of the Company at $10.00 per share, at the discretion of the note holder.

On June 14, 2023, an additional aggregate of $125,000 was deposited by noco-noco upon request by the sponsors of the Company, into the trust account of the Company, as a result of which, the Company has extended the period of time it has to consummate its initial business combination by one month from June 17, 2023 to July 17, 2023. This is the second of the six Monthly Extension permitted under the Existing PNAC Charter.

In connection with the Monthly Extension Payment, the Company issued an unsecured promissory note of $125,000 (the “June noco-noco Note”) to noco-noco. The June noco-noco Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) consummation of the Company’s initial business combination and (ii) the date of the liquidation of the Company. The principal balance may be prepaid at any time, at the election of the Company. The holder of the June noco-noco Note has the right, but not the obligation, to convert the Note, in whole or in part, respectively, into private placement shares (the “Working Capital Shares”) of the Company, by providing the Company with written notice of its intention to convert the Note at least two business days prior to the closing of the Company’s initial business combination. The number of Working Capital Shares to be received by the holder in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the holder, by (y) $10.00.

On July 14, 2023, an additional aggregate of $125,000 was deposited by noco-noco upon request by the sponsors of the Company, into the trust account of the Company, as a result of which, the Company has extended the period of time it has to consummate its initial business combination by one month from July 17, 2023 to August 17, 2023. This is the third of the six Monthly Extension permitted under the Existing PNAC Charter.

In connection with the Monthly Extension Payment, the Company issued an unsecured promissory note of $125,000 (the “July noco-noco Note”) to noco-noco. The terms of the July noco-noco Note is substantively the same with the June noco-noco Note, except with regard to the change of the execution date of the July noco-noco Note.